                                                                    EXHIBIT 99.3

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                           AT FISCAL YEAR END
                                                           --------------------
                                                               1996       1995
                                                           ---------  ---------
                         ASSETS
Cash and cash equivalents................................  $   6,544  $   3,936
Cash and securities deposited with clearing organizations
 or segregated under federal and other regulations
 (including securities at fair value of $3,759 at fiscal
 year end 1996 and $2,217 at fiscal year end 1995).......      5,209      3,265
Financial instruments owned:
 U.S. government and agency securities...................     12,032     13,503
 Other sovereign government obligations..................     19,473     13,792
 Corporate and other debt................................     16,899     11,489
 Corporate equities......................................     12,662     13,212
 Derivative contracts....................................     11,220      8,043
 Physical commodities....................................        375        410
Securities purchased under agreements to resell..........     64,021     49,458
Securities borrowed......................................     43,546     29,427
Receivables:
 Consumer loans (net of allowances of $815 at fiscal
  year end 1996 and $722 at fiscal year end 1995)........     22,373     20,835
 Customers, net..........................................      8,600      6,002
 Brokers, dealers and clearing organizations.............      5,421      1,475
 Fees, interest and other................................      2,870      2,320
Office facilities, at cost (less accumulated depreciation
 and amortization of $1,060 at fiscal year end 1996 and
 $843 at fiscal year end 1995)...........................      1,681      1,627
Other assets.............................................      5,934      3,167
                                                           ---------  ---------
Total assets.............................................  $ 238,860  $ 181,961
                                                           =========  =========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper and other short-term borrowings.........  $  26,326  $  18,029
Deposits.................................................      7,213      6,191
Financial instruments sold, not yet purchased:
 U.S. government and agency securities...................     11,395      7,453
 Other sovereign government obligations..................      6,513      8,972
 Corporate and other debt................................      1,176      1,194
 Corporate equities......................................      8,900      3,598
 Derivative contracts....................................      9,982      7,537
 Physical commodities....................................        476         71
Securities sold under agreements to repurchase...........     86,863     64,551
Securities loaned........................................     12,907     11,875
Payables:
 Customers...............................................     22,062     17,001
 Brokers, dealers and clearing organizations.............      1,820      1,974
 Interest and dividends..................................      1,678      1,188
Other liabilities and accrued expenses...................      6,340      5,087
Long-term borrowings.....................................     22,642     16,367
                                                           ---------  ---------
                                                             226,293    171,088
                                                           ---------  ---------
Capital Units............................................        865        865
                                                           ---------  ---------
Commitments and contingencies
Shareholders' equity:
 Preferred stock.........................................      1,223        818
 Common stock(1) ($0.01 par value, 1,490,000,000 shares
  authorized, 611,314,509 and 610,657,854 shares issued,
  572,682,876 and 593,760,860 shares outstanding at fis-
  cal year end 1996 and 1995)............................          6          6
 Paid-in capital(1) .....................................      4,007      3,607
 Retained earnings.......................................      7,477      5,981
 Cumulative translation adjustments......................        (11)        (9)
                                                           ---------  ---------
     Subtotal............................................     12,702     10,403
 Note receivable related to sale of preferred stock to
  ESOP...................................................        (78)       (89)
 Common stock held in treasury, at cost(1) ($0.01 par
  value, 38,631,633 and 16,896,994 shares at fiscal year
  end 1996 and 1995).....................................     (1,005)      (361)
 Stock compensation related adjustments..................         83         55
                                                           ---------  ---------
     Total shareholders' equity..........................     11,702     10,008
                                                           ---------  ---------
Total liabilities and shareholders' equity...............  $ 238,860  $ 181,961
                                                           =========  =========

--------
(1)Amounts have been restated to reflect the Company's two-for-one stock splits.

        See Notes to the Supplemental Consolidated Financial Statements.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

             (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

                                                        FISCAL YEAR
                                            -----------------------------------
                                               1996        1995        1994
                                            ----------- ----------- -----------
Revenues
 Investment banking........................ $     2,190 $     1,556 $     1,102
 Principal transactions
   Trading.................................       2,659       1,685       1,614
   Investments.............................          86         121         154
 Commissions...............................       1,776       1,533       1,323
 Merchant and cardmember fees..............       1,506       1,135         940
 Servicing fees............................         819         697         586
 Interest and dividends....................      11,288      10,530       8,715
 Asset management and administration.......       1,732       1,377       1,317
 Other.....................................         116          98         106
                                            ----------- ----------- -----------
   Total revenues..........................      22,172      18,732      15,857
 Interest expense..........................       8,934       8,190       6,697
 Provision for consumer loan losses........       1,221         731         537
                                            ----------- ----------- -----------
   Net revenues............................      12,017       9,811       8,623
                                            ----------- ----------- -----------
Expenses excluding interest
 Compensation and benefits.................       5,071       4,005       3,535
 Occupancy and equipment...................         493         454         421
 Brokerage, clearing and exchange fees.....         317         289         276
 Information processing and
  communications...........................         996         889         767
 Business development......................       1,027         874         773
 Professional services.....................         334         252         255
 Other.....................................         662         697         634
 Relocation charge.........................         --           59         --
                                            ----------- ----------- -----------
   Total expenses excluding interest.......       8,900       7,519       6,661
                                            ----------- ----------- -----------
 Income before income taxes................       3,117       2,292       1,962
 Provision for income taxes................       1,137         827         705
                                            ----------- ----------- -----------
 Net income................................ $     1,980 $     1,465 $     1,257
                                            =========== =========== ===========
 Preferred stock dividend requirements..... $        66 $        65 $        65
                                            =========== =========== ===========
 Earnings applicable to common shares(1)... $     1,914 $     1,400 $     1,192
                                            =========== =========== ===========
Earnings per common share(2)
 Primary................................... $      3.22 $      2.30 $      1.96
                                            =========== =========== ===========
 Fully diluted............................. $      3.14 $      2.25 $      1.93
                                            =========== =========== ===========
Average common shares outstanding(2)
 Primary................................... 594,478,535 608,246,433 606,721,462
                                            =========== =========== ===========
 Fully diluted............................. 611,012,101 622,098,868 619,308,527
                                            =========== =========== ===========

--------
(1) Amounts shown are used to calculate primary earnings per common share.
(2) Per share and share data have been restated to reflect the Company's two-for-one stock splits.

        See Notes to the Supplemental Consolidated Financial Statements.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                             (DOLLARS IN MILLIONS)

                                                                            NOTE RECEIVABLE COMMON STOCK
                                                                CUMULATIVE  RELATED TO SALE   HELD IN
                         PREFERRED  COMMON   PAID-IN   RETAINED TRANSLATION  OF PREFERRED    TREASURY,
                           STOCK   STOCK(1) CAPITAL(1) EARNINGS ADJUSTMENTS  STOCK TO ESOP    AT COST    OTHER  TOTAL
                         --------- -------- ---------- -------- ----------- --------------- ------------ ----- -------
BALANCE AT FISCAL YEAR
 END 1993...............  $  820     $ 6     $ 3,203    $3,738     $ (9)         $(116)       $  (229)    $(3) $ 7,410
  Net income............      --      --          --     1,257       --             --             --      --    1,257
  Dividends to common
   shareholders.........      --      --          --      (237)      --             --             --      --     (237)
  Conversion of ESOP
   Preferred Stock......      (1)     --           1        --       --             --             --      --       --
  Issuance of common
   stock................      --      --          30        --       --             --              7      --       37
  Repurchases of common
   stock................      --      --          --        --       --             --           (326)     --    (326)
  Compensation payable
   in common stock......      --      --         150        --       --             --            238      39      427
  ESOP shares allocated,
   at cost..............      --      --          --        --       --              7             --      --        7
  Translation adjust-
   ments................      --      --          --        --        6             --             --      --        6
                          ------     ---     -------    ------     ----          -----        -------     ---  -------
BALANCE AT FISCAL YEAR
 END 1994...............     819       6       3,384     4,758       (3)          (109)          (310)     36    8,581
  Net income............      --      --          --     1,465       --             --             --      --    1,465
  Dividends to common
   shareholders.........      --      --          --      (242)      --             --             --      --     (242)
  Conversion of ESOP
   Preferred Stock......     (1)      --           1        --       --             --             --      --       --
  Issuance of common
   stock................      --      --          73        --       --             --             90      --      163
  Repurchases of common
   stock................      --      --          --        --       --             --           (267)     --     (267)
  Compensation payable
   in common stock......      --      --         149        --       --             --            126      19      294
  ESOP shares allocated,
   at cost..............      --      --          --        --       --             20             --      --       20
  Translation adjust-
   ments................      --      --          --        --       (6)            --             --      --      (6)
                          ------     ---     -------    ------     ----          -----        -------     ---  -------
BALANCE AT FISCAL YEAR
 END 1995...............     818       6       3,607     5,981       (9)           (89)          (361)     55   10,008
  Net income............      --      --          --     1,980       --             --             --      --    1,980
  Dividends to common
   shareholders.........      --      --          --      (323)      --             --             --      --     (323)
  Issuance of common
   stock in connection
   with MAS acquisition.      --      --           9        --       --             --             74      --       83
  Redemption of 9.36%
   Cumulative Preferred
   Stock................    (138)     --          --        --       --             --             --      --     (138)
  Issuance of 7-3/4% Cu-
   mulative Preferred
   Stock................     200      --          (3)       --       --             --             --      --      197
  Issuance of Series A
   Fixed/Adjustable Rate
   Cumulative Preferred
   Stock................     345      --          (2)       --       --             --             --      --      343
  Conversion of ESOP
   Preferred Stock......      (2)     --           2        --       --             --             --      --       --
  Issuance of common
   stock................      --      --          97        --       --             --            133      --      230
  Repurchases of common
   stock................      --      --          --        --       --             --         (1,133)     --   (1,133)
  Retirement of treasury
   stock................      --      --          (4)     (161)      --             --            165      --       --
  Compensation payable
   in common stock......      --      --         301        --       --             --            117      28      446
  ESOP shares allocated,
   at cost..............      --      --          --        --       --             11             --      --       11
  Translation adjust-
   ments................      --      --          --        --       (2)            --             --      --       (2)
                          ------     ---     -------    ------     ----          -----        -------     ---  -------
BALANCE AT FISCAL YEAR
 END 1996...............  $1,223     $ 6     $ 4,007    $7,477     $(11)         $ (78)       $(1,005)    $83  $11,702
                          ======     ===     =======    ======     ====          =====        =======     ===  =======

-------
(1)Amounts have been restated to reflect the Company's two-for-one stock splits.

        See Notes to the Supplemental Consolidated Financial Statements.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN MILLIONS)

                                                            FISCAL YEAR
                                                       ------------------------
                                                        1996     1995    1994
                                                       -------  ------  -------
Cash flows from operating activities
  Net income.........................................  $ 1,980  $1,465  $ 1,257
  Adjustments to reconcile net income to net cash
   (used for) provided by operating activities:
    Non-cash charges included in net income:
      Deferred income taxes..........................     (426)   (212)    (294)
      Compensation payable in common or preferred
       stock.........................................      513     353      432
      Depreciation and amortization..................      251     201      165
      Relocation charge..............................      --       59      --
      Provision for losses on credit receivables.....    1,221     731      537
    Changes in assets and liabilities:
      Cash and securities deposited with clearing
       organizations
       or segregated under federal and other
       regulations...................................   (1,943)    519   (1,468)
      Financial instruments owned, net of financial
       instruments
       sold, not yet purchased.......................   (2,536) (9,846)   7,800
      Securities borrowed, net of securities loaned..  (13,087)  2,489     (935)
      Amounts due from asset securitizations.........     (216)   (231)     270
      Receivables and other assets...................   (8,018)    612    2,349
      Payables and other liabilities.................    6,910   2,484    4,109
                                                       -------  ------  -------
Net cash (used for) provided by operating activities   (15,351) (1,376)  14,222
                                                       -------  ------  -------
Cash flows from investing activities
  Net payments for:
    Property, equipment and leasehold improvements...     (152)   (403)    (369)
    Purchase of Miller Anderson & Sherrerd, LLP, net
     of cash acquired................................     (200)    --       --
    Purchase of Van Kampen American Capital, Inc.,
     net of cash acquired............................     (986)    --       --
    Net principal disbursed on consumer loans........   (7,532) (7,429)  (6,166)
    Purchases of consumer loans......................      (51)   (307)     (86)
    Sales of consumer loans..........................    4,824   1,827    1,970
    Other investing activities.......................      (40)   (116)    (119)
                                                       -------  ------  -------
Net cash used for investing activities...............   (4,137) (6,428)  (4,770)
                                                       -------  ------  -------
Cash flows from financing activities
  Net proceeds (payments) related to short-term
   borrowings........................................    8,106   5,833   (1,956)
  Securities sold under agreements to repurchase, net
   of securities
   purchased under agreements to resell..............    7,748  (1,384) (12,608)
  Proceeds from
    Deposits.........................................    1,022     982      321
    Issuance of cumulative preferred stock...........      540     --       --
    Issuance of common stock.........................      156     122       37
    Issuance of long-term borrowings.................    8,745   4,311    5,953
    Issuance of Capital Units........................      --      513      230
  Payments for
    Repayments of long-term borrowings...............   (2,637) (1,604)  (1,307)
    Redemption of cumulative preferred stock.........     (138)    --       --
    Repurchases of common stock......................   (1,133)   (267)    (326)
    Cash dividends...................................     (313)   (235)    (233)
                                                       -------  ------  -------
Net cash provided by (used for) financing activities.   22,096   8,271   (9,889)
                                                       -------  ------  -------
Net increase (decrease) in cash and cash equivalents.    2,608     467     (437)
Cash and cash equivalents, at beginning of period....    3,936   3,469    3,906
                                                       -------  ------  -------
Cash and cash equivalents, at end of period..........  $ 6,544  $3,936  $ 3,469
                                                       =======  ======  =======

        See Notes to the Supplemental Consolidated Financial Statements.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. INTRODUCTION AND BASIS OF PRESENTATION

 The Merger

  On May 31, 1997, Morgan Stanley Group Inc. ("Morgan Stanley") was merged with and into Dean Witter, Discover & Co. ("Dean Witter Discover") (the "Merger"). At that time, Dean Witter Discover changed its corporate name to Morgan Stanley, Dean Witter, Discover & Co. (the "Company"). In conjunction with the Merger, each share of Morgan Stanley common stock then outstanding was converted into the right to receive 1.65 shares of the Company's common stock (the "Exchange Ratio"), and each share of Morgan Stanley preferred stock was converted into the right to receive one share of a corresponding series of preferred stock of the Company. The Merger was treated as a tax free exchange.

 The Company

  The Company's supplemental consolidated financial statements include the accounts of Morgan Stanley, Dean Witter Discover and their U.S. and international subsidiaries, including Morgan Stanley & Co. Incorporated ("MS&Co."), Morgan Stanley & Co. International Limited ("MSIL"), Morgan Stanley Japan Limited ("MSJL"), Dean Witter Reynolds Inc. ("DWR"), Dean Witter InterCapital Inc. ("ICAP"), and NOVUS Credit Services Inc.

  The Company, through its subsidiaries, provides a wide range of financial securities services on a global basis and credit services nationally. Its securities businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring, real estate, project finance and other corporate finance advisory activities; asset management; merchant banking and other principal investment activities; brokerage and research services; the trading of foreign exchange and commodities as well as derivatives on a broad range of asset categories, rates and indices; and global custody, securities clearance services and securities lending. The Company's credit services businesses include the operation of the NOVUS(R) Network, a proprietary network of merchant and cash access locations, and the issuance of proprietary general purpose credit cards. The Company's services are provided to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individual investors.

 Basis of Financial Information

  The supplemental consolidated financial statements give retroactive effect to the merger of Dean Witter Discover and Morgan Stanley in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Dean Witter Discover and Morgan Stanley had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Company and its subsidiaries after financial statements covering the date of consummation of the business combination are issued. The supplemental consolidated statement of changes in shareholders' equity reflects the accounts of the Company as if the additional preferred and common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Dean Witter Discover and Morgan Stanley, included in their Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and November 30, 1996, respectively.

  Prior to the consummation of the merger, Dean Witter Discover's fiscal year ended on December 31 and Morgan Stanley's fiscal year ended on November 30. In recording the pooling of interests combination, Dean Witter Discover's financial statements for the fiscal years ended December 31, 1996, 1995 and 1994 were

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

combined with Morgan Stanley's financial statements for the fiscal years ended November 30, 1996, 1995 and 1994 (on a combined basis, "fiscal year 1996," "fiscal year 1995," and "fiscal year 1994," respectively).

  The supplemental consolidated financial statements are prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions regarding certain trading inventory valuations, consumer loan loss levels, the potential outcome of litigation and other matters that affect the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the supplemental consolidated financial statements are prudent and reasonable. Actual results could differ from these estimates.

  Certain reclassifications have been made to prior year amounts to conform to the current presentation. All material intercompany balances and transactions have been eliminated. The supplemental consolidated financial statements are hereinafter referred to as "consolidated financial statements" or "statements."

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Consolidated Statements of Cash Flows

  For purposes of these statements, cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less.

  In connection with the purchase of Miller Anderson & Sherrerd, LLP ("MAS"), the Company issued approximately $66 million of notes payable, as well as 3.3 million shares of common stock having a fair value on the date of acquisition of approximately $83 million. In addition, in connection with the purchase of VK/AC Holding, Inc., the parent of Van Kampen American Capital, Inc. ("VKAC"), the Company assumed approximately $162 million of long-term debt (see Note
16).

 Consumer Loans

  Consumer loans, which consist primarily of credit card, real estate-secured and other consumer installment loans, are reported at their principal amounts outstanding, less applicable allowances and unearned finance charges. Interest on consumer loans is credited to income as earned.

  Interest is accrued on credit card loans until the date of charge-off, which generally occurs at the end of the month during which an account becomes 180 days past due, except in the case of bankruptcies and fraudulent transactions, which are charged off earlier. The interest portion of charged off credit card loans is written off against interest revenue. Origination costs related to the issuance of credit cards are charged to earnings over periods not exceeding twelve months.

  Interest generally is not accrued on real estate-secured loans which are delinquent by six monthly payments and other consumer installment loans which are delinquent by four or more monthly payments. Origination fees, net of certain direct loan origination costs, are deferred and amortized over the estimated life of the loans using the interest method. Any unamortized net origination fees and costs on real estate-secured and other consumer installment loans fully repaid are recognized as income in the period such loans are repaid.

 Allowance for Consumer Loan Losses

  The allowance for consumer loan losses is a significant estimate that is regularly evaluated by management for adequacy on a portfolio by portfolio basis and is established through a charge to the provision for loan losses. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio,

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

  The Company uses the results of these evaluations to provide an allowance for loan losses. The exposure for credit losses for owned loans is influenced by the performance of the portfolio and other factors discussed above, with the Company absorbing all related losses. The exposure for credit losses for securitized loans is represented by the Company retaining a contingent risk based on the amount of credit enhancement provided.

  Management believes that its estimates have been historically prudent in light of the need to allow the market for asset securitizations, in particular those backed by credit card receivables, to mature, and in light of the uncertainty of accounting standards for asset securitizations. In fiscal 1996, the Company revised its estimate of the allowance for losses for loans intended to be securitized. This revision was based on the Company's experience with credit losses related to securitized loans in a mature asset securitization market and the recent issuance of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", by the Financial Accounting Standards Board ("FASB"), which eliminated the uncertainty surrounding the appropriate accounting treatment for asset securitization transactions. The Company intends to maintain existing loan loss allowances for securitizations outstanding until the related loans are liquidated.

 Securitization of Consumer Loans

  The Company periodically sells consumer loans through asset securitizations and continues to service these loans. The revenues derived from servicing these loans are recorded in the consolidated statements of income as servicing fees over the term of the securitized loans rather than at the time the loans are sold. The effects of recording these revenues over the term of the securitized loans rather than at the time the loans were sold have not been material.

 Financial Instruments Used for Trading and Investment

  Financial instruments, including derivatives, used in the Company's trading activities are recorded at fair value, and unrealized gains and losses are reflected in trading revenues. Interest revenue and expense arising from financial instruments used in trading activities are reflected in the consolidated statements of income as interest revenue or expense. The fair values of the trading positions generally are based on listed market prices. If listed market prices are not available or if liquidating the Company's positions would reasonably be expected to impact market prices, fair value is determined based on other relevant factors, including dealer price quotations and price quotations for similar instruments traded in different markets, including markets located in different geographic areas. Fair values for certain derivative contracts are derived from pricing models which consider current market and contractual prices for the underlying financial instruments or commodities, as well as time value and yield curve or volatility factors underlying the positions. Purchases and sales of financial instruments are recorded in the accounts on trade date. Unrealized gains and losses arising from the Company's dealings in over-the-counter ("OTC") financial instruments, including derivative contracts related to financial instruments and commodities, are presented in the accompanying consolidated statements of financial condition on a net-by-counterparty basis consistent with FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts."

  Equity securities purchased in connection with merchant banking and other principal investment activities are initially carried in the consolidated financial statements at their original costs. The carrying value of such equity securities is adjusted when changes in the underlying fair values are readily ascertainable, generally as evidenced by listed market prices or transactions which directly affect the value of such equity securities.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

Downward adjustments relating to such equity securities are made in the event that the Company determines that the eventual realizable value is less than the carrying value. The carrying value of investments made in connection with principal real estate activities which do not involve equity securities are adjusted periodically based on independent appraisals, estimates prepared by the Company of discounted future cash flows of the underlying real estate assets or other indicators of fair value.

  Loans made in connection with merchant banking and investment banking activities are carried at cost plus accrued interest less reserves, if deemed necessary, for estimated losses.

 Financial Instruments Used for Asset and Liability Management

  The Company has entered into various contracts as hedges against specific assets, liabilities or anticipated transactions. These contracts include interest rate swap, foreign exchange forward, foreign currency exchange, cost of funds and interest rate cap agreements. The Company uses interest rate and currency swaps to manage the interest rate and currency exposure arising from certain borrowings and to match the refinancing characteristics of consumer loans with the borrowings that fund these loans. For contracts that are designated as hedges of the Company's assets and liabilities, gains and losses are deferred and recognized as adjustments to interest revenue or expense over the remaining life of the underlying assets or liabilities. For contracts that are hedges of asset securitizations, gains and losses are recognized as adjustments to servicing fees. Gains and losses resulting from the termination of hedge contracts prior to their stated maturity are recognized ratably over the remaining life of the instrument being hedged. The Company also uses foreign exchange forward contracts to manage the currency exposure relating to its net monetary investment in non-U.S. dollar functional currency operations. The gain or loss from revaluing these contracts is deferred and reported within cumulative translation adjustments in shareholders' equity, net of tax effects, with the related unrealized amounts due from or to counterparties included in receivables from or payables to brokers, dealers and clearing organizations.

 Securities Transactions

  Clients' securities transactions are recorded on a settlement date basis with related commission revenues and expenses recorded on trade date. Securities are recorded at fair value, with gains and losses reflected in income. Securities purchased under agreements to resell (reverse repurchase agreements) and securities sold under agreements to repurchase (repurchase agreements), principally government and agency securities, are treated as financing transactions and are carried at the amounts at which the securities will subsequently be resold or reacquired as specified in the respective agreements; such amounts include accrued interest. Reverse repurchase and repurchase agreements are presented net-by-counterparty in the accompanying consolidated statements of financial condition where net presentation is consistent with FASB Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements." It is the Company's policy to take possession of securities purchased under agreements to resell. The Company monitors the fair value of the underlying securities as compared with the related receivable or payable, including accrued interest, and, as necessary, requests additional collateral. Where deemed appropriate, the Company's agreements with third parties specify its rights to request additional collateral.

  Securities borrowed and securities loaned are carried at the amounts of cash collateral advanced and received in connection with the transactions. The Company measures the fair value of the securities borrowed and loaned against the cash collateral on a daily basis. Additional cash is obtained as necessary to ensure such transactions are adequately collateralized.

 Office Facilities

  Office facilities are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of buildings and improvements are provided principally by the straight-line method, while

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

depreciation and amortization of furniture, fixtures and equipment is provided by both straight-line and accelerated methods. Property and equipment are depreciated over the estimated useful lives of the related assets, while leasehold improvements are amortized over the lesser of the economic useful life of the asset or, where applicable, the remaining term of the lease.

 Income Taxes

  Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities, using currently enacted tax rates.

 Earnings Per Share

  The calculations of earnings per common share are based on the weighted average number of common shares and share equivalents outstanding and gives effect to preferred stock dividend requirements. All per share and share amounts reflect stock splits enacted by Dean Witter Discover and Morgan Stanley prior to the Merger, as well as the additional shares issued to Morgan Stanley shareholders pursuant to the Exchange Ratio.

 Cardmember Rewards

  The liability for cardmember rewards expense, included in other liabilities and accrued expenses, is accrued at the time that qualified cardmember transactions occur and is calculated on an individual cardmember basis.

 Stock-Based Compensation

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

 Translation of Foreign Currencies

  Assets and liabilities of operations having non-U.S. dollar functional currencies are translated at year-end rates of exchange, and the income statements are translated at weighted average rates of exchange for the year. In accordance with SFAS No. 52, "Foreign Currency Translation," gains or losses resulting from translating foreign currency financial statements, net of hedge gains or losses and related tax effects, are reflected in cumulative translation adjustments, a separate component of shareholders' equity. Gains or losses resulting from foreign currency transactions are included in net income.

 Goodwill and Other Intangible Assets

  Goodwill and other intangible assets are amortized on a straight-line basis over periods from 5 to 40 years, generally not exceeding 25 years, and are periodically evaluated for impairment. At fiscal year end 1996, goodwill of approximately $1.5 billion is included in the Company's consolidated statements of financial condition as a component of Other Assets. (See Note 16.)

 Other Accounting Pronouncements

  Beginning with the fiscal year 1996, the Company adopted SFAS Nos. 121 and
122. SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of",

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

generally requires that long-lived assets be reported at the lower of their carrying cost or net realizable value. SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of SFAS No. 65", requires that rights to service mortgage loans for others, however acquired, be recorded as separate assets when the mortgage loans are sold and the servicing rights are retained. This statement also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. The adoption of these statements was not material to the Company's financial position or results of operations.

  The FASB has issued SFAS No. 125, effective for transfers of financial assets made after December 31, 1996, except for transfers of certain financial assets for which the effective date has been delayed for one year. SFAS No. 125 provides financial reporting standards for the derecognition and recognition of financial assets, including the distinction between transfers of financial assets which should be recorded as sales and those which should be recorded as secured borrowings. SFAS No. 125 supersedes and incorporates the essential provisions of SFAS No. 122. The Company believes that the effect of the adoption of SFAS No. 125 will not be material to its financial position or results of operations.

3.  CONSUMER LOANS

  Consumer loans were as follows.

                                                                 AT FISCAL YEAR
                                                                       END
                                                                 ---------------
                                                                  1996    1995
                                                                 ------- -------
                                                                   (DOLLARS IN
                                                                    MILLIONS)
Credit card..................................................... $22,062 $20,440
Real estate-secured and other consumer installment..............   1,204   1,233
                                                                 ------- -------
                                                                  23,266  21,673
 Less
  Unearned finance charges and unamortized discounts and fees...      78     116
  Allowance for loan losses.....................................     815     722
                                                                 ------- -------
  Consumer loans, net........................................... $22,373 $20,835
                                                                 ======= =======

Activity in the allowance for consumer loan losses was as follows.

                                                               FISCAL YEAR
                                                             ------------------
                                                              1996   1995  1994
                                                             ------  ----  ----
                                                               (DOLLARS IN
                                                                MILLIONS)
Balance beginning of period................................. $  722  $566  $437
Additions
  Provision for loan losses.................................  1,221   731   537
  Purchase of loan portfolios...............................      4    31     4
                                                             ------  ----  ----
    Total additions.........................................  1,225   762   541
                                                             ------  ----  ----
Deductions
  Charge-offs...............................................  1,189   717   471
  Recoveries................................................   (156) (121)  (89)
                                                             ------  ----  ----
    Net charge-offs.........................................  1,033   596   382
                                                             ------  ----  ----
Other(1)....................................................    (99)  (10)  (30)
                                                             ------  ----  ----
Balance end of period....................................... $  815  $722  $566
                                                             ======  ====  ====

--------
(1) Primarily reflects net transfers related to asset securitizations.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  Interest accrued on loans subsequently charged off, recorded as a reduction of interest revenue, was $181 million, $115 million and $70 million in fiscal 1996, 1995 and 1994.

  At fiscal year end 1996 and 1995, $5,789 million and $7,000 million of the Company's consumer loans had minimum contractual maturities of less than one year. Because of the uncertainty regarding consumer loan repayment patterns, which historically have been higher than contractually required minimum payments, and variable rate loan pricing utilized by the Company, this amount may not necessarily be indicative of the Company's consumer loan repricing schedule.

  At fiscal year end 1996 and 1995, the Company had commitments to extend credit in the amounts of $156.6 billion and $133.3 billion. Commitments to extend credit arise from agreements to extend to customers unused lines of credit on certain credit cards and home equity lines of credit issued by the Company, provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness.

  The Company received proceeds from asset securitizations of $4,528 million, $1,827 million, and $1,970 million in fiscal 1996, 1995 and 1994. The uncollected balances of consumer loans sold through asset securitizations were $13,385 million and $10,220 million at fiscal year end 1996 and 1995. The allowance for loan losses related to securitized loans, included in other liabilities and accrued expenses, was $447 million and $342 million at fiscal year end 1996 and 1995.

  The Company uses interest rate exchange agreements to hedge the risk from changes in interest rates on servicing fee revenues (which are derived from loans sold through asset securitizations). Gain and losses from these agreements are recognized as adjustments to servicing fees. At fiscal year end 1996 and 1995, notional amounts of these interest rate exchange agreements outstanding were $2,919 million and $2,575 million with fair values of $(32) million and $28 million. Under these interest rate exchange agreements the Company primarily pays floating rates and receives fixed rates.

  In connection with certain asset securitizations, the Company has written interest rate cap agreements with notional amounts of $240 million and strike rates of 11%. Any settlement payments made under these agreements will generally be passed back to the Company through an adjustment of servicing fees, although this is subject to the risk of counterparty nonperformance. At fiscal year end 1996 and 1995, the fair values of these agreements were not material. No payments have been made by the Company under these agreements, which expire in 1997.

  The estimated fair value of the Company's consumer loans approximated carrying value at fiscal year end 1996 and 1995. The Company's consumer loan portfolio, including securitized loans, is geographically diverse, with a distribution approximating that of the population of the United States.

4. DEPOSITS

  Deposits were as follows.

                                                                AT FISCAL
                                                                YEAR END
                                                          ---------------------
                                                              1996       1995
                                                          ---------- ----------
                                                          (DOLLARS IN MILLIONS)
Demand, passbook and money market accounts............... $    1,716 $    1,552
Consumer certificate accounts............................      1,354      1,222
$100,000 minimum certificate accounts....................      4,143      3,417
                                                          ---------- ----------
  Total.................................................. $    7,213 $    6,191
                                                          ========== ==========

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  The weighted average interest rates of interest-bearing deposits outstanding during fiscal 1996 and 1995 were 6.3% and 6.6%.

  At fiscal year end 1996 and 1995, the notional amounts of interest rate exchange agreements that hedged deposits outstanding were $495 million and $20 million and had fair values of $5 million and $0.4 million. Under these interest rate exchange agreements the Company primarily pays fixed rates and receives floating rates. At fiscal year end 1996, the weighted average interest rate of the Company's deposits including the effect of interest rate exchange agreements was 6.2%.

  At fiscal year end 1996, certificate accounts maturing over the next five years were as follows (dollars in millions).

1997..................................................................... $1,411
1998.....................................................................  1,721
1999.....................................................................    879
2000.....................................................................    425
2001.....................................................................    688

  The estimated fair value of the Company's deposits, using current rates for deposits with similar maturities, approximated carrying value at fiscal year end 1996 and 1995.

5. SHORT-TERM BORROWINGS

  At fiscal year end 1996 and 1995, commercial paper in the amount of $18,890 million and $13,101 million, with weighted average interest rates of 5.4% and 5.9%, was outstanding.

  At fiscal year end 1996 and 1995, the notional amounts of interest rate contracts that hedged commercial paper outstanding were $808 million and $1,032 million and had fair values of $(7) million and $(14) million. These interest rate contracts converted the commercial paper to fixed rates. These contracts had no material effect on the weighted average interest rates of commercial paper.

  At fiscal year end 1996 and 1995, other short-term borrowings of $7,436 million and $4,928 million were outstanding. These borrowings included bank loans, federal funds, proceeds from revolving credit agreements and bank notes.

  The Company maintains a senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper (the "Morgan Stanley Facility"). Under the terms of the credit agreement, the banks are committed to provide up to $2.5 billion. At fiscal year end 1996, $365 million was outstanding under the Morgan Stanley Facility which was repaid in full subsequent to fiscal year end 1996. The Company has assumed the Morgan Stanley Facility as part of the Merger.

  The Company also maintains a second senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper (the "DWD Facility"). Under the terms of the credit agreement, the banks are committed to provide up to $4.0 billion. As of fiscal year end 1996, the Company has never borrowed from the DWD Facility. In April 1997, DWD renewed this facility which expires in April of 1998.

  The Morgan Stanley Facility and the DWD Facility both contain covenants that require the Company to maintain minimum net worth requirements and specified financial ratios. The Company believes that the covenant restrictions will not impair the Company's ability to pay its current level of dividends. Prior to the closing of the Merger, the Morgan Stanley Facility and the DWD Facility were amended to conform such facilities to insure that they remain effective subsequent to the closing of the Merger and to accommodate the Company's post-Merger business activities and financing needs. After the consummation of the Merger, the Company expects that a new credit facility of the Company will replace the Morgan Stanley Facility and the DWD Facility.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  Riverwoods Funding Corporation ("RFC"), an entity included in the consolidated financial statements of the Company, maintains a senior bank credit facility to support the issuance of asset-backed commercial paper. In fiscal 1996, RFC renewed this facility and increased its amount to $2.1 billion from $1.75 billion. RFC currently plans to renew or replace this facility prior to its expiration in October 1997. Under the terms of the asset-backed commercial paper program, certain assets of RFC were subject to a lien in the amount of $2.2 billion at fiscal year end 1996. RFC has never borrowed from its senior bank credit facility.

  The Company maintains a master collateral facility that enables MS&Co. to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations (the "MS&Co. Facility"). As part of the MS&Co. Facility, MS&Co. also maintains a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1.25 billion. The credit agreement contains restrictive covenants which require, among other things, that MS&Co. maintain specified levels of consolidated shareholders' equity and Net Capital, as defined. In January 1997, the MS&Co. Facility was renewed and the amount of the commitment of the credit agreement was increased to $1.5 billion. At fiscal year end 1996, no borrowings were outstanding under the MS&Co. Facility.

  The Company also maintains a revolving committed financing facility that enables MSIL to secure committed funding from a syndicate of banks by providing a broad range of collateral under repurchase agreements (the "MSIL Facility"). Such banks are committed to provide up to an aggregate of $1.25 billion available in 12 major currencies. The facility agreements contain restrictive covenants which require, among other things, that MSIL maintain specified levels of Shareholders' Equity and Financial Resources, each as defined. In December 1996, the MSIL Facility was renewed, and the amount of the commitment was increased to $1.55 billion. At fiscal year end 1996, no borrowings were outstanding under the MSIL Facility.

  The Company anticipates that it will utilize the Morgan Stanley Facility, the DWD Facility, the MS&Co. Facility or the MSIL Facility for short-term funding from time to time. RFC anticipates that it will utilize its facility for short-term funding from time to time.

6. LONG-TERM BORROWINGS

 Maturities And Terms

  Long-term borrowings at fiscal year end consist of the following:

                                                    NON-U.S.
                              U.S. DOLLAR           DOLLAR(1)     AT FISCAL YEAR END
                         ----------------------- ---------------- --------------------
                                          INDEX/
                         FIXED   FLOATING EQUITY FIXED   FLOATING    1996       1995
                          RATE     RATE   LINKED  RATE     RATE      TOTAL      TOTAL
                         ------  -------- ------ ------  -------- ---------  ---------
                                           (DOLLARS IN MILLIONS)
Due in fiscal 1996...... $   --   $   --  $   -- $   --   $   --  $      --  $   2,596
Due in fiscal 1997......    628    2,473     497     96      363      4,057      3,467
Due in fiscal 1998......  1,124    3,140     566    506      280      5,616      2,400
Due in fiscal 1999......    789    1,353     319    206      551      3,218      1,183
Due in fiscal 2000......    683      909      22     28       44      1,686      1,580
Due in fiscal 2001......  1,385      659      68     57       57      2,226        824
Thereafter..............  4,580      410     116    707       26      5,839      4,317
                         ------   ------  ------ ------   ------  ---------  ---------
  Total................. $9,189   $8,944  $1,588 $1,600   $1,321  $  22,642  $  16,367
                         ======   ======  ====== ======   ======  =========  =========
  Weighted average
   interest at fiscal
   year-end.............    7.2%     5.7%    n/a    5.4%     3.5%       6.2%       6.6%
                         ======   ======  ====== ======   ======  =========  =========

--------
(1)Weighted average coupon was calculated utilizing non-U.S. dollar interest rates.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

 Medium-Term Notes

  Included in the table above are medium-term notes of $13,272 million and $6,022 million at fiscal year end 1996 and 1995. The effective weighted average interest rate on all medium-term notes was 5.8% in fiscal 1996 and 6.2% in fiscal 1995. Maturities of these notes range from fiscal 1997 through fiscal 2023.

 Structured Borrowings

  U.S. dollar index/equity linked borrowings includes various structured instruments whose payments and redemption values are linked to the performance of a specific index (i.e., Standard & Poor's 500), a basket of stocks or a specific equity security. To minimize the exposure resulting from movements in the underlying equity position or index, the Company has entered into various equity swap contracts and purchased options which effectively convert the borrowing costs into floating rates based upon London Interbank Offered Rates ("LIBOR"). These instruments are included in the preceding table at their redemption values based on the performance of the underlying indices, baskets of stocks, or specific equity securities at fiscal year end 1996 and 1995.

 Other Borrowings

  U.S. dollar contractual floating rate borrowings bear interest based on a variety of money market indices, including LIBOR and Federal Funds rates. Non-U.S. dollar contractual floating rate borrowings bear interest based on Euro floating rates.

  Included in the Company's long-term borrowings are subordinated notes of $1,325 million and $1,298 million at fiscal year end 1996 and 1995. The effective weighted average interest rate on these subordinated notes was 7.0% in fiscal 1996 and fiscal 1995. Maturities of the subordinated notes range from fiscal 1999 to fiscal 2016.

  Certain of the Company's long-term borrowings are redeemable prior to maturity at the option of the holder. These notes contain certain provisions which effectively enable noteholders to put the notes back to the Company and therefore are scheduled in the foregoing table to mature in fiscal 1997 through fiscal 1999. The stated maturities of these notes, which aggregate $1,480 million, are from 1998 to 2004.

  In fiscal 1995, MS&Co., a registered U.S. broker-dealer subsidiary of the Company, issued approximately $263 million of 6.81% fixed rate subordinated Series C notes, $96 million of 7.03% fixed rate subordinated Series D notes, $82 million of 7.28% fixed rate subordinated Series E notes and $25 million of 7.82% fixed rate subordinated Series F notes. These notes have maturities from 2001 to 2016. The terms of such notes contain restrictive covenants which require, among other things, that MS&Co. maintain specified levels of Consolidated Tangible Net Worth and Net Capital, each as defined. In fiscal 1996, MS&Co. issued an additional $50 million of Series C notes.

 Asset and Liability Management

  A portion of the Company's fixed rate long-term borrowings is used to fund highly liquid marketable securities, short-term receivables arising from securities transactions and consumer loans. The Company uses interest rate swaps to more closely match the duration of these borrowings to the duration of the assets being funded and to minimize interest rate risk. These swaps effectively convert certain of the Company's fixed rate borrowings into floating rate obligations. In addition, for non-U.S. dollar currency borrowings that are not used to fund assets in the same currency, the Company has entered into currency swaps which effectively convert the

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

borrowings into U.S. dollar obligations. The Company's use of swaps for asset and liability management reduced its interest expense and effective average borrowing rate as follows:

                                                         AT FISCAL YEAR END
                                                        ----------------------
                                                         1996    1995    1994
                                                        ------  ------  ------
                                                            (DOLLARS IN
                                                             MILLIONS)
Net reduction in interest expense from swaps for the
 fiscal year...........................................   $29     $20     $113
Weighted average coupon of long-term borrowings at
 fiscal
 year-end(1)...........................................   6.2%    6.6%     6.6%
Effective average borrowing rate for long-term
 borrowings after swaps at fiscal
 year-end(1)...........................................   6.1%    6.4%     6.2%

--------
(1) Included in the weighted average and effective average calculations are non-U.S. dollar interest rates.

  The effective weighted average interest rate on the Company's index/equity linked notes, which is not included in the table above, was 5.6% and 6.0% in fiscal 1996 and fiscal 1995, respectively, after giving effect to the related hedges.

  The table below summarizes the notional or contract amounts of these swaps by maturity and weighted average interest rates to be received and paid at fiscal year end 1996. Swaps utilized to hedge the Company's structured borrowings are presented at their redemption values:

                                U.S. DOLLAR         NON-U.S. DOLLAR(1)   AT FISCAL YEAR END
                          ------------------------ -------------------- ---------------------
                          RECEIVE  RECEIVE         RECEIVE    RECEIVE
                           FIXED   FLOATING INDEX/  FIXED    FLOATING
                            PAY      PAY    EQUITY   PAY        PAY
                          FLOATING FLOATING LINKED FLOATING FLOATING(2) 1996 TOTAL 1995 TOTAL
                          -------- -------- ------ -------- ----------- ---------- ----------
                                                     (DOLLARS IN MILLIONS)
Maturing in fiscal 1996.   $  --    $ --    $  --   $  --      $ --      $   --      $1,106
Maturing in fiscal 1997.      628     300      497      96       357       1,878      1,338
Maturing in fiscal 1998.      943     175      566     506       221       2,411      1,510
Maturing in fiscal 1999.      492     375      319     206       276       1,668        799
Maturing in fiscal 2000.      285     --        22      28        44         379        280
Maturing in fiscal 2001.      924       5       68      57        39       1,093        133
Thereafter..............    1,937     --       116     707       --        2,760      2,189
                           ------   -----   ------  ------     -----     -------     ------
 Total..................   $5,209   $ 855   $1,588  $1,600     $ 937     $10,189     $7,355
                           ======   =====   ======  ======     =====     =======     ======
Weighted average at fis-
 cal year-end(3)
 Receive rate...........      6.8%    5.7%     n/a     5.2%      3.5%
 Pay rate...............      5.6%    5.9%     n/a     5.1%      5.9%

--------
(1) The differences between the receive rate and the pay rate may reflect differences in the rate of interest associated with the underlying currency.
(2) These amounts include currency swaps used to effectively convert borrowings denominated in one currency into obligations denominated in another currency.
(3) The table was prepared under the assumption that interest rates remain constant at year-end levels. The variable interest rates to be received or paid will change to the extent that rates fluctuate. Such changes may be substantial. Variable rates presented generally are based on LIBOR or Treasury bill rates.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  As noted above, the Company uses interest rate and currency swaps to modify the terms of its existing borrowings. Activity during the periods in the notional value of the swap contracts used by the Company for asset and liability management (and the unrecognized gain at period end) is summarized in the table below:

                                                                FISCAL YEAR
                                                               ---------------
                                                                1996     1995
                                                               -------  ------
                                                                (DOLLARS IN
                                                                 MILLIONS)
Notional value at beginning of period......................... $ 7,355  $6,167
Additions.....................................................   4,137   1,960
Matured.......................................................  (1,068)   (670)
Terminated....................................................    (157)   (108)
Effect of foreign currency translation on non-U.S. dollar
 notional values and changes in redemption values on               (78)      6
 structured borrowings........................................ -------  ------
Notional value at fiscal year-end............................. $10,189  $7,355
                                                               =======  ======
Unrecognized gain at fiscal year-end.......................... $   139  $  269
                                                               =======  ======

  Purchased interest rate cap agreements, which effectively establish a maximum interest rate on certain of the Company's floating rate financings, are derivative financial instruments which, by their nature, have no off-balance sheet risk of loss due to unfavorable interest rate movements. The Company pays an initial premium, which is recorded on the balance sheet and amortized to interest expense over the term of the cap agreement. Benefits received are recorded as a reduction of interest expense. The Company had outstanding purchased interest rate cap agreements with notional amounts of $40 million and $415 million at fiscal year end 1996 and 1995, of which $40 million were in effect at fiscal year end 1996 and 1995.

  The Company also uses interest rate swaps to modify certain of its repurchase financing agreements. The Company had interest rate swaps with notional values of approximately $1.1 billion and $2.1 billion at fiscal year end 1996 and 1995, and unrecognized gains of approximately $14 million and $45 million as of fiscal year end 1996 and 1995, for such purpose. The unrecognized gains on these swaps were offset by unrecognized losses on certain of the Company's repurchase financing agreements.

  The estimated fair value of the Company's long-term borrowings approximated carrying value based on rates available to the Company at year end for borrowings with similar terms and maturities.

  Cash paid for interest for the Company's borrowings and deposits approximated interest expense in fiscal 1996, 1995 and 1994.

7. COMMITMENTS AND CONTINGENCIES

  The Company has non-cancelable operating leases covering office space and equipment. At fiscal year end 1996, future minimum rental commitments under such leases (net of subleases, principally on office rentals) were as follows (dollars in millions).

1997..................................................................... $  289
1998.....................................................................    255
1999.....................................................................    215
2000.....................................................................    194
2001.....................................................................    180
Thereafter...............................................................    792
                                                                          ------
  Total.................................................................. $1,925
                                                                          ======

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  Occupancy lease agreements, in addition to base rentals, generally provide for rent and operating expense escalations resulting from increased assessments for real estate taxes and other charges. Total rent expense, net of sublease rental income, was $264 million, $271 million and $253 million in fiscal 1996, 1995 and 1994.

  The Company has an agreement with Advantis, a joint venture between Sears and IBM, under which the Company receives information processing, data networking and related services. Under the terms of the agreement, the Company has an aggregate minimum annual commitment of $166 million subject to annual cost of living adjustments.

  During fiscal 1995, the Company recognized a pretax charge of $59 million ($39 million after tax, which reduced primary and fully diluted earnings per share by $0.06). The charge was in connection with the relocation of the majority of Morgan Stanley's New York City employees from leased space at 1221 and 1251 Avenue of the Americas to space in the Company's buildings at 1585 Broadway and 750 Seventh Avenue that were purchased in fiscal 1993 and fiscal 1994, respectively, as well as a move to new leased office space in Tokyo. The charge specifically covered the Company's termination of certain leased office space and the write-off of remaining leasehold improvements in both cities.

  In the normal course of business, the Company has been named as a defendant in various lawsuits and has been involved in certain investigations and proceedings. Some of these matters involve claims for substantial amounts. Although the ultimate outcome of these matters cannot be ascertained at this time, it is the opinion of management, after consultation with outside counsel, that the resolution of such matters will not have a material adverse effect on the consolidated financial condition of the Company, but may be material to the Company's operating results for any particular period, depending upon the level of the Company's income for such period.

  The Company had approximately $3.4 billion of letters of credit outstanding at fiscal year end 1996 to satisfy various collateral requirements.

  Financial instruments sold, not yet purchased represent obligations of the Company to deliver specified financial instruments at contracted prices, thereby creating commitments to purchase the financial instruments in the market at prevailing prices. Consequently, the Company's ultimate obligation to satisfy the sale of financial instruments sold, not yet purchased may exceed the amounts recognized in the consolidated statements of financial condition.

  The Company also has commitments to fund certain fixed assets and other less liquid investments, including at fiscal year end 1996, approximately $208 million in connection with its merchant banking and other principal investment activities. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients (including subordinated loans on an interim basis to leveraged companies associated with its investment banking and its merchant banking and other principal investment activities), that may subject the Company to increased credit and liquidity risks.

8. TRADING ACTIVITIES

 Trading Revenues

  The Company's trading activities include providing securities brokerage, derivatives dealing, and underwriting services to clients. While trading activities are generated by client order flow, the Company also takes proprietary positions based on expectations of future market movements and conditions. The Company's trading strategies rely on the integrated management of its client-driven and proprietary transactions, along with the hedging and financing of these positions.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  The Company manages its trading businesses by product groupings and therefore has established distinct, worldwide trading divisions having responsibility for equity, fixed income, foreign exchange and commodities products. Because of the integrated nature of the markets for such products, each product area trades cash instruments as well as related derivative products (i.e., options, swaps, futures, forwards and other contracts with respect to such underlying instruments or commodities). Revenues related to principal trading are summarized below by trading division:

                                                               FISCAL YEAR
                                                           --------------------
                                                            1996   1995   1994
                                                           ------ ------ ------
                                                               (DOLLARS IN
                                                                MILLIONS)
      Equities............................................ $1,181 $  728 $  592
      Fixed Income........................................  1,172    710    769
      Foreign Exchange....................................    169    177    151
      Commodities.........................................    137     70    102
                                                           ------ ------ ------
      Total principal trading revenues.................... $2,659 $1,685 $1,614
                                                           ====== ====== ======

  Interest revenue and expense are integral components of trading activities. In assessing the profitability of trading activities, the Company views net interest and principal trading revenues in the aggregate.

  The Company's trading portfolios are managed with a view toward the risk and profitability of the portfolios to the Company. The nature of the equities, fixed income, foreign exchange and commodities activities conducted by the Company, including the use of derivative products in these businesses, and the market, credit and concentration risk management policies and procedures covering these activities are discussed below.

 Equities

  The Company makes markets and trades in the global secondary markets for equities and convertible debt and is a dealer in equity warrants, exchange traded and OTC equity options, index futures, equity swaps and other sophisticated equity derivatives. The Company's activities as a dealer primarily are client-driven, with the objective of meeting clients' needs while earning a spread between the premiums paid or received on its contracts with clients and the cost of hedging such transactions in the cash or forward market or with other derivative transactions. The Company limits its market risk related to these contracts, which stems primarily from underlying equity/index price and volatility movements, by employing a variety of hedging strategies, such as delta hedging (delta is a measure of a derivative contract's price movement based on the movement of the price of the security or index underlying the contract). The Company also takes proprietary positions in the global equity markets by using derivatives, most commonly futures and options, in addition to cash positions, intending to profit from market price and volatility movements in the underlying equities or indices positioned.

  Equity option contracts give the purchaser of the contract the right to buy
(call) or sell (put) the equity security or index underlying the contract at an agreed-upon price (strike price) during or at the conclusion of a specified period of time. The seller (writer) of the contract is subject to market risk, and the purchaser is subject to market risk (to the extent of the premium paid) and credit risk. Equity swap contracts are contractual agreements whereby one counterparty receives the appreciation (or pays the depreciation) on an equity investment in return for paying another rate, often based upon equity index movements or interest rates. The counterparties to the Company's equity transactions include commercial banks, investment banks, broker-dealers, investment funds and industrial companies.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

 Fixed Income

  The Company is a market-maker for U.S. and non-U.S. government securities, corporate bonds, money market instruments, medium-term notes and Eurobonds, high-yield securities, emerging market securities, mortgage- and other asset-backed securities, preferred stock and tax-exempt securities. In addition, the Company is a dealer in interest rate and currency swaps and other related derivative products, OTC options on U.S. and foreign government bonds and mortgage-backed forward agreements ("TBA"), options and swaps. In this capacity, the Company facilitates asset and liability management for its customers in interest rate and currency swaps and related products and OTC government bond options.

  Swaps used in fixed income trading are, for the most part, contractual agreements to exchange interest payment streams (i.e., an interest rate swap may involve exchanging fixed for floating interest payments) or currencies (i.e., a currency swap may involve exchanging yen for U.S. dollars in one year at an agreed-upon exchange rate). The Company profits by earning a spread between the premium paid or received for these contracts and the cost of hedging such contracts. The Company seeks to manage the market risk of its swap portfolio, which stems from interest rate and currency movements and volatility, by using modeling that quantifies the sensitivity of its portfolio to movements in interest rates and currencies and by adding positions to or selling positions from its portfolio as needed to minimize such sensitivity. Typically, the Company adjusts its positions by entering into additional swaps or interest rate and foreign currency futures, foreign currency forwards and underlying government bonds. The Company manages the risk related to its option portfolio by using a variety of hedging strategies such as delta hedging, which includes the use of futures and forward contracts to hedge market risk. The Company also is involved in using debt securities to structure products with multiple risk/return factors designed to suit investor objectives.

  The Company is an underwriter of and a market-maker in mortgage-backed securities and collateralized mortgage obligations ("CMO") as well as commercial, residential and real estate loan products. The Company also structures mortgage-backed swaps for its clients, enabling them to derive the cash flows from an underlying mortgage-backed security without purchasing the cash position. It earns the spread between the premium inherent in the swap and the cost of hedging the swap contract through the use of cash positions or TBA contracts. The Company also uses TBAs in its role as a dealer in mortgage-backed securities and facilitates customer trades by taking positions in the TBA market. Typically, these positions are hedged by offsetting TBA contracts or underlying cash positions. The Company profits by earning the bid-offer spread on such transactions. Further, the Company uses TBAs to ensure delivery of underlying mortgage-backed securities in its CMO issuance business. As is the case with all mortgage-backed products, market risk associated with these instruments results from interest rate fluctuations and changes in mortgage prepayment speeds. The counterparties to the Company's fixed income transactions include investment advisors, commercial banks, insurance companies, investment funds and industrial companies.

 Foreign Exchange

  The Company is a market-maker in a number of foreign currencies. In this business, it actively trades currencies in the spot and forward markets earning a dealer spread. The Company seeks to manage its market risk by entering into offsetting positions. The Company conducts an arbitrage business in which it seeks to profit from inefficiencies between the futures, spot and forward markets. The Company also makes a market in foreign currency options. This business largely is client-driven and involves the purchasing and writing of European and American style options and certain sophisticated products to meet specific client needs. The Company profits in this business by earning spreads between the options' premiums and the cost of the hedging of such positions. The Company limits its market risk by using a variety of hedging strategies, including the buying and selling of the currencies underlying the options based upon the options' delta equivalent. Foreign exchange option contracts give the purchaser of the contract the right to buy (call) or sell
(put) the currency underlying the contract at an

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

agreed-upon strike price at or over a specified period of time. Forward contracts and futures represent commitments to purchase or sell the underlying currencies at a specified future date at a specified price. The Company also takes proprietary positions in major currencies to profit from market price and volatility movements in the currencies positioned.

  The majority of the Company's foreign exchange business relates to major foreign currencies such as deutsche marks, yen, pound sterling, French francs, Swiss francs, lire and Canadian dollars. The balance of the business covers a broad range of other currencies. The counterparties to the Company's foreign exchange transactions include commercial banks, investment banks, broker-dealers, investment funds and industrial companies.

 Commodities

  The Company, as a major participant in the world commodities markets, trades in physical precious, base and platinum group metals, electricity, energy products (principally oil, refined oil products and natural gas) as well as a variety of derivatives related to these commodities such as futures, forwards and exchange traded and OTC options and swaps. Through these activities, the Company provides clients with a ready market to satisfy end users' current raw material needs and facilitates their ability to hedge price fluctuations related to future inventory needs. The former activity at times requires the positioning of physical commodities. Derivatives on those commodities, such as futures, forwards and options, often are used to hedge price movements in the underlying physical inventory. The Company profits as a market-maker in physical commodities by capturing the bid and offer spread inherent in the physical markets.

  To facilitate hedging for its clients, the Company often is required to take positions in the commodity markets in the form of forward, option and swap contracts involving oil, natural gas and electricity. The Company generally hedges these positions by using a variety of hedging techniques such as delta hedging, whereby the Company takes positions in the physical markets and/or positions in other commodity derivatives such as futures and forwards to offset the market risk in the underlying derivative. The Company profits from this business by earning a spread between the premiums paid or received for these derivatives and the cost of hedging such derivatives.

  The Company also maintains proprietary trading positions in commodity derivatives, including futures, forwards and options in addition to physical commodities, to profit from price and volatility movements in the underlying commodities markets.

  Forward, option and swap contracts on commodities are structured similarly to like-kind derivative contracts for cash financial instruments. The counterparties to OTC commodity contracts include precious metals producers, refiners and consumers as well as shippers, central banks, and oil, gas and electricity producers.

  The following discussions of risk management, market risk, credit risk, concentration risk and customer activities relates to the Company's securities businesses.

 Securities Risk Management

  Risk management at the Company is an integrated process with independent oversight which requires constant communication, judgment and knowledge of specialized products and markets. The Company's senior management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. In recognition of the increasingly varied and complex nature of the financial services business, the

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

Company's risk management policies and procedures are evolutionary in nature and are subject to ongoing review, modification and revision. Many of the Company's risk management and control practices are subject to periodic review by the Company's internal auditors and independent accountants, as well as interactions with various regulatory authorities. The Company continues to be committed to employing qualified personnel with appropriate expertise in each of its various administrative and business areas to implement effectively the Company's risk management and monitoring systems and processes.

  The Company has developed a multi-tiered approach for monitoring and managing its risks. The Finance and Risk Committee, authorized by the Company's Board of Directors, is chaired by the Company's Chief Financial Officer and is composed of senior officers with familiarity and expertise in dealing with risk management principles. It establishes the overall risk management policies of the Company, reviews the Company's performance relative to these policies, allocates capital among business activities of the Company, monitors the availability of sources of financing, reviews the foreign exchange risk of the Company, and oversees the liquidity and interest rate sensitivity of the Company's asset and liability position. The Firm Risk Manager heads the Firm Risk Management Group (described below) and assists senior management and the Finance and Risk Committee in establishing, monitoring and controlling the Company's overall risk profile. With respect to the Company's major trading divisions (fixed income, equity, commodities and foreign exchange), division risk managers monitor and manage positions and set the overall division risk profile on a worldwide basis within established market risk limits, review major trading positions and strategies, and report major market and position events to the Firm Risk Manager. Desk risk managers perform similar functions with respect to a product area or particular product at the business unit and trading desk level.

  The Firm Risk Management Group has operational responsibility for identifying, monitoring and reporting to senior management on the Company's exposure to risk. The Firm Risk Management Group includes three departments that are all independent of the Company's business areas: the Market Risk Department monitors the Company's market risk profile on a worldwide basis, which includes all divisional, geographic and product-line market risks; the Credit Department manages and monitors counterparty exposure limits on a worldwide basis; the Internal Audit Department, which also reports to the Audit Committee of the Board of Directors, assesses the Company's operations and control environment through periodic examinations of business and operational areas.

  During fiscal 1996, the Company established a Risk Management Advisory Board which advises the Firm Risk Management Group on risk measurement methodologies, models and systems and establishes review procedures for models used by the Company for valuation and risk measurement. Other departments within the Company that are independent of the Company's business areas and also are actively involved in monitoring the Company's risk profile include:
Controllers, Corporate Treasury, Information Technology, Legal and Compliance, Tax and Operations.

  In addition, the Company has certain commitment committees that are involved in managing and monitoring the risks associated with the Company's diverse businesses. These committees are composed of a cross section of the Company's senior officers from various disciplines. The High-Yield Commitment Committee and Equity Commitment Committee determine whether the Company should participate in a transaction involving the underwriting or placement of high-yield or equity securities, respectively, where the Company's capital and reputation may be at risk, and evaluate the potential revenues and risks involved with respect to a particular transaction.

 Securities Market Risk

  Market risk refers to the risk that a change in the level of one or more market prices, rates, indices, volatilities, correlations or other market factors, such as liquidity, will result in losses for a specified position or portfolio.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  The Company manages the market risk associated with its trading activities Company-wide, on a divisional level worldwide and on an individual product basis. Specific market risk guidelines and limits have been approved for the Company and each trading division of the Company worldwide by the Finance and Risk Committee. Discrete market risk limits are assigned to business units and trading desks within trading areas which are compatible with the trading division limits. Division risk managers, desk risk managers and the Market Risk Department all monitor market risk measures against limits.

  The Market Risk Department independently reviews the Company's trading portfolios on a regular basis from a market risk perspective which includes value at risk and other quantitative and qualitative risk measurements and analyses. The Company may use measures, such as rate sensitivity, convexity, volatility and time decay measurements, to estimate market risk and to assess the sensitivity of positions to changes in market conditions. Stress testing, which measures the impact on the value of existing portfolios of specified changes in market factors, for certain products is performed periodically and is reviewed by division risk managers, desk risk managers and the Market Risk Department.

 Securities Credit Risk

  The Company's exposure to credit risk arises from the possibility that a counterparty to a transaction might fail to perform under its contractual commitment, resulting in the Company incurring losses. The Finance and Risk Committee has approved Company-wide credit guidelines which limit the Company's credit exposure to any one counterparty. Specific credit risk limits based on the credit guidelines also have been approved by the Finance and Risk Committee for each type of counterparty (by rating category) as well as secondary positions of high-yield and emerging market debt.

  The Credit Department administers and monitors the credit limits among trading divisions on a worldwide basis. In addition to monitoring credit limits, the Company manages the credit exposure relating to its trading activities by reviewing counterparty financial soundness periodically, by entering into master netting agreements and collateral arrangements with counterparties in appropriate circumstances and by limiting the duration of exposure. In certain cases, the Company also may close out transactions or assign them to other counterparties to mitigate credit risk.

 Securities Concentration Risk

  The Company is subject to concentration risk by holding large positions in certain types of securities or commitments to purchase securities of a single issuer, including sovereign governments and other entities, issuers located in a particular country or geographic area, public and private issuers involving developing countries or issuers engaged in a particular industry. Financial instruments owned by the Company include U.S. government and agency securities and securities issued by other sovereign governments (principally Japan, Germany and Italy), which, in the aggregate, represented approximately 13% of the Company's total assets at fiscal year end 1996. In addition, substantially all of the collateral held by the Company for resale agreements or bonds borrowed, which together represented approximately 30% of the Company's total assets at fiscal year end 1996, consists of securities issued by the U.S. government, federal agencies or other sovereign government obligations. Positions taken and commitments made by the Company, including positions taken and underwriting and financing commitments made in connection with its merchant banking and principal investment activities, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment grade issuers. The Company seeks to limit concentration risk through the use of the systems and procedures described in the preceding discussions of market and credit risk.

 Securities Customer Activities

  The Company's customer activities involve the execution, settlement, custody and financing of various securities and commodities transactions on behalf of customers. Customer securities activities are transacted on

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

either a cash or margin basis. Customer commodities activities, which include the execution of customer transactions in commodity futures transactions (including options on futures), are transacted on a margin basis.

  The Company's customer activities may expose it to off-balance sheet credit risk. The Company may have to purchase or sell financial instruments at prevailing market prices in the event of the failure of a customer to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer losses. The Company seeks to control the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with various regulations and Company policies.

 Notional/Contract Amounts and Fair Values of Derivatives

  The gross notional or contract amounts of derivative instruments and fair value (carrying amount) of the related assets and liabilities at fiscal year end 1996 and 1995, as well as the average fair value of those assets and liabilities for fiscal year 1996 and 1995, are presented in the table which follows. Fair value represents the cost of replacing these instruments and is further described in Note 2. Future changes in interest rates, foreign currency exchange rates or the fair values of the financial instruments, commodities or indices underlying these contracts may ultimately result in cash settlements exceeding fair value amounts recognized in the consolidated statements of financial condition. Assets represent unrealized gains on purchased exchange traded and OTC options and other contracts (including interest rate, foreign exchange and other forward contracts and swaps) in gain positions net of any unrealized losses owed to these counterparties on offsetting positions in situations where netting is consistent with FASB Interpretation No. 39. Similarly, liabilities represent net amounts owed to counterparties. These amounts will vary based on changes in the fair values of underlying financial instruments and/or the volatility of such underlying instruments:

                                                      FISCAL YEAR-END            AVERAGE
 FISCAL YEAR-END                                      FAIR VALUES(3)        FAIR VALUES(3)(4)
 GROSS NOTIONAL/                                  ----------------------- ---------------------
 CONTRACT AMOUNT(1)(2)                              ASSETS   LIABILITIES   ASSETS   LIABILITIES
 ----------------------                           ---------- ------------ --------- -----------
     1996       1995                              1996  1995  1996  1995  1996 1995 1996  1995
 ----------- ----------                           ----- ---- ------ ----- ---- ---- ----- -----
                       (DOLLARS IN BILLIONS, AT
                       FISCAL YEAR-END)
 $       622 $     401 Interest rate and cur-
                        rency swaps and options
                        (including caps, floors
                        and swap op-
                        tions).................   $ 4.9 $3.8 $  5.0 $ 3.8 $4.2 $3.7 $ 3.8 $ 3.6
         362       260 Foreign exchange forward
                        and futures contracts
                        and options.....            2.2  1.9    2.0   1.9  1.6  1.9   1.6   2.1
          31        21 Mortgage-backed
                        securities forward
                        contracts, swaps and
                        options................     0.2  0.1    0.1   0.1  0.2  0.1   0.1   0.1
         178       199 Other fixed income se-
                        curities contracts
                        (including futures
                        contracts and op-
                        tions).................     0.2  0.1    0.2   0.4  0.2  0.4   0.4   0.5
          61        57 Equity securities con-
                        tracts (including eq-
                        uity swaps, futures
                        contracts, and warrants
                        and options).....           2.3  1.4    1.5   0.8  1.6  1.4   1.1   0.9
          63        47 Commodity forwards,
                        futures, options and
                        swaps..................     1.4  0.7    1.2   0.5  1.3  1.1   0.7   1.0
 ----------- ---------                            ----- ---- ------ ----- ---- ---- ----- -----
 $     1,317 $     985 Total...................   $11.2 $8.0 $ 10.0 $ 7.5 $9.1 $8.6 $ 7.7 $ 8.2
 =========== =========                            ===== ==== ====== ===== ==== ==== ===== =====

--------
(1) The notional amounts of derivatives have been adjusted to reflect the effects of leverage, where applicable.
(2) Notional amounts include purchased and written options of $247 billion and $193 billion, respectively, at fiscal year end 1996, and $139 billion and $100 billion, respectively, at fiscal year end 1995.
(3) These amounts represent carrying value (exclusive of collateral) at fiscal year end 1996 and 1995, respectively, and do not include receivables or payables related to exchange traded futures contracts.
(4) Amounts are calculated using a monthly average.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  The gross notional or contract amounts of these instruments are indicative of the Company's degree of use of derivatives for trading purposes but do not represent the Company's exposure to market or credit risk. Credit risk arises from the failure of a counterparty to perform according to the terms of the contract. The Company's exposure to credit risk at any point in time is represented by fair value of the contracts reported as assets. These amounts are presented on a net-by-counterparty basis consistent with FASB Interpretation No. 39 but are not reported net of collateral, which the Company obtains with respect to certain of these transactions to reduce its exposure to credit losses. The Company monitors the creditworthiness of counterparties to these transactions on an ongoing basis and requests additional collateral when deemed necessary. The Company believes that the ultimate settlement of the transactions outstanding at fiscal year end 1996 will not have a material effect on the Company's financial condition.

  The remaining maturities of the Company's swaps and other derivative products at fiscal year end 1996 and 1995 are summarized in the following table, showing notional values by year of expected maturity:

                                      LESS THAN 1 TO 3 3 TO 5 MORE THAN
                                       1 YEAR   YEARS  YEARS   5 YEARS  TOTAL
                                      --------- ------ ------ --------- ------
                                               (DOLLARS IN BILLIONS)
AT FISCAL YEAR END 1996
Interest rate and currency swaps and
 options (including caps, floors and
 swap options).......................   $132     $191   $119    $180    $  622
Foreign exchange forward and futures
 contracts and options...............    338       20      4     --        362
Mortgage-backed securities forward
 contracts, swaps and options........     20        1      2       8        31
Other fixed income securities
 contracts (including futures
 contracts and options)..............    132       39      6       1       178
Equity securities contracts
 (including equity swaps, futures
 contracts, and warrants and
 options)............................     50        9      2     --         61
Commodity forwards, futures options
 and swaps...........................     50       10      2       1        63
                                        ----     ----   ----    ----    ------
  Total..............................   $722     $270   $135    $190    $1,317
                                        ====     ====   ====    ====    ======
  Percent of total...................     55%      21%    10%     14%      100%
                                        ====     ====   ====    ====    ======
AT FISCAL YEAR END 1995
Interest rate and currency swaps and
 options (including caps, floors and
 swap options).......................   $ 97     $138   $ 74    $ 92    $  401
Foreign exchange forward and futures
 contracts and options...............    253        4      3     --        260
Mortgage-backed securities forward
 contracts, swaps and options........     16      --       2       3        21
Other fixed income securities
 contracts (including futures
 contracts and options)..............    142       34     16       7       199
Equity securities contracts
 (including equity swaps, futures
 contracts, and warrants and
 options)............................     54        3    --      --         57
Commodity forwards, futures options
 and swaps...........................     38        7      2     --         47
                                        ----     ----   ----    ----    ------
  Total..............................   $600     $186   $ 97    $102    $  985
                                        ====     ====   ====    ====    ======
  Percent of total...................     61%      19%    10%     10%      100%
                                        ====     ====   ====    ====    ======

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  The credit quality of the Company's trading-related derivatives at fiscal year end 1996 and 1995 is summarized in the table below, showing the fair value of the related assets by counterparty credit rating. The actual credit ratings are determined by external rating agencies or by equivalent ratings used by the Company's Credit Department:

                                                          COLLATERALIZED OTHER NON-
                                                          NON-INVESTMENT INVESTMENT
                           AAA      AA      A      BBB        GRADE        GRADE     TOTAL
                          ------  ------  ------  ------  -------------- ---------- -------
                                              (DOLLARS IN MILLIONS)
AT FISCAL YEAR END 1996
Interest rate and cur-
 rency swaps and options
 (including caps, floors
 and swap options)......  $  739  $1,393  $1,977  $  674       $ 25         $152    $ 4,960
Foreign exchange forward
 contracts and options..     727     824     539      28        --            50      2,168
Mortgage-backed securi-
 ties forward contracts,
 swaps and options......      66      65      64      19        --             5        219
Other fixed income secu-
 rities contracts (in-
 cluding options).......      53      52      41      22          6           31        205
Equity securities con-
 tracts (including eq-
 uity swaps, warrants
 and options)...........   1,074     274     408      60        426           43      2,285
Commodity forwards, op-
 tions and swaps........      95     318     318     280         72          300      1,383
                          ------  ------  ------  ------       ----         ----    -------
  Total.................  $2,754  $2,926  $3,347  $1,083       $529         $581    $11,220
                          ======  ======  ======  ======       ====         ====    =======
  Percent of total......      24%     26%     30%     10%         5%           5%       100%
                          ======  ======  ======  ======       ====         ====    =======
AT FISCAL YEAR END 1995
Interest rate and cur-
 rency swaps and options
 (including caps, floors
 and swap options)......  $  660  $1,269  $1,148  $  535       $ 88         $141    $ 3,841
Foreign exchange forward
 contracts and options..     548     531     674      83        --            27      1,863
Mortgage-backed securi-
 ties forward contracts,
 swaps and options......      23      31      36       7         12           14        123
Other fixed income secu-
 rities contracts (in-
 cluding options).......      25      33      33      42        --             4        137
Equity securities con-
 tracts (including eq-
 uity swaps, warrants
 and options)...........     612      98     232     143        178          159      1,422
Commodity forwards, op-
 tions and swaps........     103     129     152     126        --           147        657
                          ------  ------  ------  ------       ----         ----    -------
  Total.................  $1,971  $2,091  $2,275  $  936       $278         $492    $ 8,043
                          ======  ======  ======  ======       ====         ====    =======
  Percent of total......      25%     26%     28%     12%         3%           6%       100%
                          ======  ======  ======  ======       ====         ====    =======

  The Company has also obtained assets posted as collateral by investment grade counterparties amounting to $948 million and $883 million at fiscal year end 1996 and fiscal year end 1995, respectively.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

9. PREFERRED STOCK AND CAPITAL UNITS

  Preferred stock is composed of the following issues:

                                      SHARES OUTSTANDING
                                              AT               BALANCE AT
                                        FISCAL YEAR END      FISCAL YEAR END
                                      ------------------- ----------------------
                                        1996      1995        1996       1995
                                      --------- --------- ----------- ----------
                                                          (DOLLARS IN MILLIONS)
ESOP Convertible Preferred Stock,
 liquidation preference $35.88....... 3,699,302 3,758,133 $       133 $     135
9.36% Cumulative Preferred Stock,
 stated value $25....................       --  5,500,000         --        138
Series A Fixed/Adjustable Rate Cumu-
 lative Preferred Stock,
 stated value $200................... 1,725,000       --          345       --
7 -3/4% Cumulative Preferred Stock,
 stated value $200................... 1,000,000       --          200       --
7 -3/8% Cumulative Preferred Stock,
 stated value $200................... 1,000,000 1,000,000         200       200
8.88% Cumulative Preferred Stock,
 stated value $200...................   975,000   975,000         195       195
8 -3/4% Cumulative Preferred Stock,
 stated value $200...................   750,000   750,000         150       150
                                                          ----------- ---------
Total................................                     $     1,223 $     818
                                                          =========== =========

  Each issue of outstanding preferred stock ranks in parity with all other outstanding preferred stock of the Company.

  During fiscal 1996, the Company redeemed all 5,500,000 shares of its 9.36% Cumulative Preferred Stock at a redemption price of $25.156 per share, which reflected the stated value of $25 per share together with an amount equal to all dividends accrued and unpaid to, but excluding, the redemption date.

  During fiscal 1996, the Company issued 4,000,000 Depositary Shares, representing 1,000,000 shares of 7 -3/4% Cumulative Preferred Stock, in an aggregate amount of $200 million. Each Depositary Share represents 1/4 of a share of such preferred stock.

  During fiscal 1996, the Company issued 6,900,000 Depositary Shares, representing 1,725,000 shares of Series A Fixed/Adjustable Rate Cumulative Preferred Stock ("FRAPS"), in the aggregate amount of $345 million. The FRAPS will pay a fixed dividend rate of 5.91% through 2001, after which it will pay a floating rate based upon certain U.S. Treasury securities. Each Depositary Share represents 1/4 of a share of such preferred stock.

  Subsequent to fiscal year end 1996, the Company redeemed all 975,000 shares of its 8.88% Cumulative Preferred Stock at a redemption price of $201.632 per share, which reflects the stated value of $200 per share together with an amount equal to all dividends accrued and unpaid to, but excluding, the redemption date. In addition, the Company announced that it had called for redemption, on May 30, 1997, all 750,000 shares of its 8- 3/4% Cumulative Preferred Stock at a redemption price of $200 per share.

  The Company has Capital Units outstanding which were issued by the Company and Morgan Stanley Finance plc ("MS plc"), a U.K. subsidiary. A Capital Unit consists of (a) a Subordinated Debenture of MS plc guaranteed by the Company and having maturities from 2013 to 2015 and (b) a related Purchase Contract issued by the Company, which may be accelerated by the Company beginning approximately one year after the issuance of each Capital Unit, requiring the holder to purchase one Depositary Share representing shares (or fractional shares) of the Company's Cumulative Preferred Stock. The aggregate amount of Capital Units outstanding was $865 million at fiscal year end 1996 and 1995.

  Subsequent to fiscal year end 1996, the Company and MS plc issued 8.03% Capital Units in the aggregate amount of $134 million which mature in 2017.

  The estimated fair value of the Capital Units was $866 million and $872 million at fiscal year end 1996 and fiscal year end 1995, respectively.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

10. COMMON STOCK AND SHAREHOLDERS' EQUITY

  In conjunction with the Merger, the Company increased the number of authorized common shares to 1,750 million and changed the number of authorized preferred shares to 30 million.

  During the fiscal year 1996, the Company repurchased or acquired shares of its common stock at an aggregate cost of $1,133 million and an average cost per share of $26.96. Prior to the consummation of the Merger, both Morgan Stanley and Dean Witter Discover rescinded their respective outstanding share repurchase authorizations. At the time of the Merger, Morgan Stanley common stock which had been held in treasury was retired.

  DWR, a registered broker-dealer and a registered futures commission merchant, is subject to the uniform net capital rule under the Securities Exchange Act of 1934. Under the alternative method permitted by this Rule, the required net capital, as defined, shall not be less than the greater of (a) one million dollars, (b) 2% of aggregate debit balances arising from client transactions pursuant to the Securities Exchange Act of 1934 Rule 15c3-3, or
(c) 4% of the funds required to be segregated pursuant to the Commodity Exchange Act. The New York Stock Exchange, Inc. may also require a member organization to reduce its business if its net capital is less than the greater of (a) 4% of aggregate debit balances or (b) 6% of the funds required to be segregated and may prohibit a member organization from expanding its business and declaring cash dividends if its net capital is less than the greater of (a) 5% of aggregate debit balances or (b) 7% of the funds required to be segregated. At fiscal year end 1996, DWR's net capital was $589 million and net capital in excess of the minimum required was $475 million. DWR's net capital was 19.7% of aggregate debit balances and 20.6% of funds required to be segregated.

  MS&Co. is a registered broker-dealer and a registered futures commission merchant and, accordingly, is subject to the minimum net capital requirements discussed above. MS&Co. has consistently operated in excess of these requirements with aggregate net capital, as defined, totaling $1,357 million at fiscal year end 1996, which exceeded the amount required by $1,055 million. MSIL, a London-based broker-dealer subsidiary, is subject to the capital requirements of the Securities and Futures Authority, and MSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance. MSIL and MSJL have consistently operated in excess of their respective regulatory capital requirements.

  Under regulatory net capital requirements adopted by the Federal Deposit Insurance Corporation ("FDIC") and other regulatory capital guidelines, FDIC insured financial institutions must maintain (a) 3% to 5% of Tier 1 capital, as defined, to total assets ("leverage ratio") and (b) 8% combined Tier 1 and Tier 2 capital, as defined, to risk weighted assets ("risk-weighted capital ratio"). At fiscal year end 1996, the leverage ratio and risk-weighed capital ratio of each of the Company's FDIC insured financial institutions exceeded these and all other regulatory minimums.

  Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements. Morgan Stanley Derivative Products Inc., the Company's triple-A rated derivative products subsidiary, also has established certain operating restrictions which have been reviewed by various rating agencies.

  The regulatory capital requirements referred to above, and certain covenants contained in various agreements governing indebtedness of the Company, may restrict the Company's ability to withdraw capital from its subsidiaries. At fiscal year end 1996, approximately $4.0 billion of net assets of consolidated subsidiaries may be restricted as to the payment of cash dividends and advances to the Company.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  Cumulative translation adjustments include gains or losses resulting from translating foreign currency financial statements from their respective functional currencies to U.S. dollars, net of hedge gains or losses and related tax effects. The Company uses foreign currency contracts and designates certain non-U.S. dollar currency debt as hedges to manage the currency exposure relating to its net monetary investments in non-U.S. dollar functional currency subsidiaries. Increases or decreases in the value of the Company's net foreign investments generally are tax-deferred for U.S. purposes, but the related hedge gains and losses are taxable currently. Therefore, the gross notional amounts of the contracts and debt designated as hedges exceed the Company's net foreign investments to result in effective hedging on an after-tax basis. The Company attempts to protect its net book value from the effects of fluctuations in currency exchange rates on its net monetary investments in non-U.S. dollar subsidiaries by selling the appropriate non-U.S. dollar currency in the forward market. However, under some circumstances, the Company may elect not to hedge its net monetary investments in certain foreign operations due to market conditions, including the availability of various currency contracts at acceptable costs. Information relating to the hedging of the Company's net monetary investments in non-U.S. dollar functional currency subsidiaries and their effects on cumulative translation adjustments is summarized below:

                                                         AT FISCAL YEAR END
                                                        ----------------------
                                                            1996        1995
                                                        ----------  ----------
                                                        (DOLLARS IN MILLIONS)
Net investments in non-U.S. dollar functional currency
 subsidiaries.........................................  $    1,279  $    1,243
                                                        ==========  ==========
Gross notional amounts of foreign exchange contracts
 and non-U.S. dollar debt designated as hedges(1).....  $    2,247  $    2,082
                                                        ==========  ==========
Cumulative translation adjustments resulting from net
 investments in subsidiaries with a non-U.S. dollar
 functional currency..................................  $      100  $      185
Cumulative translation adjustments resulting from re-
 alized or unrealized gains or losses on hedges, net
 of tax...............................................        (111)       (194)
                                                        ----------  ----------
    Total cumulative translation adjustments..........  $      (11) $       (9)
                                                        ==========  ==========

--------
(1) Notional amounts represent the contractual currency amount translated at respective fiscal year-end spot rates.

11. EMPLOYEE COMPENSATION PLANS

  The Company has adopted a variety of compensation plans for certain of its employees. These plans are designed to facilitate a pay-for-performance policy, provide compensation commensurate with other leading financial services companies and provide for internal ownership in order to align the interests of employees with the long-term interests of the Company's shareholders.

  The Company's employee compensation plans currently consist of the continuation of Dean Witter Discover's and Morgan Stanley's respective plans that were in effect prior to the Merger. Accordingly, the following information summarizes the Dean Witter Discover and Morgan Stanley predecessor plans.

DEAN WITTER DISCOVER PREDECESSOR PLANS

 Equity-Based Employee Incentive Awards

  The Company is authorized to issue up to 38.2 million shares of its common stock in connection with awards under several Dean Witter Discover equity-based employee incentive plans.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  Stock option activity under these Dean Witter Discover plans was as follows (share data in millions).

                                                   FISCAL YEAR
                                   --------------------------------------------
                                        1996           1995           1994
                                   -------------- -------------- --------------
                                   NUMBER AVERAGE NUMBER AVERAGE NUMBER AVERAGE
                                     OF   OPTION    OF   OPTION    OF   OPTION
                                   SHARES  PRICE  SHARES  PRICE  SHARES  PRICE
                                   ------ ------- ------ ------- ------ -------
  Options outstanding at beginning
   of the year....................  27.7  $15.00   16.6  $12.53   17.7  $12.44
  Granted.........................   0.1   25.96   13.1   17.65    0.1   19.23
  Exercised.......................  (2.0)  13.58   (1.8)  11.39   (1.0)  11.36
  Forfeited.......................  (0.4)  17.49   (0.2)  15.43   (0.2)  12.27
                                    ----  ------   ----  ------   ----  ------
  Options outstanding at year end.  25.4  $15.10   27.7  $15.00   16.6  $12.53
                                    ====  ======   ====  ======   ====  ======
  Eligible for exercise at year
   end............................  17.0  $13.82   11.2  $12.36    8.5  $11.90
                                    ====  ======   ====  ======   ====  ======

                                              AT FISCAL YEAR END
                               -------------------------------------------------
                                OPTIONS OUTSTANDING      OPTIONS EXERCISABLE
                               --------------------- ---------------------------
                                            AVERAGE
                                           REMAINING AVERAGE             AVERAGE
                                 NUMBER      LIFE    OPTION    NUMBER    OPTION
 RANGE OF EXERCISE PRICES      OUTSTANDING  (YEARS)   PRICE  EXERCISABLE  PRICE
 ------------------------      ----------- --------- ------- ----------- -------
  $8.00 to $12.99.............     3.4          5    $10.11      3.4     $10.11
  $13.00 to $19.99............    21.7          7     15.78     13.5      14.69
  $20.00 to $27.99............     0.3          9     24.52      0.1      24.49

  At fiscal year end 1996, 12.5 million shares were available for future grant under these Dean Witter Discover plans.

  These Dean Witter Discover plans are "non-compensatory" under APB No. 25, and, accordingly, no charge to earnings has been recorded.

 Employee Stock Purchase Plan

  Under the Dean Witter Discover Employee Stock Purchase Plan, employees may purchase shares of the Company's common stock at not less than 85% of the fair value on the date of purchase. The Company is authorized to issue up to 2.2 million shares of common stock under this plan. Employees of the Company purchased 1 million shares of common stock in each of fiscal years 1996 and 1995.

  The discount to fair value was $2 million for fiscal 1996 and $1 million for fiscal 1995. The plan is "non-compensatory" under APB No. 25, and, accordingly, no charge to earnings has been recorded for the amount of the discount to fair value.

 Deferred Compensation Awards

  The Company is authorized to issue up to 16.3 million shares of its common stock under the terms of its Dean Witter Discover deferred compensation plans. These plans provide for the deferral of a portion of certain employees' compensation with payment made in the form of shares of the Company's common stock. In fiscal 1996 and 1995, the Company recorded compensation expense of $87 million and $57 million and unearned compensation of $8 million and $6 million in connection with the award of approximately 3.0 million and 2.4

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

million shares of common stock under these plans in fiscal 1996 and 1995. These shares were issued in fiscal 1997 and 1996, and are held in custodial or trust accounts pending employee eligibility to receive the shares. Unearned compensation is recognized over the related plan vesting periods.

 Non-Employee Director Awards

  The Company sponsors stock plans for non-employee directors under which 0.4 million shares of the Company's common stock have been authorized for issuance in the form of option grants, stock awards or deferred compensation. The fair value of awards granted under this plan is charged to expense over the vesting period of the related grant. The effect of these grants on results of operations was not material.

 401(k) Plan

  Employees of Dean Witter Discover are eligible to participate in the Dean Witter Discover 401(k) plan upon meeting certain eligibility requirements. The Company matches a portion of each participant's contribution based upon the performance of the Company. The Company's contributions to the Dean Witter Discover 401(k) plan were $42 million, $37 million and $34 million in fiscal 1996, 1995 and 1994.

 Employees Equity Accumulation Plan

  The Dean Witter Discover shareholders approved the Dean Witter Discover & Co. Employees' Equity Accumulation Plan on May 28, 1997. This plan is intended to align key employees' interest with shareholders' through equity-based compensation and to permit the granting of awards that will constitute performance-based compensation for certain executive officers. Under this plan, the Company will issue an aggregate of not more than 30 million shares of common stock.

MORGAN STANLEY PREDECESSOR PLANS

 Equity Incentive Compensation Plan

  Stock units representing Morgan Stanley's employees' rights to receive unrestricted common shares ("Stock Units") are awarded annually to key employees; compensation expense for all such awards (including those subject to forfeiture) amounted to $447 million, $178 million and $171 million for fiscal 1996, fiscal 1995 and fiscal 1994. Compensation expense for such awards was determined based on the fair value of the Company's common stock (as defined in the plan). Stock Units had been awarded pursuant to the Morgan Stanley 1988 Equity Incentive Compensation Plan. On April 3, 1996, Morgan Stanley shareholders approved the Morgan Stanley 1995 Equity Incentive Compensation Plan, and Stock Unit awards are now granted under this plan only. For purposes of this footnote, the term "EICP" shall refer collectively to the Morgan Stanley 1988 Equity Incentive Compensation Plan and the Morgan Stanley 1995 Equity Incentive Compensation Plan.

  Stock Units generally will convert to shares of the Company's common stock within five or 10 years from grant (or earlier in the event of the holder's death or retirement, as defined). Holders of Stock Units generally have all the rights of a common shareholder, subject to restrictions on transfer of ownership of the units for the five- or 10-year period. Holders of the Stock Units generally will forfeit ownership only in certain limited situations, including termination for cause during the restriction period. In addition, holders of the Stock Units having a 10-year restriction period, which were awarded in respect of services for fiscal years 1992 to 1995, and holders of Stock Units which were awarded in respect of services for fiscal 1996, will generally forfeit ownership of a portion of their Stock Units if their employment is terminated before the end of the relevant restriction period.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  On April 3, 1996, the Company's shareholders approved the reservation of 144,319,699 million shares of common stock for awards under the Morgan Stanley EICP (including stock options). At fiscal year end 1996, approximately 130,350,000 million shares reserved for future awards under the Morgan Stanley EICP remain (net of fiscal 1996 awards).

 Stock Option Awards

  Prior to fiscal 1989, stock options had been awarded pursuant to the Morgan Stanley's 1986 Stock Option Plan which provided for the granting of stock options having an exercise price not less than the fair value of the Company's common stock (as defined in the plan) on the date of grant. Such options generally became exercisable over a three-year period and expire 10 years from the date of the grant. Since fiscal 1989, stock options have been awarded pursuant to the Morgan Stanley EICP. Options awarded under the Morgan Stanley EICP are exercisable at a price equal to the fair value of the Company's common stock (as defined in the plan) and will generally expire seven or 10 years (depending on the year awarded) from grant.

  The following table sets forth activity relating to the Morgan Stanley stock option awards:

                            FISCAL 1996         FISCAL 1995         FISCAL 1994
                         ------------------- ------------------- -------------------
                           NUMBER    AVERAGE   NUMBER    AVERAGE   NUMBER    AVERAGE
                             OF      OPTION      OF      OPTION      OF      OPTION
                           SHARES     PRICE    SHARES     PRICE    SHARES     PRICE
                         ----------  ------- ----------  ------- ----------  -------
Options outstanding at
 beginning of period.... 35,364,648  $14.04  22,380,923  $ 9.17  22,194,787  $ 7.82
  Granted...............  7,445,581   30.19  18,813,412   18.07   1,999,800   22.98
  Exercised............. (7,068,518)   8.30  (5,524,794)   7.72  (1,695,689)   6.86
  Forfeited.............   (801,686)  23.12    (304,893)  19.10    (117,975)  22.62
                         ----------  ------  ----------  ------  ----------  ------
Options outstanding at
 end of period.......... 34,940,025   18.44  35,364,648   14.04  22,380,923    9.17
                         ----------  ------  ----------  ------  ----------  ------
Options exercisable at
 end of period.......... 19,347,082  $13.82  24,825,488  $12.39  19,426,130  $ 7.88
                         ==========  ======  ==========  ======  ==========  ======

  The following table presents information relating to Morgan Stanley stock options outstanding at fiscal year end 1996.

                                                                        AVERAGE
                                                                       REMAINING
                                                 NUMBER      NUMBER      LIFE
RANGE OF EXERCISE PRICES                       OUTSTANDING EXERCISABLE  (YEARS)
------------------------                       ----------- ----------- ---------
$ 6.00-$12.99.................................  7,918,690   7,918,690     1.1
$13.00-$19.99................................. 17,977,661  11,393,966     8.2
$20.00-$26.99.................................  1,918,254      34,426     4.6
$27.00-$33.99.................................  6,855,310         --      6.1
$34.00-$40.99.................................    270,110         --      8.7
                                               ----------  ----------     ---
  Total....................................... 34,940,025  19,347,082     6.0
                                               ==========  ==========     ===

 Capital Accumulation Plan

  Under the Morgan Stanley Capital Accumulation Plan ("CAP"), vested units consisting of unsecured rights to receive payments based on notional interests in existing and future risk-capital investments made directly or indirectly by the Company ("CAP Units") are granted to key employees. The value of the CAP Units awarded for services rendered in fiscal 1996, 1995 and 1994 was approximately $7 million, $12 million and $14 million, respectively, all of which relate to vested units.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

 Carried Interest Plans

  Under the Morgan Stanley Carried Interest Plans, certain key employees effectively participate in a portion of the Company's realized gains from certain of its equity investments in merchant banking transactions. Compensation expense for fiscal 1996, 1995 and 1994 related to these plans aggregated $0.2 million, $14 million and $25 million, respectively.

 Real Estate Fund Plans

  On September 26, 1995, the Morgan Stanley Board of Directors approved the adoption of the Morgan Stanley Real Estate Compensation Plan and the Morgan Stanley Real Estate Profits Participation Plan. Under these plans, select employees and consultants may participate in certain gains realized by the Company's real estate funds. Compensation expense relating to these plans aggregated $13 million and $9 million for fiscal 1996 and fiscal 1995, respectively.

  The Company also has established a worldwide profit sharing plan and an employee stock ownership plan for the benefit of substantially all Morgan Stanley U.S. employees. The following summarizes these plans:

 Profit Sharing Plan

  The Company sponsors a qualified non-contributory profit sharing plan covering substantially all Morgan Stanley's U.S. employees and also provides cash payment of profit sharing to employees of its international subsidiaries. Contributions are made at the discretion of management based upon the financial performance of the Company. Total profit sharing expense for fiscal 1996, fiscal 1995 and fiscal 1994 (excluding Company contributions to the Morgan Stanley Employee Stock Ownership Plan, which increased in fiscal 1995) was $30 million, $14 million and $23 million, respectively.

 Employee Stock Ownership Plan

  The Company has a $140 million leveraged employee stock ownership plan, funded through an independently managed trust. The Morgan Stanley Group Inc. and Subsidiaries Employee Stock Ownership Plan ("ESOP") was established to broaden internal ownership of the Company and to provide benefits to its employees in a cost-effective manner. Each of the 3.7 million preferred shares outstanding at fiscal year end 1996, is held by the ESOP trust and is convertible into 3.3 shares of the Company's common stock and is entitled to annual dividends of $2.78 per preferred share. The ESOP trust funded its stock purchase through a loan of $140 million from Morgan Stanley. The ESOP trust note, due September 19, 2010 (extendable at the option of the ESOP trust to September 19, 2015), bears a 10- 3/8% interest rate per annum with principal payable without penalty on or before the due date. The ESOP trust expects to make principal and interest payments on the note from funds provided by dividends on the shares of convertible preferred stock and contributions from the Company. The note receivable from the ESOP trust is reflected as a reduction in the Company's shareholders' equity. Shares allocated to employees generally may not be withdrawn until the employee's death, disability, retirement or termination. Upon withdrawal, each share of ESOP preferred stock generally will be converted into 3.3 shares of the Company's common stock. If the fair value of such 3.3 common shares at conversion is less than the $35.88 liquidation value of an ESOP preferred share, the Company will pay the withdrawing employee the difference in additional common shares or cash.

  Contributions to the ESOP by the Company and allocation of ESOP shares to employees are made annually at the discretion of the Board of Directors. The cost of shares allocated to participants' accounts amounted to $9 million in fiscal 1996, $13 million in fiscal 1995 and $10 million in fiscal 1994. The ESOP debt service costs for fiscal 1996, fiscal 1995 and fiscal 1994 were paid from dividends received on preferred stock held by the plan and from Company contributions.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

 Pro forma Effect of SFAS No. 123

  Had the Company elected to recognize compensation cost pursuant to SFAS No. 123 for the Morgan Stanley and the Dean Witter Discover stock option plans and the Dean Witter Discover Employee Stock Purchase Plan, net income would have been reduced by $60 million and $111 million for fiscal year 1996 and 1995. Primary and fully diluted earnings per common share would have been reduced by $0.10 and $0.18 for fiscal year 1996 and 1995.

  The weighted average fair value at date of grant for Morgan Stanley options granted during fiscal 1996 and 1995 was $9.08 and $7.57 per option, respectively. The fair value of Morgan Stanley options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following weighted average assumptions.

                                                                FISCAL YEAR
                                                               ---------------
                                                               1996  1995
                                                               ----  ----
Risk-free interest rate.......................................  5.5%  7.3%
Expected option life in years.................................  5.3   9.5
Expected stock price volatility............................... 27.5% 28.5%
Expected dividend yield.......................................  1.6%  2.0%

  The weighted average fair value at date of grant for Dean Witter Discover options granted during fiscal 1996 and 1995 was $6.68 and $5.46 per option, respectively. The fair value of Dean Witter Discover options at date of grant was estimated using a binomial option pricing model utilizing the following weighted average assumptions.

                                                                FISCAL YEAR
                                                               ---------------
                                                               1996  1995
                                                               ----  ----
Risk-free interest rate.......................................  5.3%  7.7%
Expected option life in years.................................  5.5   5.5
Expected stock price volatility............................... 22.2% 22.2%
Expected dividend yield.......................................  1.7%  1.8%

12. EMPLOYEE BENEFIT PLANS

  The Company sponsors various pension plans for the majority of its worldwide employees. It provides certain other postretirement benefits, primarily health care and life insurance, to eligible employees. The Company also provides certain benefits to former or inactive employees prior to retirement. The following summarizes these plans:

 Pension Plans

  Substantially all of the U.S. employees of the Company and its U.S. affiliates are covered by a non-contributory pension plan that is qualified under Section 401(a) of the Internal Revenue Code (the "Qualified Plan"). Unfunded supplementary plans (the "Supplemental Plans") cover certain executives. In addition to the Qualified Plan and the Supplemental Plans (collectively, the "U.S. Plans"), the Company maintains a separate pension plan which covers substantially all employees of the Company's U.K. subsidiaries (the "U.K. Plan"). Eight other international subsidiaries also have pension plans covering substantially all of their employees. These pension plans generally provide pension benefits that are based on each employee's years of credited service and compensation during the final years of employment. The Company's policy is to fund the accrued cost of the Qualified Plan, the U.K. Plan and the other international plans currently. Liabilities for benefits payable under the Supplemental Plans are accrued by the Company and are funded when paid to the beneficiaries.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  During fiscal 1996, the benefit structure of the U.K. Plan was changed from a defined benefit plan to a defined contribution plan. Under the defined contribution plan, benefits are determined by the purchasing power of the accumulated value of contributions paid. Under the defined benefit plan, benefits were expressed as a proportion of earnings at or near retirement based on years of service. In fiscal 1996, the Company's expense related to the defined contribution U.K. Plan was $3 million.

  The following tables present information for the Dean Witter Discover predecessor pension plans and Morgan Stanley predecessor pension plans on an aggregate basis.

  Pension expense includes the following components:

                                                               FISCAL YEAR
                                                             ------------------
                                                             1996   1995   1994
                                                             -----  -----  ----
                                                               (DOLLARS IN
                                                                MILLIONS)
U.S. Plans
  Service cost, benefits earned during the period........... $  48  $  35  $ 42
  Interest cost on projected benefit obligation.............    58     50    47
  Return on plan assets.....................................  (111)  (103)  (15)
  Difference between actual and expected return on assets...    20     20   (12)
  Net amortization..........................................    35     30   (23)
                                                             -----  -----  ----
Total U.S. Plans............................................    50     32    39
U.K. Plan
  Service cost, benefits earned during the period...........     6      7     6
  Interest cost on projected benefit obligation.............     3      3     2
  Return on plan assets.....................................    (4)    (5)   (2)
  Difference between actual and expected return on assets...     1      2    (1)
                                                             -----  -----  ----
Total U.K. Plan.............................................     6      7     5
Other international plans...................................     6      6     5
                                                             -----  -----  ----
Total pension expense....................................... $  62  $  45  $ 49
                                                             =====  =====  ====

  The following table provides the assumptions used in determining the projected benefit obligation for the U.S. Plans and the U.K. Plan:

                                          FISCAL YEAR          FISCAL YEAR
                                          ENDED 1996            ENDED 1995
                                      -------------------- ---------------------
                                        U.S.
                                        PLANS    U.K. PLAN U.S. PLANS  U.K. PLAN
                                      ---------  --------- ----------  ---------
Weighted average discount rate....... 7.50-7.75%   9.00%   7.25-7.50%    9.00%
Rate of increase in future compensa-
 tion levels.........................      5.00%   7.00%        5.00%    7.00%
Expected long-term rate of return on
 plan assets.........................      9.00%   9.00%        9.00%    9.00%

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

  The following table sets forth the funded status of the U.S. Plans and the U.K. Plan.

                              AT FISCAL YEAR END 1996          AT FISCAL YEAR END 1995
                          -------------------------------- --------------------------------
                                U.S. PLANS                       U.S. PLANS
                          ----------------------           ----------------------
                          QUALIFIED SUPPLEMENTAL U.K. PLAN QUALIFIED SUPPLEMENTAL U.K. PLAN
                          --------- ------------ --------- --------- ------------ ---------
                                                (DOLLARS IN MILLIONS)
Actuarial present value
 of vested benefit
 obligation.............    $(592)      $(38)      $(59)     $(561)      $(33)      $(31)
                            =====       ====       ====      =====       ====       ====
Accumulated benefit
 obligation.............    $(636)      $(59)      $(61)     $(600)      $(54)      $(31)
Effect of future salary
 increases..............     (140)       (19)        --       (129)       (18)        (8)
                            -----       ----       ----      -----       ----       ----
Projected benefit
 obligation.............     (776)       (78)       (61)      (729)       (72)       (39)
Plan assets at fair
 market value (primarily
 listed stocks and
 bonds).................      785         --         58        671         --         43
                            -----       ----       ----      -----       ----       ----
Projected benefit
 obligation less than or
 (in excess of) plan
 assets.................        9        (78)        (3)       (58)       (72)         4
Unrecognized net (gain)
 or loss................      (15)        13         --         50         12        (13)
Unrecognized prior
 service cost...........        5         (4)        --          5         (4)        --
Unrecognized net (asset)
 obligation at January
 1, 1987 net of
 amortization...........      --           5         --         (2)         6         --
                            -----       ----       ----      -----       ----       ----
Prepaid (accrued)
 pension cost at fiscal
 year-end...............    $  (1)      $(64)      $ (3)     $ (5)       $(58)       $(9)
                            =====       ====       ====      =====       ====       ====

 Postretirement Benefits

  The Company has unfunded postretirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents. At fiscal year end 1996 and 1995, the Company's obligation for these benefits was $67 million and $61 million.

 Postemployment Benefits

  Postemployment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits, and continuation of benefits such as health care benefits and life insurance coverage for benefits provided to former or inactive employees after employment but before retirement. These benefits were not material to the consolidated financial statements in fiscal 1996, 1995 and 1994.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

13. INCOME TAXES

  The provision for income taxes consists of:

                                                              FISCAL YEAR
                                                           -------------------
                                                            1996   1995   1994
                                                           ------  -----  ----
                                                              (DOLLARS IN
                                                               MILLIONS)
Current
  U.S. federal............................................ $1,096  $ 730  $697
  U.S state and local.....................................    290    205   222
  Non-U.S.................................................    177    104    80
                                                           ------  -----  ----
                                                            1,563  1,039   999
                                                           ------  -----  ----
Deferred
  U.S. federal............................................   (326)  (120) (218)
  U.S. state and local....................................    (74)   (54)  (88)
  Non-U.S. ...............................................    (26)   (38)   12
                                                           ------  -----  ----
                                                             (426)  (212) (294)
                                                           ------  -----  ----
Provision for income taxes................................ $1,137  $ 827  $705
                                                           ======  =====  ====

  The following table reconciles the provision to the U.S. federal statutory income tax rate:

                                                              FISCAL YEAR
                                                           -------------------
                                                            1996   1995   1994
                                                           ------  -----  ----
U.S. federal statutory income tax rate....................   35.0%  35.0% 35.0%
U.S. state and local income taxes, net of U.S. federal
 income tax benefits......................................    4.6    4.2   4.1
Lower tax rates applicable to non-U.S. earnings...........   (1.7)  (2.9) (2.6)
Reduced tax rate applied to dividends.....................   (0.1)  (0.2) (0.2)
Other.....................................................   (1.3)   --   (0.4)
                                                           ------  -----  ----
Effective income tax rate.................................   36.5%  36.1% 35.9%
                                                           ======  =====  ====

  Lower tax rates applicable to non-U.S. earnings include the benefit of foreign tax credits utilized against U.S. federal income taxes. The Company intends to permanently reinvest earnings of international subsidiaries or repatriate such earnings only when it is tax effective to do so. U.S. federal income taxes that would be payable upon repatriation are estimated to be $487 million. Under SFAS No. 109, "Accounting for Income Taxes," deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company's deferred tax assets and liabilities at fiscal year end 1996 and 1995 are as follows:

                                                                    AT FISCAL
                                                                    YEAR END
                                                                  -------------
                                                                   1996   1995
                                                                  ------ ------
                                                                    (DOLLARS IN
                                                                      MILLIONS)
Deferred tax assets
  Employee compensation and benefit plans........................ $1,027 $  793
  Loan loss allowance............................................    438    367
  Other valuation and liability allowances.......................    283    280
  Other..........................................................    105    108
                                                                  ------ ------
Total deferred tax assets........................................  1,853  1,548
                                                                  ------ ------
Deferred tax liabilities
  Prepaid commissions............................................    199    126
  Valuation of inventory, investments and receivables............     42    245
  Other..........................................................    160    138
                                                                  ------ ------
Total deferred tax liabilities...................................    401    509
                                                                  ------ ------
Net deferred tax assets.......................................... $1,452 $1,039
                                                                  ====== ======

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

14.  GEOGRAPHIC AREA DATA

  Total revenues, net revenues, income before taxes and identifiable assets of the Company's operations by geographic area are as follows:

                             TOTAL REVENUES                NET REVENUES
                         -------------------------  ----------------------------
                         FISCAL   FISCAL   FISCAL    FISCAL    FISCAL    FISCAL
                          1996     1995     1994      1996      1995      1994
                         -------  -------  -------  --------  --------  --------
                                       (DOLLARS IN MILLIONS)
International
  Europe................ $ 5,616  $ 4,551  $ 3,909  $  1,429  $  1,079  $    852
  Asia..................     768      748      600       700       626       498
                         -------  -------  -------  --------  --------  --------
    Total...............   6,384    5,299    4,509     2,129     1,705     1,350
North America...........  24,236   18,110   14,317    10,187     8,374     7,584
  Eliminations..........  (8,448)  (4,677)  (2,969)     (299)     (268)     (311)
                         -------  -------  -------  --------  --------  --------
    Total............... $22,172  $18,732  $15,857  $ 12,017  $  9,811  $  8,623
                         =======  =======  =======  ========  ========  ========
                           INCOME BEFORE TAXES         IDENTIFIABLE ASSETS
                         -------------------------  ----------------------------
                         FISCAL   FISCAL   FISCAL    FISCAL    FISCAL    FISCAL
                          1996     1995     1994      1996      1995      1994
                         -------  -------  -------  --------  --------  --------
                                       (DOLLARS IN MILLIONS)
International
  Europe................ $   328  $   237  $    91  $113,734  $ 85,393  $ 71,774
  Asia..................     161      158      144    21,561    17,363    15,313
                         -------  -------  -------  --------  --------  --------
    Total...............     489      395      235   135,295   102,756    87,087
North America...........   2,628    1,897    1,727   242,510   178,009   160,732
  Eliminations..........      --       --       --  (138,945)  (98,804)  (88,342)
                         -------  -------  -------  --------  --------  --------
    Total............... $ 3,117  $ 2,292  $ 1,962  $238,860  $181,961  $159,477
                         =======  =======  =======  ========  ========  ========

  Because of the international nature of the financial markets and the resulting geographic integration of the Company's business, the Company manages its business with a view to the profitability of the enterprise as a whole, and, as such, profitability by geographic area is not necessarily meaningful.

15.  SEGMENT INFORMATION

  The Company is in the business of providing financial services, and operates in two business segments--Securities and Credit Services. Securities engages in delivering a broad range of financial products and services, including asset management, to individual and institutional investors. Credit Services is engaged in the issuance and servicing of general purpose credit cards, consumer lending and electronic transaction processing services.

  The following table presents certain information regarding these business segments.

                                                            FISCAL YEAR
                                                     --------------------------
                                                       1996     1995     1994
                                                     -------- -------- --------
                                                       (DOLLARS IN MILLIONS)
Total revenues
  Securities........................................ $ 17,010 $ 14,398 $ 12,397
  Credit Services...................................    5,162    4,334    3,460
Income before income taxes
  Securities........................................    2,403    1,571    1,290
  Credit Services...................................      714      721      672
Identifiable assets at end of period(1)
  Securities........................................  212,769  158,104  141,576
  Credit Services...................................   26,091   23,857   17,901

--------
(1) Corporate assets have been fully allocated to the Company's business segments.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

16.  ACQUISITIONS

  In the first quarter of fiscal 1996, the Company completed its purchase of MAS, an institutional investment manager, for $350 million, payable in a combination of cash, notes and common stock of the Company. The Company's fiscal 1996 results include the results of MAS since January 3, 1996, the date of acquisition.

  In the fourth quarter of fiscal 1996, the Company completed its purchase of VKAC for $1.175 billion. The consideration for the purchase of the equity of VKAC consisted of cash and approximately $26 million of preferred securities issued by one of the Company's subsidiaries and exchangeable into common stock of the Company. The Company's fiscal 1996 results include the results of VKAC since October 31, 1996, the date of acquisition.

  On April 3, 1997, the Company announced the acquisition of the institutional global custody business of Barclays PLC ("Barclays"). The amount of consideration for this business is to be fixed over a period of time based on account retention. The transaction involves approximately $250 billion of assets currently administered by Barclays, and the combination of Barclays with the Company's global custody business would have increased the Company's assets under administration at fiscal year end 1996 to approximately $394 billion on a pro forma basis (assuming that current clients of Barclays agree to become clients of the Company). Barclays has agreed to provide global subcustodial services to the Company for a period of time after completion of the acquisition.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

17. QUARTERLY RESULTS (UNAUDITED)

                                                1996
                         ----------------------------------------------------
                                           FISCAL QUARTER
                         ----------------------------------------------------
                            FIRST         SECOND       THIRD        FOURTH
                         ------------  ------------ ------------ ------------
                          (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE
                                                DATA)                         --- --- ---
Revenues
  Investment banking.... $        464  $        599 $        477 $        650
  Principal transac-
   tions:
    Trading.............          823           679          534          623
    Investments.........           (7)           38           29           26
  Commissions...........          455           463          412          446
  Merchant and
   cardmember fees......          320           346          379          461
  Servicing fees........          200           192          223          204
  Interest and divi-
   dends................        2,794         2,809        3,038        2,647
  Asset management and
   administration.......          397           429          427          479
  Other.................           28            34           20           34
                         ------------  ------------ ------------ ------------
   Total revenues.......        5,474         5,589        5,539        5,570
  Interest expense......        2,250         2,245        2,419        2,020
  Provision for consumer
   loan losses..........          225           272          304          420
                         ------------  ------------ ------------ ------------
  Net revenues..........        2,999         3,072        2,816        3,130
                         ------------  ------------ ------------ ------------
Expenses excluding in-
 terest
  Compensation and bene-
   fits.................        1,275         1,303        1,171        1,322
  Occupancy and equip-
   ment.................          119           120          122          132
  Brokerage, clearing
   and exchange fees....           77            79           76           85
  Information processing
   and
   communications.......          232           239          249          276
  Business development..          229           243          247          308
  Professional services.           60            80           85          109
  Other.................          167           164          158          173
                         ------------  ------------ ------------ ------------
   Total expenses ex-
    cluding interest....        2,159         2,228        2,108        2,405
                         ------------  ------------ ------------ ------------
Income before income
 taxes..................          840           844          708          725
Provision for income
 taxes..................          322           304          250          261
                         ------------  ------------ ------------ ------------
Net income.............. $        518  $        540 $        458 $        464
                         ============  ============ ============ ============
Earnings applicable to
 common shares(1)....... $        502  $        523 $        443 $        446
                         ============  ============ ============ ============
Per common share(2)
  Primary earnings(3)... $       0.83  $       0.87 $       0.75 $       0.76
  Fully diluted earn-
   ings(3).............. $       0.81  $       0.86 $       0.73 $       0.74
  Dividends to common
   shareholders......... $       0.11  $       0.11 $       0.11 $       0.11
  Book value............ $      15.86  $      16.42 $      16.93 $      18.43
Average common and
 equivalent shares(2)
  Primary...............  606,585,943   600,219,450  591,882,036  587,117,776
  Fully diluted.........  620,807,404   612,616,954  604,879,722  601,438,805
Stock price range....... $22.50-29.00  $25.56-31.06 $24.13-28.88 $27.56-34.38

--------
(1) Amounts shown are used to calculate primary earnings per share.
(2) Per share and share data have been restated to reflect the Company's two-for-one stock splits.
(3) Summation of the quarters' earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

17. QUARTERLY RESULTS (UNAUDITED)--CONTINUED

                                                1995
                         ----------------------------------------------------
                                           FISCAL QUARTER
                         ----------------------------------------------------
                            FIRST        SECOND        THIRD        FOURTH
                         ------------ ------------  ------------ ------------
                          (DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE
                                                DATA)                         --- --- ---
Revenues
  Investment banking.... $        282 $        322  $        400 $        552
  Principal transac-
   tions:
    Trading.............          323          559           474          329
    Investments.........           19           (6)           69           39
  Commissions...........          345          379           396          413
  Merchant and
   cardmember fees......          240          265           286          344
  Servicing fees........          172          174           188          163
  Interest and divi-
   dends................        2,617        2,555         2,743        2,615
  Asset management
   and administration...          337          339           348          353
  Other.................           30           27            17           24
                         ------------ ------------  ------------ ------------
   Total revenues.......        4,365        4,614         4,921        4,832
  Interest expense......        2,085        2,040         2,126        1,939
  Provision for consumer
   loan losses..........          118          136           190          287
                         ------------ ------------  ------------ ------------
  Net revenues..........        2,162        2,438         2,605        2,606
                         ------------ ------------  ------------ ------------
Expenses excluding in-
 terest
  Compensation and bene-
   fits.................          850          965         1,086        1,104
  Occupancy and equip-
   ment.................          110          110           116          118
  Brokerage, clearing
   and exchange fees....           67           76            75           71
  Information processing
   and
   communications.......          203          224           219          243
  Business development..          191          193           234          256
  Professional services.           67           63            56           66
  Other.................          182          171           165          179
  Relocation charge.....           59          --            --           --
                         ------------ ------------  ------------ ------------
   Total expenses
    excluding interest..        1,729        1,802         1,951        2,037
                         ------------ ------------  ------------ ------------
Income before income
 taxes..................          433          636           654          569
Provision for income
 taxes..................          164          233           226          204
                         ------------ ------------  ------------ ------------
Net income.............. $        269 $        403  $        428 $        365
                         ============ ============  ============ ============
Earnings applicable to
 common shares(1)....... $        253 $        387  $        411 $        349
                         ============ ============  ============ ============
Per common share(2)
  Primary earnings(3)... $       0.42 $       0.63  $       0.67 $       0.57
  Fully diluted earn-
   ings(3).............. $       0.41 $       0.62  $       0.66 $       0.56
  Dividends to common
   shareholders......... $       0.08 $       0.08  $       0.08 $       0.08
  Book value............ $      13.68 $      14.28  $      14.87 $      15.63
Average common and
 equivalent shares(2)
  Primary...............  601,430,183  610,745,761   612,454,663  613,132,181
  Fully diluted.........  615,207,907  624,500,649   627,069,025  625,554,424
Stock price range....... $16.75-21.69 $20.00-24.38  $23.19-29.13 $23.25-28.06

--------
(1) Amounts shown are used to calculate primary earnings per share.
(2) Per share and share data have been restated to reflect the Company's two-for-one stock splits.
(3) Summation of the quarters' earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

                      FIVE YEAR SUMMARY OF FINANCIAL DATA

                                                   FISCAL YEAR
                                   --------------------------------------------
                                     1996     1995     1994     1993     1992
                                   -------- -------- -------- -------- --------
                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues
  Investment banking.............. $  2,190 $  1,556 $  1,102 $  1,642 $  1,233
  Principal transactions:
    Trading.......................    2,659    1,685    1,614    1,778    1,556
    Investments...................       86      121      154      157       98
  Commissions.....................    1,776    1,533    1,323    1,284    1,022
  Merchant and cardmember fees....    1,506    1,135      940      771      641
  Servicing fees..................      819      697      586      533      413
  Interest and dividends..........   11,288   10,530    8,715    7,336    6,755
  Asset management and administra-
   tion...........................    1,732    1,377    1,317    1,074      879
  Other...........................      116       98      106       77       81
                                   -------- -------- -------- -------- --------
    Total revenues................   22,172   18,732   15,857   14,652   12,678
  Interest expense................    8,934    8,190    6,697    5,620    5,346
Provision for consumer loan loss-
 es...............................    1,221      731      537      443      472
                                   -------- -------- -------- -------- --------
    Net revenues..................   12,017    9,811    8,623    8,589    6,860
                                   -------- -------- -------- -------- --------
Expenses excluding interest
  Compensation and benefits.......    5,071    4,005    3,535    3,687    2,972
  Other...........................    3,829    3,455    3,126    2,727    2,374
  Relocation charge...............      --        59      --       --       --
                                   -------- -------- -------- -------- --------
    Total expenses excluding in-
     terest.......................    8,900    7,519    6,661    6,414    5,346
                                   -------- -------- -------- -------- --------
Gain on sale of subsidiary stock..      --       --       --       --        32
                                   -------- -------- -------- -------- --------
Income before income taxes........    3,117    2,292    1,962    2,175    1,546
Provision for income taxes........    1,137      827      705      803      586
                                   -------- -------- -------- -------- --------
Net income before cumulative
 effect of accounting change......    1,980    1,465    1,257    1,372      960
Cumulative effect of accounting
 change...........................      --       --       --       --        37
                                   -------- -------- -------- -------- --------
Net income........................ $  1,980 $  1,465 $  1,257 $  1,372 $    923
                                   ======== ======== ======== ======== ========
Earnings applicable to common
 shares(1)........................ $  1,914 $  1,400 $  1,192 $  1,317 $    873
                                   ======== ======== ======== ======== ========
PER SHARE DATA:(2)(3)
Earnings per common share
  Primary......................... $   3.22 $   2.30 $   1.96 $   2.24 $    --
  Fully diluted...................     3.14     2.25     1.93     2.20      --
Book value per common share.......    18.43    15.63    13.38    11.43      --
Dividends per common share........     0.44     0.32     0.25     0.15      --

                                               FISCAL YEAR
                               ------------------------------------------------
                                 1996      1995      1994      1993      1992
                               --------  --------  --------  --------  --------
                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE SHEET AND OTHER OPER-
 ATING DATA:
Total assets.................  $238,860  $181,961  $159,477  $161,519  $137,503
Consumer loans...............    23,188    21,556    16,174    12,148     9,795
Total capital(4).............    31,152    24,644    20,933    15,112     9,014
Long-term borrowings(4)......    19,450    14,636    12,352     7,702     3,156
Shareholders' equity.........    11,702    10,008     8,581     7,410     5,858
Return on average sharehold-
 ers' equity(5)..............      20.0%     16.4%     15.8%     21.7%     17.5%

--------
(1) Amounts shown are used to calculate primary earnings per common share.
(2) Per share data have been restated to reflect the Company's two-for-one stock splits.
(3) Prior to 1993, Dean Witter Discover was not a public company and therefore, per share data was not meaningful.
(4) These amounts exclude the current portion of long-term borrowings and include Capital Units.
(5) Return on average shareholders' equity for 1992 excludes the effects of a $37 million charge for the cumulative effect of a change in the method of accounting for postretirement benefits other than pensions, a non-recurring gain of $32 million from the initial public offering of SPS Transaction Services, Inc. common stock and a $133 million capital contribution from Sears, Roebuck and Co. on December 31, 1992.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

INTRODUCTION

 The Company

  On May 31, 1997, Morgan Stanley Group Inc. ("Morgan Stanley") was merged with and into Dean Witter, Discover & Co. ("Dean Witter Discover") (the "Merger"). At that time Dean Witter Discover changed its corporate name to Morgan Stanley, Dean Witter, Discover & Co. (the "Company"). In conjunction with the Merger, each share of Morgan Stanley common stock then outstanding was converted into the right to receive 1.65 shares of the Company's common stock (the "Exchange Ratio"), and each share of Morgan Stanley preferred stock was converted into the right to receive one share of a corresponding series of preferred stock of the Company. The Merger was treated as a tax free exchange.

  The Company is a preeminent global financial services firm that maintains leading market positions in each of its business segments--securities, which includes asset management, and credit services. The Company combines three well recognized brands in the financial services industry: Discover(R) Card, Morgan Stanley and Dean Witter. The Company combines Morgan Stanley's global strengths in investment banking, including the origination of quality underwritten public offerings, mergers and acquisitions and other financial advisory services, institutional sales and trading and global asset management with Dean Witter Discover's strengths in providing investment and asset management services to its customers and in providing quality consumer credit products to its customers, primarily through its Discover Card brand. At fiscal year end 1996, the Company had the third largest account executive sales organization in the United States, with approximately 9,100 professional account executives and 371 branches, and one of the largest global asset management operations with total assets under management and administration of $271 billion. In addition, based on its approximately 39 million general purpose credit card accounts at fiscal year end 1996, the Company is the nation's largest credit card issuer as measured by number of accounts and cardmembers.

 Basis of Financial Information

  The supplemental consolidated financial statements give retroactive effect to the merger of Dean Witter Discover and Morgan Stanley in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Dean Witter Discover and Morgan Stanley had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Company and its subsidiaries after financial statements covering the date of consummation of the business combination are issued. The supplemental consolidated statement of changes in shareholders' equity reflects the accounts of the Company as if the additional preferred and common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Dean Witter Discover and Morgan Stanley, included in their Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and November 30, 1996, respectively.

  Prior to the consummation of the merger, Dean Witter Discover's fiscal year ended on December 31 and Morgan Stanley's fiscal year ended on November 30. In recording the pooling of interests combination, Dean Witter Discover's financial statements for the fiscal years ended December 31, 1996, 1995 and 1994 were combined with Morgan Stanley's financial statements for the fiscal years ended November 30, 1996, 1995 and 1994 (on a combined basis, "fiscal year 1996," "fiscal year 1995," and "fiscal year 1994," respectively).

  Certain reclassifications have been made to prior year amounts to conform to the current presentation. All material intercompany balances and transactions have been eliminated.

RESULTS OF OPERATIONS

  The Company's results of operations may be materially affected by market fluctuations and by economic factors. The Company's securities business, particularly its involvement in primary and secondary markets for all types of financial products, including derivatives, is subject to substantial positive and negative fluctuations due to a variety of factors that cannot be predicted with great certainty, including variations in the fair value of securities and other financial products and the volatility and liquidity of trading markets. Fluctuations also occur due to the level of market activity, which, among other things, affects the flow of investment dollars into mutual funds, and the size, number and timing of transactions or assignments (including realization of returns from the Company's principal and merchant banking investments). In the Company's credit services business, changes in economic variables may substantially affect consumer loan growth and credit quality. In addition, results of operations in the past have been and in the future may continue to be materially affected by many factors of a national and international nature, including economic and market conditions; the availability of capital; the level and volatility of interest rates; currency values and other market indices; the availability of credit; inflation; and legislative and regulatory developments. Such factors may also have an impact on the Company's ability to achieve its strategic objectives, including (without limitation) profitable global expansion.

  The Company's results of operations also may be materially affected by competitive factors. In addition to competition from firms traditionally engaged in the securities business, there has been increased competition from other sources, such as commercial banks, insurance companies, mutual fund groups and other companies offering financial services. As a result of recent or pending legislative and regulatory initiatives in the U.S. to remove or relieve certain restrictions on commercial banks, competition in some markets which have traditionally been dominated by investment banks and retail securities firms has increased and may continue to increase in the near future. Such competition, among other things, affects the Company's ability to attract and retain highly skilled individuals. Competitive factors also affect the Company's success in attracting and retaining clients and assets through its ability to meet investors' saving and investment needs through consistency of investment performance and accessibility to financial products and advice. In the credit services industry, competition centers on merchant acceptance of credit cards, credit card account acquisition and customer utilization of credit cards. Merchant acceptance is based on both competitive transaction pricing and the volume of credit cards in circulation. Credit card account acquisition and customer utilization are driven by the offering of credit cards with competitive and appealing features such as no annual fees, low introductory interest rates and other customized features targeting specific consumer groups.

  As a result of the above economic and competitive factors, net income and revenues in any particular period may not be representative of full year results and may vary significantly from year to year and from quarter to quarter. The Company intends to manage its business for the long term and help mitigate the potential effects of market downturns by strengthening its competitive position in the global financial services industry through diversification of its revenue sources and enhancement of its global franchise. Maintaining high levels of profitable business activities, emphasizing fee-based assets that are designed to generate a continuing stream of revenues, managing risks, evaluating credit product pricing and monitoring costs will continue to affect the overall financial results of the Company. In addition, the two complementary trends in the financial services industry of consolidation and globalization present, among other things, technological, risk management and other infrastructure challenges that will require effective resource allocation in order for the Company to remain competitive.

  In an effort to create the platform to support the Company's long-term strategic goal of expanding recurring fee-based revenues, on January 3, 1996 the Company acquired Miller Anderson & Sherrerd, LLP ("MAS"), a premier Philadelphia-based institutional asset management firm, and on October 31, 1996 completed its acquisition of VK/AC Holding, Inc., the parent of Van Kampen American Capital, Inc. ("VKAC"), the country's fourth largest non-proprietary mutual fund provider with approximately $61 billion in assets under management or supervision at fiscal year end. These acquisitions, along with the Merger, combine the well-developed distribution and customer servicing strengths of Dean Witter InterCapital Inc. ("ICAP") and VKAC with the well-regarded investment performance record of Morgan Stanley Asset Management and MAS. In addition, in April 1997, the Company announced the acquisition of Barclays PLC's institutional global custody business, which will also strengthen the Company's global franchise, particularly in Europe, and increase fee-based revenues.

  The favorable market and economic conditions which characterized fiscal 1995 continued throughout fiscal 1996, contributing to higher industry wide securities revenues and to record levels of earnings and net revenues for the Company's securities business. The Company's performance in fiscal 1996 reflected the balanced mix of its global securities business coupled with these favorable market conditions. All of the Company's core businesses generated record earnings. In addition, the Company's securities business ended the fiscal year with record levels of account executives, customer accounts and assets, and assets under management and administration.

  Throughout the year, the U.S. economy deviated little from its course of moderate growth with low inflation. Bond markets, however, were unsettled as the U.S. economy alternately slowed and accelerated, albeit within a relatively narrow range, leaving the markets off balance and making forecasts related to inflation more difficult. After faltering briefly in July due to concerns of higher inflation and interest rates, the equity markets, in particular, rebounded to record levels amid renewed signs of moderate economic growth, which kept the Federal Reserve from altering interest rates from January, 1996 through fiscal year end 1996. In addition, U.S. equity markets were positively impacted by record levels of cash inflows into mutual funds, which facilitated increased demand for new issues and propelled numerous domestic stock indices to record levels. The potential for higher rates of return in the U.S. as compared with other countries also contributed to higher inflows of funds from foreign investors into the U.S. markets.

  In European markets, the first half of fiscal 1996 experienced less robust market conditions as compared with the U.S., as economic performance remained relatively stable in many European countries. In general, European markets became more buoyant in the latter half of the fiscal year, partly driven by a stronger than expected performance in the U.K. economy and lower interest rates in Germany. Japanese markets were relatively weak throughout the year, reflecting a lackluster economic outlook, as wells as concerns regarding the nation's banking industry, particularly its vulnerability to non-performing real estate loans. Markets in Southeast Asia generally experienced slower economic growth with the exception of Hong Kong, which had a year of solid growth in anticipation of the impending change in its sovereignty.

  The worldwide market for mergers and acquisitions continued to be strong during fiscal 1996, resulting in overall improved investment banking conditions. The need for economies of scale, location, financial capacity and the ability to compete globally contributed to an aggressive acquisition marketplace which was further stimulated by relatively low interest rates and the high level of stock prices.

  In fiscal 1996, consumer demand and retail sales continued to increase, favorably impacting credit card transaction volume and consumer loan growth. In fiscal 1996, the Company continued to invest in growth through the expansion of its NOVUS Network and by increasing its marketing and solicitation activities. The NOVUS Network is the third largest credit card network in the United States and consists of merchant and cash access locations that accept the Discover Card and other cards that carry the NOVUS logo. In fiscal 1996, the Company launched its first NOVUS affinity credit card program--the National Alliance for Species SurvivalSM Card. Credit Services ended the year with record levels of NOVUS Network merchant locations, general purpose credit card accounts and transaction volume, and consumer loans.

  The Company achieved net income of $1,980 million in fiscal 1996, a 35% increase from fiscal 1995. In fiscal 1995, net income increased 17% to $1,465 million. Primary earnings per common shares increased 40% to $3.22 in fiscal 1996 and 17% to $2.30 in fiscal 1995. Fully diluted earnings per common share increased 40% to $3.14 in fiscal 1996 and 17% to $2.25 in fiscal 1995. The Company's return on average shareholders' equity was 20% in fiscal 1996 and 16% in fiscal 1995 and fiscal 1994.

  The remainder of Management's Discussion and Analysis is presented on a business segment basis. Substantially all of the operating revenues and operating expenses of the Company can be directly attributed to its two business segments, securities, which includes asset management, and credit services. Certain reclassifications have been made to prior period amounts to conform to the current presentation.

                        SECURITIES STATEMENTS OF INCOME

                             (DOLLARS IN MILLIONS)

                                                      FISCAL YEAR
                                         --------------------------------------
                                          1996    1995    1994    1993    1992
                                         ------- ------- ------- ------- ------
Revenues
 Investment banking..................... $ 2,190 $ 1,556 $ 1,102 $ 1,642 $1,233
 Principal transactions:
  Trading...............................   2,659   1,685   1,614   1,778  1,556
  Investments...........................      86     121     154     157     98
 Commissions............................   1,776   1,533   1,323   1,284  1,022
 Interest and dividends.................   8,460   8,031   6,782   5,862  5,189
 Asset management and administration....   1,732   1,377   1,317   1,074    879
 Other..................................     107      95     105      75     70
                                         ------- ------- ------- ------- ------
  Total revenues........................  17,010  14,398  12,397  11,872 10,047
Interest expense........................   7,845   7,205   6,014   5,079  4,646
                                         ------- ------- ------- ------- ------
  Net revenues..........................   9,165   7,193   6,383   6,793  5,401
                                         ------- ------- ------- ------- ------
Expenses excluding interest
 Compensation and benefits..............   4,566   3,566   3,161   3,361  2,677
 Occupancy and equipment................     429     403     374     347    342
 Brokerage, clearing and exchange fees..     317     289     276     230    198
 Information processing and communica-
  tions.................................     509     470     426     366    334
 Business development...................     290     229     259     214    181
 Professional services..................     280     203     204     160    130
 Other..................................     371     403     393     450    355
 Relocation charge......................     --       59     --      --     --
                                         ------- ------- ------- ------- ------
  Total expenses excluding interest.....   6,762   5,622   5,093   5,128  4,217
                                         ------- ------- ------- ------- ------
Income before income taxes and cumula-
 tive effect of
 accounting change......................   2,403   1,571   1,290   1,665  1,184
Provision for income taxes..............     872     553     448     613    463
                                         ------- ------- ------- ------- ------
Income before cumulative effect of ac-
 counting change........................   1,531   1,018     842   1,052    721
Cumulative effect of accounting change,
 net of income
 taxes..................................     --      --      --      --      30
                                         ------- ------- ------- ------- ------
  Net income............................ $ 1,531 $ 1,018 $   842 $ 1,052 $  691
                                         ======= ======= ======= ======= ======
Preferred stock dividend requirements... $    66 $    65 $    65 $    55 $   50
                                         ======= ======= ======= ======= ======
Earnings applicable to common shares.... $ 1,465 $   953 $   777 $   997 $  641
                                         ======= ======= ======= ======= ======

SECURITIES

  Securities provides a wide range of financial products, services and investment advice to individual and institutional investors. Securities business activities are conducted in the United States and in 19 other countries and include investment banking, research, institutional sales and trading and global asset management, and investment and asset management products and services for individual clients. At fiscal year end 1996, the Company served the needs of over 3.2 million individual and institutional clients with assets of $478 billion. The Company had the third largest account executive sales organizations in the United States with approximately 9,100 professional account executives and 371 branches at fiscal year end 1996. With well-recognized brand names, including those associated with ICAP, VKAC, Morgan Stanley Asset Management and MAS, the Company has one of the largest global asset management operations with total assets under management and administration of $271 billion at fiscal year end 1996.

  Securities achieved record net revenues and net income of $9,165 million and $1,531 million in fiscal 1996, increases of 27% and 50%, respectively, from fiscal 1995. In fiscal 1995, Securities net revenues and net income increased 13% and 21%, respectively, from fiscal 1994. The Company's fiscal 1996 and 1995 levels of net revenues and net income in its securities businesses reflect a strong global market for mergers and acquisitions, as well as improved sales and trading results primarily driven by favorable economic conditions and increased customer trading volume. These results were partially offset in both years by increased costs for incentive-based compensation, as well as increased non-compensation expenses associated with the Company's higher level of global business activities. The growth in net income in both years was impacted by favorable business environments, the Company's focus on accumulating client assets and building fee-based assets under management and administration.

INVESTMENT BANKING

  Investment banking revenues are derived from the underwriting of securities offerings and fees from advisory services. Investment banking revenues were as follows:

                                                               FISCAL YEAR
                                                           --------------------
                                                            1996   1995   1994
                                                           ------ ------ ------
                                                               (DOLLARS IN
                                                                MILLIONS)
     Debt underwriting revenues........................... $  620 $  431 $  300
     Equity underwriting revenues.........................    722    503    432
     Advisory fees from merger, acquisition and
      restructuring transactions..........................    848    622    370
                                                           ------ ------ ------
       Total investment banking revenues.................. $2,190 $1,556 $1,102
                                                           ====== ====== ======

  Investment banking revenues attained record levels in fiscal 1996 due to increased revenues from merger, acquisition and restructuring transactions, as well as increased levels of equity and debt underwriting activities. Investment banking revenues increased in fiscal 1995 due to significantly higher levels of merger and acquisition revenues and increased debt and equity underwriting revenues, reflecting a higher level of debt and equity financing activity as well as a stronger market share resulting from strategic investments made in personnel during 1994 to strengthen client service capabilities.

  The worldwide merger and acquisition markets remained robust for the second consecutive year with more than $1 trillion of transactions (per Securities Data Company) announced during the year, including record volume in the U.S. The improved advisory revenues in fiscal 1996 were attributable to this increased transaction volume and historically high stock prices, as well as the Company's strong global presence and broad client base in industries such as health care, banking and other financial services, telecommunications, media and entertainment and utilities. Advisory revenues also were positively affected by strategic advisory services provided to clients in some of the year's largest transactions. Advisory fees increased in fiscal 1995, benefiting from an active worldwide market and the broad range of strategic advisory services provided to clients in many of the year's most active industry sectors, including banking and financial services, media, telecommunications, health care and technology.

  Equity underwriting revenues increased in fiscal 1996, resulting from a strong primary calendar as new issuances were readily absorbed by the increased flows of money into the equity markets. Additionally, reduced concerns regarding inflation and lower interest rates positively affected the demand for new equity issuances. Equity underwriting revenues in fiscal 1995 were positively affected by favorable market conditions in both the U.S. and Europe, which included continued strong demand for initial public offerings, increased corporate restructuring, diminished concerns about inflation and lower interest rates. The Company increased its market share for worldwide equity underwriting in fiscal 1995 and lead-managed a number of innovative and notable transactions.

  In fiscal 1996, revenues from debt financing activity were positively affected by a relatively stable interest rate environment as the Federal Reserve Board maintained short-term interest rates at a constant level subsequent to a modest decrease in the Federal Funds rate in January 1996. Debt underwriting revenues increased, reflecting in part a continued demand for corporate new issues as interest rates remained relatively low, an increased level of high-yield issuance activity and increased revenues from securitized debt transactions. Debt underwriting revenues increased in fiscal 1995, reflecting favorable market conditions and a more stable interest rate environment as the Federal Reserve Board held short-term interest rates constant in the first half of the year and subsequently reduced short-term interest rates in July 1995 as economic growth and inflation remained stable.

PRINCIPAL TRANSACTIONS

  Principal transactions include revenues from customers' purchases and sales of securities in which the Company acts as principal, and gains and losses on securities held for resale. Principal trading revenues were as follows:

                                                               FISCAL YEAR
                                                           --------------------
                                                            1996   1995   1994
                                                           ------ ------ ------
                                                               (DOLLARS IN
                                                                MILLIONS)
     Equities............................................. $1,181 $  728 $  592
     Fixed income.........................................  1,172    710    769
     Foreign exchange.....................................    169    177    151
     Commodities..........................................    137     70    102
                                                           ------ ------ ------
       Total principal trading revenues................... $2,659 $1,685 $1,614
                                                           ====== ====== ======

  Equity trading revenues reached record levels in fiscal 1996, reflecting increased customer trading activity, particularly in the U.S., as the continuing strong market was driven by low inflation, a moderately growing economy and relatively low interest rates. Equity cash products were positively affected as individual investors infused money into mutual funds at a record level. Revenues from equity derivative products increased as the Company expanded its proprietary trading activities to capitalize on increased levels of volatility, particularly in the U.S. options and futures markets. Equity trading revenues in fiscal 1995 increased reflecting increased customer-driven activity as most major global equity markets rallied, positively impacting revenues from virtually all types of cash and derivative products. Options and futures benefited from relatively higher volatilities and increased trading volumes.

  Fixed income trading revenues increased in fiscal 1996, primarily due to higher revenues from high-yield, emerging market, swaps and securitized debt trading. High-yield trading revenues benefited from increased volumes as positive corporate earnings increased investor demand for high-yield issues. Emerging market revenues increased, in part, due to higher levels of volatility in Russian securities, as well as the strengthening of Latin American markets, specifically in developing countries such as Mexico, Argentina and Brazil. Swaps trading revenue increased significantly, benefiting from an increased customer base, significant increases in volume, and a favorable interest rate environment. Securitized debt trading revenues increased substantially as the Company increased its focus on this market segment by expanding its level of activity in securitized debt products. Revenues from trading in mortgage-backed securities and commercial whole loans contributed significantly to the overall revenue increases as securitizations increased and innovative structures were created.
Fixed income trading revenues increased in fiscal 1995. The Company's global corporate, emerging market and high-yield activities produced substantially higher revenue levels in fiscal 1995 as conditions stabilized globally, specifically in Mexico and the emerging markets.

  Revenues from foreign exchange trading in fiscal 1996 were affected by decreased volatility, driven by the narrowing of inflation rates around the world and the approaching European monetary union. Revenues from foreign exchange trading improved in fiscal 1995, primarily attributable to periods of increased volatility in the first half of fiscal 1995, most notably in U.S. dollar/deutsche mark and U.S. dollar/yen, as well as the subsequent strengthening of the U.S. dollar vs. the yen and the deutsche mark during the latter half of fiscal 1995.

  Commodities trading revenues reached record levels in fiscal 1996, benefiting from volatile markets that have been buoyed by low inventories, robust demand and the industry's expectation for much of fiscal 1996 that

Iraq would re-enter the world crude oil market. Revenues from energy-related products increased significantly due to increased volatility as the prices of natural gas, crude oil, and heating oil increased to their highest levels since the early 1990s. In addition, higher revenues were attained from commodity-related products, including derivatives, as the customer base for these products and the use of such products for risk management purposes expanded. Revenues from commodities trading declined in fiscal 1995, resulting from difficult market conditions in most energy-related products.

  Principal transaction investment revenues aggregating $86 million were recognized in fiscal 1996 as compared with $121 million in fiscal 1995. The lower levels of revenues in fiscal 1996 reflects decreases in the carrying value of certain of the Company's merchant banking investments, partially offset by higher revenues associated with the Company's other principal investments, including real estate investments. Principal investment revenues of $154 million in fiscal 1994 included revenues related to the increase in the carrying value of the Company's merchant banking investment in Southern Pacific Corporation and several real estate investments.

COMMISSIONS

  Commission revenues increased in fiscal 1996, primarily reflecting increased market participation by investors resulting from favorable market conditions and a strong primary calendar, particularly in the U.S., and an increase in sales of mutual fund and insurance products. In addition, commission revenues improved as institutional investors purchased more foreign and emerging market issuances. Commission revenues increased in fiscal 1995 primarily reflecting higher levels of activity as market participation by investors increased. Additionally, increased primary equity activities in fiscal 1995 contributed toward higher volumes in secondary markets.

NET INTEREST

  Interest and dividend revenues and expense are a function of the level and mix of total assets, including financial instruments owned and resale and repurchase agreements, customer margin loans and the prevailing level, term structure and volatility of interest rates. Net interest revenues decreased in fiscal 1996, partly attributable to changes in the mix of the Company's fixed income inventory, coupled with the general trend in interest rates. In addition, the decline in net interest revenues reflected increased financing costs associated with higher average levels of balance sheet usage, particularly in equity-related businesses. Net interest revenues increased in fiscal 1995, primarily attributable to higher net interest income from margin lending, partially offset by lower net interest revenues due to the continuing effect of a flat yield curve in the U.S. Interest and dividend revenues and expense should be viewed in the broader context of principal trading results. Decisions relating to principal transactions in securities are based on an overall review of aggregate revenues and costs associated with each transaction or series of transactions. This review includes an assessment of the potential gain or loss associated with a trade, the interest income or expense associated with financing or hedging the Company's positions, and potential underwriting, commission or other revenues associated with related primary or secondary market sales.

ASSET MANAGEMENT AND ADMINISTRATION

  Asset management and administration revenues include fees for asset management services, including fees for investment management and for promoting and distributing mutual funds ("12b-1 fees"), other administrative fees and non-interest revenues earned from correspondent clearing and custody services. Fund management fees arise from investment management services the Company provides to registered investment companies (the "funds") pursuant to various contractual arrangements. The Company receives management fees based upon each fund's average daily net assets. The Company receives 12b-1 fees for services it provides in promoting and distributing certain open-ended funds. These fees are based on the lesser of average daily fund asset balances or average daily aggregate net fund sales and are affected by changes in the overall level and mix of assets under management and administration.

  Asset management and administration revenues were as follows:

                                                               FISCAL YEAR
                                                         -----------------------
                                                           1996    1995    1994
                                                         ------- ------- -------
                                                          (DOLLARS IN MILLIONS)
     Asset management and administration revenues....... $ 1,732 $ 1,377 $ 1,317
                                                         ======= ======= =======
                                                          (DOLLARS IN BILLIONS)
     Customer assets under management or supervision     $   271 $   144 $   123
      (at fiscal year-end).............................. ======= ======= =======
     Customer assets under administration                $   144 $   111 $    90
      (at fiscal year-end).............................. ======= ======= =======

  In fiscal 1996, asset management and administration revenues increased reflecting growth in both asset management activities, including the acquisition of MAS, and global clearing and custody services resulting from the Company's continuing strategic emphasis on these businesses, as well as higher revenues from 12b-1 fees. The increase in fiscal 1995 asset management and administration revenues reflected higher levels of customer assets under management and administration.

  As of fiscal year end 1996, assets under management or supervision had increased significantly, reflecting the addition of $40 billion of assets from MAS and $61 billion of assets from VKAC during the year. The increase in assets under management in both fiscal 1996 and fiscal 1995 reflected appreciation in the value of customer portfolios, particularly in equity funds, as well as continued growth in international and emerging market funds. At fiscal year end 1996, approximately $120 billion of assets under management were invested in mutual funds primarily offered to individual customers and approximately $112 billion of assets under management (including approximately $36 billion invested in international related products) were invested in products primarily offered to institutional clients, composed of approximately $35 billion in institutional mutual funds and approximately $77 billion in separate accounts, pooled vehicles and other arrangements. The remaining amounts primarily include assets in fiduciary accounts, unit investment trusts and the Company's Investment Consulting Services accounts. Among mutual funds primarily offered to individual customers, at fiscal year end 1996, approximately 43% of the Company's assets under management were invested in equity securities, 36% in fixed income securities and 21% in short-term investments. Among products primarily offered to institutional clients, at fiscal year end 1996, 50% consisted of equity products, 43% consisted of fixed income products and 7% consisted of balanced products.

  Customer assets under administration also increased in fiscal 1996 and fiscal 1995, reflecting in both years additional assets placed under custody with the Company, as well as appreciation in the value of customer portfolios. On April 3, 1997, the Company announced the acquisition of the institutional global custody business of Barclays PLC ("Barclays"). The amount of consideration for this business is to be fixed over a period of time based on account retention. The transaction involves approximately $250 billion of assets previously administered by Barclays, and the combination of Barclays with the Company's global custody business would have increased the Company's assets under administration at fiscal year end 1996, to approximately $394 billion on a pro forma basis (assuming that clients of Barclays agree to become clients of the Company). Barclays has agreed to provide global subcustodial services to the Company for a period of time after completion of the acquisition.

EXPENSES EXCLUDING INTEREST

                                                               FISCAL YEAR
                                                           --------------------
                                                            1996   1995   1994
                                                           ------ ------ ------
                                                               (DOLLARS IN
                                                                MILLIONS)
     Compensation and benefits............................ $4,566 $3,566 $3,161
     Occupancy and equipment..............................    429    403    374
     Brokerage, clearing and exchange fees................    317    289    276
     Information processing and communications ...........    509    470    426
     Business development.................................    290    229    259
     Professional services................................    280    203    204
     Other................................................    371    403    393
     Relocation charge....................................    --      59    --
                                                           ------ ------ ------
       Total expenses excluding interest.................. $6,762 $5,622 $5,093
                                                           ====== ====== ======

  Fiscal 1996's total non-interest expenses increased significantly from prior year levels. Total non-interest expenses increased $1,140 million over fiscal 1995 expenses. Within that category, employee compensation and benefits expense increased $1,000 million, reflecting increased levels of incentive compensation based on record fiscal 1996 revenues and earnings, the impact of salaries and benefits relating to additional personnel hired during the year or joining the Company as a result of the MAS and VKAC acquisitions, and higher costs related to training new account executives. Other non-interest costs increased $199 million (excluding the $59 million relocation charge discussed below) over fiscal 1995 expenses, including $48 million of operating costs related to MAS and VKAC. Occupancy and equipment expenses increased over fiscal 1995 expenses, principally reflecting costs associated with the relocation of Morgan Stanley's New York offices, new leased office space in Tokyo, and the occupancy costs of MAS and VKAC. Brokerage, clearing and exchange fees increased over fiscal 1995 expenses, reflecting increased trade volumes, both in the U.S. and in Europe, and the continued growth in the international component of the Company's sales and trading activities. Information processing and communications costs increased in fiscal 1996 due to continued emphasis on technology initiatives. Business development and professional services expenses increased in fiscal 1996, reflecting significantly higher travel and entertainment, consulting and advertising costs as a result of the increased level of the Company's global business activities. Other expenses decreased in fiscal 1996, which primarily reflects a reduction in litigation expenses partially offset by the amortization of goodwill related to the acquisitions of MAS and VKAC.

  Fiscal 1995's total non-interest expenses increased $529 million from fiscal 1994. Within that category, employee compensation and benefits expense increased $405 million, reflecting increased levels of incentive compensation based on higher revenues and earnings as well as the impact of salaries and benefits relating to additional personnel hired during 1994. Other non-interest expenses increased $65 million (excluding the $59 million relocation charge discussed below). Occupancy and equipment expenses increased, reflecting costs associated with the relocation of Morgan Stanley's New York offices. Brokerage, clearing and exchange fees increased, reflecting increased trade volumes, business mix changes and the growth in international sales and trading. Information processing and communications expenses increased due to the expansion of the Company's global business activities and increased spending on information technology equipment. Business development expense decreased in fiscal 1995, reflecting significantly lower recruiting and travel costs directly related to the Company's cost-containment initiatives. Fiscal 1995 expenses include a pretax relocation charge of $59 million relating to the decision to vacate much of Morgan Stanley's New York City office space at 1251 Avenue of the Americas and to relocate staff formerly occupying that space to a new headquarters building at 1585 Broadway. The relocation charge also includes similar charges relating to Morgan Stanley's move of its Tokyo office to newly leased space.

CREDIT SERVICES

  Credit Services focuses on the delivery of financial products to consumers through its four business units: NOVUS Services, Prime Option Services, SPS and NOVUS Financial.

  Credit Services is the largest single issuer of general purpose credit cards in the United States as measured by number of accounts and cardmembers. Consumers use general purpose credit cards to purchase goods and services and obtain cash advances. Credit Services proprietary general purpose credit cards are issued by NOVUS Services, which operates the NOVUS Network. These include the Discover Card, the Private Issue(R) Card, the BRAVOSM Card and an affinity program card. The Prime OptionSM MasterCard(R) is a co-branded general purpose credit card issued by NationsBank of Delaware, N.A., and serviced by Prime Option Services. SPS is a 74% owned, publicly held subsidiary. SPS services include electronic transaction processing, consumer private label credit card program administration, commercial accounts receivable processing and call center teleservices. NOVUS Financial is a consumer finance business which emphasizes real estate-secured lending. NOVUS Financial originates loans through the DWR account executive sales organization, Allstate insurance agents, other third-party sales forces and direct response marketing.

                     CREDIT SERVICES STATEMENTS OF INCOME

                             (DOLLARS IN MILLIONS)

                                                          FISCAL YEAR
                                                -------------------------------
                                                 1996   1995  1994  1993  1992
                                                ------ ------ ----- ----- -----
Merchant and cardmember fees................... $1,506 $1,135 $ 940 $ 771 $ 641
Servicing fees.................................    819    697   586   533   413
Other..........................................      9      3     1     2    11
                                                ------ ------ ----- ----- -----
 Total non-interest revenues...................  2,334  1,835 1,527 1,306 1,065
                                                ------ ------ ----- ----- -----
Interest revenue...............................  2,828  2,499 1,933 1,474 1,566
Interest expense...............................  1,089    985   683   541   700
                                                ------ ------ ----- ----- -----
 Net interest income...........................  1,739  1,514 1,250   933   866
Provision for consumer loan losses.............  1,221    731   537   443   472
                                                ------ ------ ----- ----- -----
 Net credit income.............................    518    783   713   490   394
                                                ------ ------ ----- ----- -----
 Net operating revenues........................  2,852  2,618 2,240 1,796 1,459
                                                ------ ------ ----- ----- -----
Employee compensation and benefits.............    505    439   374   326   295
Marketing and business development.............    736    645   514   378   317
Information processing and communications......    487    419   341   304   257
Facilities and equipment.......................     64     51    47    38    39
Other..........................................    346    343   292   240   221
                                                ------ ------ ----- ----- -----
 Total non-interest expenses...................  2,138  1,897 1,568 1,286 1,129
                                                ------ ------ ----- ----- -----
Gain on sale of subsidiary stock...............    --     --    --    --     32
                                                ------ ------ ----- ----- -----
Income before income taxes and cumulative
 effect of accounting change...................    714    721   672   510   362
Provision for income taxes.....................    265    274   257   190   123
                                                ------ ------ ----- ----- -----
Income before cumulative effect of accounting
 change........................................    449    447   415   320   239
Cumulative effect of accounting change, net of
 income taxes..................................    --     --    --    --      7
                                                ------ ------ ----- ----- -----
Net income..................................... $  449 $  447 $ 415 $ 320 $ 232
                                                ====== ====== ===== ===== =====

  In fiscal 1996, Credit Services net income of $449 million remained level compared to fiscal 1995. Credit Services net income increased 8% in fiscal 1995 to $447 million. In fiscal 1996, the effects of higher levels of general purpose credit card accounts, transaction volume and loans, and increased credit card fee revenues were offset by a higher rate of credit losses. The increase in fiscal 1995 was primarily due to higher levels of general purpose credit card accounts, transaction volume and loans, partially offset by increased investments in growth and a higher rate of credit losses.

  Credit Services statistical data was as follows (dollars in billions).

                                                        AT FISCAL YEAR END
                                                   -----------------------------
                                                   1996  1995  1994  1993  1992
                                                   ----- ----- ----- ----- -----
     Consumer loans
       Owned.....................................  $23.2 $21.6 $16.2 $12.1 $ 9.8
       Managed...................................   36.6  31.8  26.1  21.2  18.5
     General Purpose Credit Card transaction vol-
      ume........................................   53.6  47.5  40.1  32.8  27.5

MERCHANT AND CARDMEMBER FEES

  Merchant and cardmember fees include revenues from fees charged to merchants on credit card sales, late payment fees, credit insurance fees, overlimit fees, cash advance fees, transaction processing services and the administration of credit card programs.

  Merchant and cardmember fees increased 33% in fiscal 1996 and 21% in fiscal 1995. The increase in fiscal 1996 was due to higher revenues from overlimit fees, merchant fees, late payment fees and credit insurance fees. The increase in fiscal 1995 was due to higher revenues from merchant fees, credit insurance fees and late payment fees, partially offset by the absence of fees from Income Tax Refund Anticipation Loans. Overlimit fees were implemented in March 1996 and the amount of the fee was increased in the fourth quarter of fiscal 1996. In both years, the increases in merchant fee revenues were due to continued growth in general purpose credit card transaction volume. The increase in late payment fee revenues in fiscal 1996 was due to an increase in the amount of the late payment fee charged, an increase in the incidence of late payments and a tightening, in the fourth quarter of fiscal 1996, of late payment fee terms. The increased incidence of late payments was attributable to a higher level of delinquent accounts and an increase in active credit card accounts. The increase in late payment fee revenues in fiscal 1995 was due to an increase in the incidence of late payments due to an increased number of active credit card accounts and a higher incidence of delinquent accounts. In both years, the increases in credit insurance fees were due to higher enrollments and favorable loss experience rebates.

SERVICING FEES

  Servicing fees are revenues derived from consumer loans which have been sold through asset securitizations. Cash flows from the interest yield and cardmember fees generated by securitized loans are used to pay investors in these loans a predetermined fixed or floating rate of return on their investment, to reimburse the investors for losses of principal through charged off loans and to pay the Company a fee for servicing the loans. Any excess cash flows remaining are paid to the Company. The servicing fees and excess net cash flows paid to the Company are reported as servicing fees in the consolidated statements of income. The sale of consumer loans through asset securitizations therefore has the effect of converting portions of net credit income and fee income to servicing fees.

  The table below presents the components of servicing fees (dollars in millions).

                                                    FISCAL YEAR
                                         --------------------------------------
                                          1996    1995    1994    1993    1992
                                         ------  ------  ------  ------  ------
Merchant and cardmember fees............ $  307  $  137  $  109  $   97  $   69
Interest revenue........................  2,055   1,695   1,385   1,457   1,233
Interest expense........................   (809)   (708)   (573)   (641)   (571)
Provision for loan losses...............   (734)   (427)   (335)   (380)   (318)
                                         ------  ------  ------  ------  ------
Servicing fees.......................... $  819  $  697  $  586  $  533  $  413
                                         ======  ======  ======  ======  ======

  Servicing fees are affected by the level of securitized loans, the spread between the interest yield on the securitized loans and the yield paid to the investors, the rate of credit losses on securitized loans and the level of cardmember fees earned from securitized loans. Servicing fees also include the effects of interest rate contracts entered into by the Company as part of its interest rate risk management program. Servicing fees increased 18% in fiscal 1996 and 19% in fiscal 1995. The increases in both years were due to higher net interest cash flows and cardmember fees from securitized loans partially offset by increased credit losses from securitized loans. The increased net interest cash flows were due to higher average levels of securitized loans. As discussed under merchant and cardmember fees, the higher cardmember fees were due to increased late payment fees and in fiscal 1996, overlimit fees. The increases in credit losses were due to a higher rate of credit losses on securitized loans and an increase in the average level of securitized loans. The higher rate of credit losses was consistent with the industry-wide trend of increasing credit loss rates as discussed under provision for loan losses.

NET INTEREST INCOME

  Net interest income is equal to the difference between interest revenue derived from Credit Services consumer loan and short-term investment assets and interest expense incurred to finance those assets. Credit Services assets, primarily consumer loans, earn interest revenue at both fixed rates and market indexed variable rates. The Company incurs interest expense at fixed and floating rates to finance Credit Services assets. Interest expense also includes the effects of interest rate contracts entered into by the Company as part of its interest rate risk management program. This program is designed to reduce the volatility of earnings resulting from changes in interest rates and is accomplished primarily through matched financing which entails matching the repricing schedules of consumer loans and the related financing.

  The following tables present analyses of Credit Services average balance sheets and interest rates in fiscal 1996, fiscal 1995 and fiscal 1994, and changes in net interest income during those years.

CREDIT SERVICES AVERAGE BALANCE SHEET ANALYSIS (DOLLARS IN MILLIONS)

                                                      FISCAL YEAR
                          --------------------------------------------------------------------------
                                   1996                     1995                     1994
                          ------------------------ ------------------------ ------------------------
                          AVERAGE                  AVERAGE                  AVERAGE
                          BALANCE  RATE   INTEREST BALANCE  RATE   INTEREST BALANCE  RATE   INTEREST
                          -------  -----  -------- -------  -----  -------- -------  -----  --------
ASSETS
Interest earning assets:
General purpose credit
 card loans.............  $17,083  13.99%  $2,391  $14,691  14.75%  $2,167  $11,914  14.81%  $1,764
Other consumer loans....    2,834  12.72      360    2,319  12.08      280    1,131  11.71      132
Investment securities...      234   5.38       13      195   5.85       11      196   4.56        9
Other...................    1,149   5.59       64      667   6.02       41      578   4.78       28
                          -------  -----   ------  -------  -----   ------  -------  -----   ------
   Total interest
    earning assets......   21,300  13.28    2,828   17,872  13.98    2,499   13,819  13.99    1,933
Allowance for loan
 losses.................     (682)                    (610)                    (472)
Non-interest earning        1,380                    1,250                      994
 assets.................  -------                  -------                  -------
   Total assets.........  $21,998                  $18,512                  $14,341
                          =======                  =======                  =======
LIABILITIES & SHAREHOLDER'S EQUITY
Interest bearing
 liabilities:
Interest bearing
 deposits
 Savings................  $ 1,021   4.58%  $   47  $ 1,050   4.71%  $   49  $ 1,182   3.92%  $   46
 Brokered...............    3,418   6.93      237    3,222   7.21      232    3,067   7.30      224
 Other time.............    1,921   6.05      116    1,278   6.41       82      770   5.46       42
                          -------  -----   ------  -------  -----   ------  -------  -----   ------
   Total interest
    bearing deposits....    6,360   6.29      400    5,550   6.55      363    5,019   6.22      312
Other borrowings........   11,282   6.11      689    9,262   6.71      622    6,377   5.82      371
                          -------  -----   ------  -------  -----   ------  -------  -----   ------
   Total interest
    bearing liabilities.   17,642   6.18    1,089   14,812   6.65      985   11,396   5.99      683
Shareholder's
 equity/other               4,356                    3,700                    2,945
 liabilities............  -------                  -------                  -------
   Total liabilities &
    shareholder's         $21,998                  $18,512                  $14,341
    equity..............  =======                  =======                  =======
Net interest income.....                   $1,739                   $1,514                   $1,250
                                           ======                   ======                   ======
Net interest margin(1)..                     8.16%                    8.47%                    9.05%
                                           ======                   ======                   ======
Interest rate spread(2).            7.10%                    7.33%                    8.00%
                                   =====                    =====                    =====

--------
(1) Net interest margin represents net interest income as a percentage of total interest earning assets.
(2) Interest rate spread represents the difference between the rate on total interest earning assets and the rate on total interest bearing liabilities.

CREDIT SERVICES RATE/VOLUME ANALYSIS (DOLLARS IN MILLIONS)

                                                     FISCAL YEAR
                                        -----------------------------------------
                                           1996 VS 1995          1995 VS 1994
                                        --------------------  -------------------
                                        INCREASE/(DECREASE) DUE TO CHANGES IN:
                                        -----------------------------------------
                                        VOLUME  RATE   TOTAL  VOLUME RATE   TOTAL
                                        ------ ------  -----  ------ -----  -----
INTEREST REVENUE
General purpose credit card loans......  $354  $ (130) $224    $412   $ (9) $403
Other consumer loans...................    62      18    80     139      9   148
Investment securities..................     2      (1)    1     --       3     3
Other..................................    29      (5)   24       4      8    12
                                                       ----                 ----
   Total interest revenue..............   478    (149)  329     568     (2)  566
                                                       ----                 ----
INTEREST EXPENSE
Interest bearing deposits
 Savings...............................    (2)     (1)   (3)     (5)     8     3
 Brokered..............................    14      (9)    5      11     (3)    8
 Other time............................    41      (7)   34      28     12    40
                                                       ----                 ----
   Total interest bearing deposits.....    53     (16)   36      33     18    51
Other borrowings.......................   135     (68)   68     172     79   251
                                                       ----                 ----
   Total interest expense..............   187     (83)  104     205     97   302
                                                       ----                 ----
Net interest income....................  $291   $ (66) $225    $363  $ (99) $264
                                         ====  ======  ====    ====  =====  ====

  Net interest income increased 15% in fiscal 1996 and 21% in fiscal 1995. The increases in both years were due to higher average levels of consumer loans outstanding partially offset by a shift in the mix of general purpose credit card loans from fixed rate loans to lower yielding variable rate loans and the effect of higher charge-offs on interest revenue. In both years, the effects of changes in market interest rates on the Company's variable rate consumer loans were substantially offset by comparable changes in the Company's cost of funds for the related financing. Variable rate consumer loans were approximately 57%, 46% and 41% of the Company's consumer loan portfolio at fiscal year end 1996, 1995 and 1994. The Company believes that the effect of changes in market interest rates on net interest income were mitigated due to its liquidity and interest rate risk policies.

  The supplemental table below provides average managed loan balance and rate information which takes into account both owned and securitized loans.

SUPPLEMENTAL CREDIT SERVICES AVERAGE MANAGED LOAN INFORMATION (DOLLARS IN MILLIONS)

                                                   FISCAL YEAR
                                    -------------------------------------------
                                        1996           1995           1994
                                    -------------  -------------  -------------
                                    AVERAGE        AVERAGE        AVERAGE
                                    BALANCE RATE   BALANCE RATE   BALANCE RATE
                                    ------- -----  ------- -----  ------- -----
Consumer loans....................  $32,777 14.66% $27,305 15.17% $21,781 15.07%
General purpose credit card loans.   29,021 14.81   23,970 15.41   19,555 15.30
Total interest earning assets.....   34,160 14.29   28,167 14.89   22,555 14.71
Total interest bearing liabili-
 ties.............................   30,502  6.22   25,107  6.75   20,132  6.24
Consumer loan interest rate
 spread...........................           8.44           8.42           8.83
Interest rate spread..............           8.07           8.14           8.47
Net interest margin...............           8.73           8.88           9.14


PROVISION FOR LOAN LOSSES

  The provision for loan losses is the amount necessary to establish the allowance for loan losses at a level that the Company believes is adequate to absorb estimated losses in its consumer loan portfolio at the balance sheet date. The Company's allowance for loan losses is regularly evaluated by management for adequacy on a portfolio by portfolio basis and was $815 million, $722 million and $566 million at fiscal year end 1996, 1995 and 1994.

  The provision for loan losses is affected by net charge-offs, loan volume and changes in the amount of consumer loans estimated to be uncollectable. The provision for loan losses increased 67% in fiscal 1996 and 36% in fiscal 1995. The increase in fiscal 1996 was primarily due to higher net charge-offs which resulted from an increase in the percentage of consumer loans charged off and a higher level of consumer loans outstanding. The effect of an increase in the Company's estimate of the allowance for loan losses, primarily in the fourth quarter of fiscal 1996, was partially offset by a lower provision for losses for consumer loans intended to be securitized. (See Note 2 to the consolidated financial statements, "Summary of Significant Accounting Policies.") The increase in fiscal 1995 was due to a higher level of consumer loans outstanding and an increase in net charge-off rates partially offset by a reduction in the allowance for loan losses for one of the Company's owned loan portfolios in the fourth quarter of fiscal 1995. The increases in both years in the Company's net charge-off rate were consistent with the industry-wide trend of increasing credit loss rates that the Company believes is related, in part, to increased consumer debt levels and bankruptcy rates. The Company believes this trend may continue and the Company may experience a higher net charge-off rate in fiscal 1997. In fiscal 1996, the Company took steps to reduce the impact of this trend, including raising credit quality standards for new accounts, selectively reducing credit limits and increasing collection activity. The Company believes these credit quality improvements had a minimal impact in fiscal 1996, but believes they may have an increased effect in fiscal 1997. The Company's expectations about future charge-off rates and credit quality improvements are subject to uncertainties that could cause actual results to differ materially from what has been projected above. Factors that influence the level and direction of consumer loan delinquencies and charge-offs include changes in consumer loan payment patterns, bankruptcy trends, the seasoning of the Company's loan portfolio, interest rate movements and their impact on consumer behavior, and the rate and magnitude of changes in the Company's consumer loan portfolio, including the overall mix of accounts, products and loan balances within the portfolio.

  Consumer loans are considered delinquent when interest or principal payments become 30 days past due. Consumer loans are charged off when they become 180 days past due, except in the case of bankruptcies and fraudulent transactions which are charged off earlier. Loan delinquencies and charge-offs are primarily affected by changes in economic conditions and may vary throughout the year due to seasonal consumer spending and payment behaviors. The Company believes the increases in consumer loan delinquency rates in fiscal 1996 and 1995 were related to the industry-wide credit conditions discussed previously. The following table presents delinquency and net charge-off rates with supplemental managed loan information.

CREDIT SERVICES ASSET QUALITY (DOLLARS IN MILLIONS)

                                            FISCAL YEAR
                          ----------------------------------------------------
                               1996              1995              1994
                          ----------------  ----------------  ----------------
                           OWNED   MANAGED   OWNED   MANAGED   OWNED   MANAGED
                          -------  -------  -------  -------  -------  -------
Consumer loans at period
 end....................  $23,188  $36,573  $21,557  $31,776  $16,174  $26,051
Consumer loans contrac-
 tually past due as a
 percentage of period
 end consumer loans
  30 to 89 days.........     4.25%    4.29%    4.03%    4.05%    3.21%    3.26%
  90 to 179 days........     2.81%    2.77%    2.10%    2.09%    1.44%    1.47%
Net charge-offs as a
 percentage of
 average consumer loans.     5.19%    5.40%    3.50%    3.75%    2.92%    3.30%

NON-INTEREST EXPENSES

  Total non-interest expenses increased 13% to $2.1 billion in fiscal 1996 and 21% to $1.9 billion in fiscal 1995.

  Employee compensation and benefits expense increased 15% in fiscal 1996 and 17% in fiscal 1995. The increases in both years were due to costs associated with processing increased credit card transaction volume and servicing additional NOVUS Network merchants and active credit card accounts.

  Marketing and business development expense increased 14% in fiscal 1996 and 25% in fiscal 1995. The increase in fiscal 1996 was due to higher cardmember rewards expense and increased costs associated with the growth of new and existing credit card brands. The increase in fiscal 1995 was due to higher mailing and promotional costs associated with the launch of new credit card brands, higher cardmember rewards expense and continued investment in the growth of existing credit card products. In both years cardmember rewards expense, which includes the Cashback Bonus(R) award, increased due to continued growth in credit card transaction volume and increased cardmember qualification for higher award levels.

  Information processing and communications expense increased 16% in fiscal 1996 and 23% in fiscal 1995. The increases in both years were due to higher costs associated with processing increased transaction volume, servicing additional NOVUS Network merchants and active credit card accounts and the development of the systems supporting the multi-card strategy.

  Facilities and equipment expense increased 25% in fiscal 1996 and 8% in fiscal 1995. In fiscal 1996, the Company opened several new facilities to accommodate the growth of its NOVUS Network and its multi-card strategy.

  Other non-interest expenses remained level in fiscal 1996 and increased 17% in fiscal 1995. These expenses include fraud losses, professional fees, credit inquiry fees and other administrative costs. The increase in fiscal 1995 was due to higher credit card fraud losses. In fiscal 1995, the Company began implementing several measures designed to reduce fraud losses. Since the Company began implementing these measures, fraud losses as a percentage of transaction volume has declined.

SEASONAL FACTORS

  The credit card lending activities of Credit Services are affected by seasonal patterns of retail purchasing. A substantial percentage of credit card loan growth occurs in the fourth quarter, followed by a flattening or decline of consumer loans in the subsequent first quarter. Merchant fees increase in the fourth quarter, reflecting higher sales activity. Additionally, higher cardmember rewards expense is accrued in the fourth quarter, reflecting seasonal growth in retail sales volume.

LIQUIDITY AND CAPITAL RESOURCES

THE BALANCE SHEET

  The Company's total assets increased from $182.0 billion at fiscal year end 1995 to $238.9 billion at fiscal year end 1996, primarily reflecting growth in financial instruments owned, resale and repurchase agreements, and securities borrowed. Due to the favorable operating conditions throughout fiscal 1996, the Company operated with a larger balance sheet as compared with fiscal 1995, as well as higher levels of balance sheet leverage. The growth is primarily attributable to the Company's fixed income activities, most notably foreign sovereign government obligations, corporate debt and reverse repurchase agreements used in both financing activities and the Company's fixed income matched book activities. The Company was positioned to capitalize on favorable conditions in the global fixed income markets, particularly in the global high yield and sovereign debt markets. Corporate equities inventory, including equity-related derivatives, increased due to continued client demand for such securities, as well as from larger proprietary trading positions held by the Company. Securities borrowed also rose during 1996, reflecting an increase in collateralized lending to facilitate higher levels of customer activity, as well as increases related to the Company's proprietary trading activities. The increase in other assets was primarily due to the goodwill associated with the acquisitions of MAS and VKAC in fiscal 1996. A substantial portion of the Company's total assets consists of highly liquid marketable securities and short-term receivables arising principally from securities transactions. The highly liquid nature of these assets provides the Company with flexibility in financing and managing its business.

FUNDING AND CAPITAL POLICIES

  The Company's senior management and Finance and Risk Committee, which includes senior officers from each of the major capital commitment areas, among other things, establishes the overall funding and capital policies of the Company, reviews the Company's performance relative to these policies, allocates capital among business activities of the Company, monitors the availability of sources of financing, reviews the foreign exchange risk of the Company, and oversees the liquidity and interest rate sensitivity of the Company's asset and liability position. See also "Risk Management" herein. The primary goal of the Company's funding and liquidity activities is to ensure the stability of the Company's funding base and provide adequate financing sources over a wide range of potential credit ratings and market environments.

  Many of the Company's businesses are capital-intensive. Capital is required to finance, among other things, the Company's securities inventories, underwriting, principal investments, merchant banking activities, consumer loans and investments in fixed assets. As a policy, the Company attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis at all times, including periods of financial stress. Currently, the Company believes that it has sufficient capital to meet its needs. In addition, the Company attempts to maintain total equity, on a consolidated basis, at least equal to the sum of all its subsidiaries' equity. Subsidiary equity capital requirements are determined by regulatory requirements (if applicable), asset mix, leverage considerations and earnings volatility.

  The Company's purchases of MAS and VKAC during fiscal 1996 were financed with a combination of cash, debt, and newly issued equity totaling approximately $1,525 million. The Company financed the cash portion of these purchases with a combination of internally generated equity capital and the proceeds of its debt and preferred equity issuances during fiscal 1996. The Company was able to meet the capital and financing requirements for these purchases while maintaining sufficient capital and liquidity resources to provide continuing financial flexibility for its ongoing business and operating needs.

  The Company views return on equity to be an important measure of its performance, in the context of both the particular business environment in which the Company is operating as well as its peer group's results. In this regard, the Company actively manages its consolidated capital position based upon, among other things, business opportunities, capital availability and rates of return together with internal capital policies, regulatory requirements and rating agency guidelines and therefore may, in the future, expand or contract its capital base to address the changing needs of its businesses. The Company has also returned internally generated equity capital which is in excess of the needs of its businesses through common stock repurchases and dividends.

  The Company's liquidity policies emphasize diversification of funding sources. The Company also follows a funding strategy which is designed to ensure that the tenor of the Company's liabilities equals or exceeds the expected holding period of the assets being financed. Short-term funding generally is obtained at rates related to U.S., Euro or Asian money market rates for the currency borrowed. Repurchase transactions are effected at negotiated rates. Other borrowing costs are negotiated depending upon prevailing market conditions. (See Notes 5 and 6 to the consolidated financial statements.) Maturities of both short-term and long-term financings are designed to minimize exposure to refinancing risk in any one period.

  The volume of the Company's borrowings generally fluctuates in response to changes in the amount of resale transactions outstanding, the level of the Company's securities inventories and consumer loans receivable and overall market conditions. Availability and cost of financing to the Company can vary depending upon market conditions, the volume of certain trading activities, the Company's credit ratings and the overall availability of credit. The Company therefore maintains a surplus of unused short-term funding sources at all times to withstand any unforeseen contraction in credit capacity. In addition, the Company attempts to maintain cash and unhypothecated marketable securities equal to at least 110% of its outstanding short-term unsecured borrowings. The Company has in place a contingency funding strategy which provides a comprehensive one-year action plan in the event of a severe funding disruption; the plan is updated annually.

  The Company continually seeks to expand its secured borrowing capacity on a global basis. In support of this strategy, Morgan Stanley & Co. Incorporated ("MS&Co."), one of the Company's U.S. broker-dealer subsidiaries, maintains a master collateral facility. This facility enables MS&Co. to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations. Morgan Stanley & Co.

International Limited ("MSIL"), the Company's U.K. broker-dealer subsidiary, can secure committed funding from a syndicate of banks by providing a broad range of collateral under repurchase agreements.

  The Company views long-term debt as a stable source of funding for core inventories, consumer loans and illiquid assets and therefore maintains a long-term debt-to-capitalization ratio at a level appropriate for the current composition of its balance sheet. In general, fixed assets are financed with fixed rate long-term debt, and securities inventories and all current assets are financed with a combination of short-term funding, floating rate long-term debt, or fixed rate long-term debt swapped to a floating basis. Both fixed rate and variable rate long-term debt (in addition to sources of funds accessed directly by the Company's Credit Services businesses) are used to finance the Company's consumer loan portfolio. Consumer loan financing is targeted to match the repricing characteristics of the loans financed. The Company uses derivative products (primarily interest rate and currency swaps) to assist in asset and liability management, reduce borrowing costs and hedge consumer loan interest rate spreads. (See Note 6 to the consolidated financial statements.)

  The Company's reliance on external sources to finance a significant portion of its day-to-day operations makes access to global sources of financing important. The cost and availability of financing generally are dependent on the Company's short-term and long-term debt ratings. In addition, the Company's debt ratings can have a significant impact on certain trading revenues, particularly in those businesses where longer term counterparty performance is critical, such as over-the-counter derivative transactions. The Company does not expect that the Merger will have a material impact on the Company's cost and availability of financing or business activities.

  As the Company continues its global expansion and as revenues are increasingly derived from various currencies, foreign currency management is a key element of the Company's financial policies. The Company benefits from operating in a number of different currencies because weakness in any particular currency often is offset by strength in another currency. The Company closely monitors its exposure to fluctuations in currencies and, where cost-justified, adopts strategies to reduce the impact of these fluctuations on the Company's financial performance. These strategies include engaging in various hedging activities to manage income and cash flows denominated in foreign currencies and using foreign currency borrowings, when appropriate, to finance investments outside the U.S.

PRINCIPAL SOURCES OF FUNDING

  The Company funds its balance sheet on a global basis. The Company's funding for its Securities segment is raised through diverse sources. These sources include the Company's capital, including equity and long-term debt; medium-term notes; internally generated funds; repurchase agreements; U.S., Canadian, Euro and French commercial paper; letters of credit; unsecured bond borrows; German Schuldschein loans; securities lending; buy/sell agreements; municipal reinvestments; master notes; deposits; short-term bank notes; Fed Funds and committed and uncommitted lines of credit. Repurchase transactions and a portion of the Company's bank borrowings and securities lending are made on a collateralized basis and therefore provide a more stable source of funding than short-term unsecured borrowings.

  The funding sources utilized for the Company's Credit Services segment include asset securitizations, medium-term notes, long-term borrowings, deposits, asset-backed commercial paper, Fed Funds and short-term bank notes. The Company sells consumer loans through asset securitizations using several transaction structures. Riverwoods Funding Corporation ("RFC"), an entity included in the consolidated financial statements of the Company, issues asset-backed commercial paper.

  The Company's bank subsidiaries solicit deposits from consumers and purchase federal funds. Interest bearing deposits are classified by type as savings, brokered and other time deposits. Savings deposits consist primarily of money market deposits and certificate of deposit accounts sold directly to cardmembers and savings deposits from DWR clients. Brokered deposits consist primarily of certificates of deposit issued by the Company's bank subsidiaries, which are sold through the DWR account executive sales organization and a syndicate of firms managed by DWR. Other time deposits include institutional certificates of deposit. The Company, through Greenwood Trust Company, an indirect subsidiary of the Company, sells notes under a short-term bank note program.

  The Company maintains borrowing relationships with a broad range of banks, financial institutions, counterparties and others from which it draws funds in a variety of currencies.

  The Company maintains a senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper (the "Morgan Stanley Facility"). Under the terms of the credit agreement, the banks are committed to provide up to $2.5 billion. At fiscal year end 1996, $365 million was outstanding under the Morgan Stanley Facility which was repaid in full subsequent to fiscal year end 1996. The Company has assumed the Morgan Stanley Facility as part of the Merger.

  The Company also maintains a second senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper (the "DWD Facility"). Under the terms of the credit agreement, the banks are committed to provide up to $4.0 billion. As of fiscal year end 1996, the Company has never borrowed from the DWD Facility. In April 1997, DWD renewed this facility which expires in April of 1998.

  The Morgan Stanley Facility and the DWD Facility both contain covenants that require the Company to maintain minimum net worth requirements and specified financial ratios. The Company believes that the covenant restrictions will not impair the Company's ability to pay its current level of dividends. Prior to the closing of the Merger, the Morgan Stanley Facility and the DWD Facility were amended to conform such facilities to insure that they remain effective subsequent to the closing of the Merger and to accommodate the Company's post-Merger business activities and financing needs. After the consummation of the Merger, the Company expects that a new credit facility of the Company will replace the Morgan Stanley Facility and the DWD Facility.

  The Company maintains a master collateral facility that enables MS&Co. to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations (the "MS&Co. Facility"). As part of the MS&Co. Facility, MS&Co. also maintains a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1.25 billion. The credit agreement contains restrictive covenants which require, among other things, that MS&Co. maintain specified levels of consolidated shareholders' equity and Net Capital, as defined. In January 1997, the MS&Co. Facility was renewed and the amount of the commitment of the credit agreement was increased to $1.5 billion. At fiscal year end 1996, no borrowings were outstanding under the MS&Co. Facility.

  The Company also maintains a revolving committed financing facility that enables MSIL to secure committed funding from a syndicate of banks by providing a broad range of collateral under repurchase agreements (the "MSIL Facility"). Such banks are committed to provide up to an aggregate of $1.25 billion available in 12 major currencies. The facility agreements contain restrictive covenants which require, among other things, that MSIL maintain specified levels of Shareholders' Equity and Financial Resources, each as defined. In December 1996, the MSIL Facility was renewed, and the amount of the commitment was increased to $1.55 billion. At fiscal year end 1996, no borrowings were outstanding under the MSIL Facility.

  RFC maintains a senior bank credit facility to support the issuance of asset-backed commercial paper. In fiscal 1996, RFC renewed this facility and increased its amount to $2.1 billion from $1.75 billion. RFC currently plans to renew or replace this facility prior to its expiration in October 1997. Under the terms of the asset-backed commercial paper program, certain assets of RFC were subject to a lien in the amount of $2.2 billion at fiscal year end 1996. RFC has never borrowed from its senior bank credit facility.

  The Company anticipates that it will utilize the Morgan Stanley Facility, the DWD Facility, the MS&Co. Facility or the MSIL Facility for short-term funding from time to time. RFC anticipates that it will utilize its facility for short-term funding from time to time. (See Note 5 to the consolidated financial statements.)

FISCAL 1996 AND SUBSEQUENT ACTIVITY

  During fiscal year 1996, the Company took several steps to extend the maturity of its liabilities, reduce its reliance on unsecured short-term funding and increase its capital. These steps resulted in a net increase in capital of $6,508 million to $31,152 million at fiscal year end 1996. The additions to capital included net issuances of senior notes and subordinated debt aggregating $6,108 million.

  Subsequent to fiscal year end 1996, the Company and Morgan Stanley Finance plc, a U.K. subsidiary ("MS plc"), issued 8.03% Capital Units in an aggregate amount of $134 million. Each Capital Unit consists of (a) a Subordinated Debenture of MS plc guaranteed by the Company, and (b) a related Purchase Contract issued by the Company requiring the holder to purchase one Depositary Share representing shares (or fractional shares) of the Company's 8.03% Cumulative Preferred Stock.

  During fiscal 1996, the Company redeemed all 5,500,000 shares of its 9.36% Cumulative Preferred Stock at a redemption price of $25.156 per share, which reflects the stated value of $25 per share together with an amount equal to all dividends accrued and unpaid to, but excluding, the redemption date.

  Subsequent to fiscal year end 1996, the Company redeemed all 975,000 shares of its 8.88% Cumulative Preferred Stock at a redemption price of $201.632 per share, which reflects the stated value of $200 per share together with an amount equal to all dividends accrued and unpaid to, but excluding, the redemption date. In addition, the Company announced that it had called for redemption on May 30, 1997, all 750,000 shares of its 8-3/4% Cumulative Preferred Stock at a redemption price of $200 per share.

  During fiscal 1996, the Company issued 4,000,000 Depositary Shares, representing 1,000,000 shares of 7-3/4% Cumulative Preferred Stock, in an aggregate amount of $200 million. Each Depositary Share represents 1/4 of a share of such preferred stock.

  During fiscal 1996, the Company issued 6,900,000 Depositary Shares, representing 1,725,000 shares of Series A Fixed/Adjustable Rate Cumulative Preferred Stock ("FRAPS"), in the aggregate amount of $345 million. The FRAPS will pay a fixed dividend rate of 5.91% through 2001, after which it will pay a floating rate based upon certain U.S. Treasury securities. Each Depositary Share represents 1/4 of a share of such preferred stock.

  During fiscal 1996, the Company repurchased shares of its common stock at an aggregate cost of $1,133 million and an average cost per share of $26.96. Prior to the consummation of the Merger, both Morgan Stanley and Dean Witter Discover rescinded any outstanding share repurchase authorizations.

  At fiscal year end 1996, certain assets of the Company, such as real property, equipment and leasehold improvements of $1.7 billion, and goodwill and other intangible assets of $1.5 billion, are illiquid. In addition, certain equity investments made in connection with the Company's merchant banking and other principal investment activities, high-yield debt securities, emerging market debt, and certain collateralized mortgage obligations and mortgage-related loan products are not highly liquid. In connection with its merchant banking and other principal investment activities, the Company has equity investments (directly or indirectly through funds managed by the Company) in privately and publicly held companies. As of fiscal year end 1996, the aggregate carrying value of the Company's equity investments in privately held companies (including direct investments and partnership interests) was $107 million, and its aggregate investment in publicly held companies was $267 million.

  The Company acts as an underwriter of and as a market-maker in mortgage-backed pass-through securities, collateralized mortgage obligations and related instruments, and as a market-maker in commercial, residential and real estate loan products. In this capacity, the Company takes positions in market segments where liquidity can vary greatly from time to time. The carrying value of the portion of the Company's mortgage-related portfolio at fiscal year end 1996 traded in markets that the Company believed were experiencing lower levels of liquidity approximated $1,544 million.

  In addition, at fiscal year end 1996, the aggregate value of high-yield debt securities and emerging market loans and securitized instruments held in inventory was $1,635 million (a substantial portion of which was subordinated debt) with not more than 4%, 15% and 10% of all such securities, loans and instruments attributable to any one issuer, industry or geographic region, respectively. Non-investment grade securities generally involve greater risk than investment grade securities due to the lower credit ratings of the issuers, which typically have relatively high levels of indebtedness and are, therefore, more sensitive to adverse economic conditions. In addition, the market for non-investment grade securities and emerging market loans and securitized instruments has been, and may in the future be, characterized by periods of volatility and illiquidity. The Company has in place credit and other risk policies and procedures to control total inventory positions and risk concentrations for non-investment grade securities and emerging market loans and securitized instruments.

  The Company also has commitments to fund certain fixed assets and other less liquid investments, including at fiscal year end 1996 approximately $208 million in connection with its merchant banking and other principal investment activities. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients.

  The Company may, from time to time, also provide financing or financing commitments to companies in connection with its investment banking and merchant banking activities. The Company may provide extensions of credit to leveraged companies in the form of senior or subordinated debt, as well as bridge financing on a select basis (which may be in connection with the Company's commitment to the Morgan Stanley Bridge Fund, LLC).

  The Company also engages in senior lending activities, including origination, syndication and trading of senior secured loans of non-investment grade companies. Such companies are more sensitive to adverse economic conditions than investment grade issuers, but the loans are generally made on a secured basis and are senior to the non-investment grade securities of these issuers that trade in the capital markets. As of fiscal year end 1996, the aggregate value of senior secured loans and positions held by the Company was $178 million, and aggregate senior secured loan commitments were $42 million.

  The gross notional and fair value amounts of derivatives used by the Company for asset and liability management and as part of its trading activities are summarized in Notes 6 and 8, respectively, to the consolidated financial statements. See also "Derivative Financial Instruments" herein.

  The widespread use of computer programs that rely on two-digit date programs to perform computations and decision-making functions may cause computer systems to malfunction in the year 2000 which could lead to business delays and disruptions in the U.S. and internationally. The Company has been modifying its computer systems to address this issue. However, due to the interdependent nature of computer systems, the Company may be adversely impacted in the year 2000 depending on whether it or other entities not affiliated with the Company address this issue successfully.

REGULATORY CAPITAL REQUIREMENTS

  DWR, a registered broker dealer and a registered futures commission merchant, is subject to the minimum net capital requirements of the Securities and Exchange Commission ("SEC"). MS&Co. is a registered broker-dealer and a registered futures commission merchant and, accordingly, is subject to the minimum net capital requirements of the SEC and the Commodity Futures Trading Commission. MSIL, a London-based broker-dealer subsidiary, is regulated by the Securities and Futures Authority ("SFA") in the United Kingdom and, accordingly, is subject to the Financial Resources Requirements of the SFA. Morgan Stanley Japan Limited ("MSJL"), a Tokyo-based broker-dealer, is regulated by the Japanese Ministry of Finance. DWR, MS&Co., MSIL and MSJL have consistently operated in excess of their respective regulatory requirements (see Note 10 to the consolidated financial statements).

  Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their applicable local capital adequacy requirements. In addition, Morgan Stanley Derivative Products Inc., a triple-A rated subsidiary through which the Company conducts some of its derivative activities, has established certain operating restrictions which have been reviewed by various rating agencies.

EFFECTS OF INFLATION AND CHANGES IN FOREIGN EXCHANGE RATES

  Because the Company's assets to a large extent are liquid in nature, they are not significantly affected by inflation. However, inflation may result in increases in the Company's expenses, which may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets, on the value of financial instruments and the markets for consumer credit services, it may adversely affect the Company's financial position and profitability.

  A portion of the Company's business is conducted in currencies other than the U.S. dollar. Non-U.S. dollar assets typically are financed by direct borrowing or swap-based funding in the same currency. Changes in foreign exchange rates affect non-U.S. dollar revenues as well as non-U.S. dollar expenses. Those foreign exchange exposures that arise and are not hedged by an offsetting foreign currency exposure are actively managed by the Company to minimize risk of loss due to currency fluctuations.

DERIVATIVE FINANCIAL INSTRUMENTS

  The Company actively offers to clients and trades for its own account a variety of financial instruments described as "derivative products" or "derivatives". These products generally take the form of futures, forwards, options, swaps, caps, collars, floors, swap options and similar instruments which derive their value from underlying interest rates, foreign exchange rates or commodity or equity instruments and indices. All of the Company's trading-related divisions use derivative products as an integral part of their respective trading strategies, and such products are used extensively to manage the market exposure that results from a variety of proprietary trading activities (see Note 8 to the consolidated financial statements). In addition, as a dealer in certain derivative products, most notably interest rate and currency swaps, the Company enters into derivative contracts to meet a variety of risk management and other financial needs of its clients. Given the highly integrated nature of derivative products and related cash instruments in the determination of overall trading division profitability and the context in which the Company manages its trading areas, it is not meaningful to allocate trading revenues between the derivative and underlying cash instrument components. Moreover, the risks associated with the Company's derivative activities, including market and credit risks, are managed on an integrated basis with associated cash instruments in a manner consistent with the Company's overall risk management policies and procedures (see "Risk Management" herein). It should be noted that while particular risks may be associated with the use of derivatives, in many cases derivatives serve to reduce, rather than increase, the Company's exposure to losses from market, credit and other risks.

  The total notional value of derivative trading contracts outstanding at fiscal year end 1996 was $1,317 billion (as compared with $985 billion at fiscal year end 1995). While these amounts are an indication of the Company's degree of use of derivatives for trading purposes, they do not represent the Company's market or credit exposure and may be more indicative of customer utilization of derivatives. The Company's exposure to market risk relates to changes in interest rates, foreign currency exchange rates or the fair value of the underlying financial instruments or commodities. The Company's exposure to credit risk at any point in time is represented by the fair value of such contracts reported as assets. Such total fair value outstanding as of fiscal year end 1996 was $11.2 billion. Approximately $9.0 billion of that credit risk exposure was with counterparties rated single-A or better (see Note 8 to the consolidated financial statements).

  The Company also uses derivative products (primarily interest rate, currency and equity swaps) to assist in asset and liability management, reduce borrowing costs and hedge consumer loan interest rate spreads. (See Notes 5 and 6 to the consolidated financial statements.)

  The Company believes that derivatives are valuable tools that can provide cost-effective solutions to complex financial problems and remains committed to providing its clients with innovative financial products. The Company established Morgan Stanley Derivative Products Inc. to offer derivative products to clients who will enter into derivative transactions only with triple-A rated counterparties. In addition, the Company, through its continuing involvement with regulatory, self-regulatory and industry activities such as the International Swaps and Derivatives Association Inc.
(ISDA), the Securities Industry Association, the Group of 30 and the U.S. securities firms' Derivatives Policy Group, provides leadership in the development of policies and practices in order to maintain confidence in the markets for derivative products, which is critical to the Company's ability to assist clients in meeting their overall financial needs.

  The following discussion of risk management relates to the Company's securities businesses.

SECURITIES RISK MANAGEMENT

  Risk is an inherent part of the Company's businesses and activities. The extent to which the Company properly and effectively identifies, assesses, monitors and manages each of the various types of risks involved in its activities is critical to its soundness and profitability. The Company's broad-based portfolio of business activities helps reduce the impact that volatility in any particular area or related areas may have on its net revenues as a whole. From an operational perspective, the Company seeks to identify, assess, monitor and manage, in accordance with defined policies and procedures, the following principal risks involved in each area of business activity: market risk, credit risk, operational risk, legal risk and funding risk (discussed in "Liquidity and Capital Resources--Funding and Capital Policies" herein).

  Risk management at the Company is an integrated process with independent oversight which requires constant communication, judgment and knowledge of specialized products and markets. The Company's senior management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. In recognition of the increasingly varied and complex nature of the financial services business, the Company's risk management policies and procedures are evolutionary in nature and are subject to ongoing review, modification and revision.

  The Company has developed a multi-tiered approach for monitoring and managing its risks. The Finance and Risk Committee, authorized by the Company's Board of Directors, is chaired by the Company's Chief Financial Officer and is composed of senior officers with familiarity and expertise in dealing with risk management principles. It establishes the overall risk management policies of the Company, reviews the Company's performance relative to these policies, allocates capital among business activities of the Company, monitors the availability of sources of financing, reviews the foreign exchange risk of the Company, and oversees the liquidity and interest rate sensitivity of the Company's asset and liability position (see also "Liquidity and Capital Resources--Funding and Capital Policies" herein). The Firm Risk Manager heads the Firm Risk Management Group (described below) which assists senior management and the Finance and Risk Committee in establishing, monitoring and controlling the Company's overall risk profile. With respect to the Company's major trading divisions (fixed income, equity, commodities and foreign exchange), division risk managers monitor and manage positions and set the overall division risk profile on a worldwide basis within established market risk limits, review major trading positions and strategies, and report major market and position events to the Firm Risk Manager. Desk risk managers perform similar functions with respect to a product area or particular product at the business unit and trading desk level.

  The Firm Risk Management Group, which has operational responsibility for identifying, monitoring and reporting to senior management on the Company's exposure to risk, consists of three departments that are all independent of the Company's business areas: the Market Risk Department monitors the Company's market risk profile on a worldwide basis, which includes all divisional, geographic and product-line market risks; the Credit Department manages and monitors counterparty exposure limits on a worldwide basis; and the Internal Audit Department, which also reports to the Audit Committee of the Board of Directors, assesses the Company's operations and control environment through periodic examinations of business and operational areas.

  During fiscal 1996, the Company established a Risk Management Advisory Board which advises the Firm Risk Management Group on risk measurement methodologies, models and systems and establishes review procedures for models used by the Company for valuation and risk measurement. Other departments within the Company that also are independent of the Company's business areas and are actively involved in monitoring the Company's risk profile include:
Controllers, Corporate Treasury, Information Technology, Legal and Compliance, Tax and Operations.

  The Company also has certain commitment committees, composed of a cross section of the Company's senior officers from various disciplines, that are involved in managing and monitoring the risks associated with the Company's diverse businesses. The High-Yield Commitment Committee and Equity Commitment Committee determine whether the Company should participate in a transaction involving the underwriting or placement of high-yield or equity securities, respectively, where the Company's capital and reputation may be at risk, and evaluate the potential revenues and risks involved with respect to particular transactions.

  The Company manages the various risks associated with its activities on a Company-wide basis, on a divisional level worldwide and on an individual product basis. Specific market risk guidelines and limits have been approved for the Company and each trading division of the Company worldwide by the Finance and Risk Committee. Discrete market risk limits are assigned to business units and trading desks within trading areas which are compatible with the trading division limits. Division risk managers, desk risk managers and the Market Risk Department all monitor market risk measures against limits. The Market Risk Department independently reviews the Company's trading portfolios on a regular basis from a market risk perspective which includes value at risk and other quantitative and qualitative risk measurements and analyses. The Company may use measures, such as rate sensitivity, convexity, volatility and time decay measurements, to estimate market risk and to assess the sensitivity of positions to changes in market conditions. Stress testing, which measures the impact on the value of existing portfolios of specified changes in market factors, for certain products is performed periodically and reviewed by division risk managers, desk risk managers and the Market Risk Department.

  The Finance and Risk Committee has approved Company-wide credit guidelines which limit the Company's credit exposure to any one counterparty. Specific credit risk limits based on the credit guidelines also have been approved by the Finance and Risk Committee for each type of counterparty (by rating category) as well as secondary positions of high-yield and emerging market debt, and the Credit Department administers and monitors the credit limits among trading divisions on a worldwide basis. The Company manages the credit exposure relating to its trading activities by reviewing counterparty financial soundness periodically; entering into master netting agreements and collateral arrangements with counterparties in appropriate circumstances; and limiting the duration of exposure. In certain cases, the Company may also close out transactions or assign them to other counterparties to mitigate credit risk.

  In addition, the Company's Controllers and Operations Departments monitor position, profit/loss and balance sheet information through reconciliation procedures, and analyze business unit profitability, position market prices and aged positions. The Company also has established legal standards and procedures on a worldwide basis that are designed to ensure compliance with applicable statutory and regulatory requirements and that senior management's policies relating to conduct, ethics and business practices are followed to protect client interests and maintain the Company's reputation and business franchise.

  Many of the Company's risk management and control practices are subject to periodic review by the Company's internal auditors and independent accountants, as well as interactions with various regulatory authorities. The Company continues to be committed to employing qualified personnel with appropriate expertise in each of its various administrative and business areas to implement effectively the Company's risk management and monitoring systems and processes.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.
                             (PARENT COMPANY ONLY)

            SUPPLEMENTAL CONDENSED STATEMENTS OF FINANCIAL CONDITION
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                              AT FISCAL YEAR
                                                                    END
                                                              ----------------
                                                               1996     1995
                                                              -------  -------
ASSETS:
Cash and interest-bearing equivalents........................ $    12  $    61
Financial instruments owned..................................     700      543
Advances to subsidiaries.....................................  53,821   38,869
Investment in subsidiaries, at equity........................  10,343    8,001
Other assets.................................................     988      625
                                                              -------  -------
      Total assets........................................... $65,864  $48,099
                                                              =======  =======
LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term borrowings........................................ $20,458  $14,004
Payables to subsidiaries.....................................  12,001    8,366
Other liabilities and accrued expenses.......................     720      701
Long-term borrowings.........................................  20,983   15,020
                                                              -------  -------
                                                               54,162   38,091
                                                              -------  -------
Commitments and contingencies
Shareholders' equity:
  Preferred stock............................................   1,223      818
  Common stock(1) ($0.01 par value, 1,490,000,000 shares au-
   thorized, 611,314,509 and 610,657,854 shares issued,
   572,682,876 and 593,760,860 shares outstanding at fiscal
   year end 1996 and 1995)...................................       6        6
  Paid-in capital(1) ........................................   4,007    3,607
  Retained earnings..........................................   7,477    5,981
  Cumulative translation adjustments.........................     (11)      (9)
                                                              -------  -------
    Subtotal.................................................  12,702   10,403
  Note receivable related to sale of preferred stock to ESOP.     (78)     (89)
  Common stock held in treasury, at cost(1) ($0.01 par value,
   38,631,633 and 16,896,994 shares at fiscal year end 1996
   and 1995).................................................  (1,005)    (361)
  Stock compensation related adjustments.....................      83       55
                                                              -------  -------
    Total shareholders' equity...............................  11,702   10,008
                                                              -------  -------
      Total liabilities and shareholders' equity............. $65,864  $48,099
                                                              =======  =======

--------
(1)Amounts have been restated to reflect the Company's two-for-one stock splits.

         See Notes to the Supplemental Condensed Financial Information.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.
                             (PARENT COMPANY ONLY)

                  SUPPLEMENTAL CONDENSED STATEMENTS OF INCOME
                             (DOLLARS IN MILLIONS)

                                                             FISCAL YEAR
                                                         ---------------------
                                                          1996    1995   1994
                                                         ------  ------ ------
REVENUES:
Interest and dividends.................................. $4,166  $3,090 $2,195
Principal transactions..................................    (64)     30    (17)
Fiduciary fees..........................................     21      17     13
Other...................................................      5       3     14
                                                         ------  ------ ------
  Total revenue.........................................  4,128   3,140  2,205
Interest expense........................................  3,624   2,345  1,494
Expense excluding interest..............................      5      14     18
                                                         ------  ------ ------
Income before income tax provision and equity in earn-
 ings of subsidiaries...................................    499     781    693
Income tax provision....................................     24      26     39
                                                         ------  ------ ------
Income before equity in earnings of subsidiaries........    475     755    654
                                                         ------  ------ ------
Equity in earnings of subsidiaries, net of tax..........  1,505     710    603
                                                         ------  ------ ------
Net income.............................................. $1,980  $1,465 $1,257
                                                         ======  ====== ======
Preferred stock dividend requirements................... $   66  $   65 $   65
                                                         ======  ====== ======
Earnings applicable to common shares.................... $1,914  $1,400 $1,192
                                                         ======  ====== ======


         See Notes to the Supplemental Condensed Financial Information.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.
                             (PARENT COMPANY ONLY)

                SUPPLEMENTAL CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                          FISCAL YEAR
                                                   ---------------------------
                                                     1996      1995     1994
                                                   --------  --------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................... $  1,980  $  1,465  $ 1,257
  Adjustments to reconcile net income to net cash
   used for operating activities:
    Non-cash charges (credits) included in net
     income:
      Deferred income taxes.......................      (62)      (17)       8
      Compensation payable in common or preferred
       stock......................................      513       353      432
      Equity in subsidiaries' earnings, net of
       dividend...................................    1,191       574      972
    (Increase) decrease in assets:
      Financial instruments owned.................     (157)       99       31
      Other assets................................     (336)     (596)     115
    Increase in liabilities:
      Payables to subsidiaries....................    3,635     7,089      680
      Other liabilities and accrued expenses, net
       of deferred liabilities....................      175       321       20
                                                   --------  --------  -------
  Net cash provided by operating activities.......    6,939     9,288    3,515
                                                   --------  --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investments in and advances to subsidiaries, at
   equity.........................................  (17,216)  (15,724)  (5,242)
  Purchase of Miller Anderson, net of cash
   acquired.......................................     (200)      --       --
  Purchase of Van Kampen, net of cash acquired....     (986)      --       --
                                                   --------  --------  -------
  Net cash used for investing activities..........  (18,402)  (15,724)  (5,242)
                                                   --------  --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds related to short-term borrowings...    6,369     4,666   (1,683)
  Proceeds from:
    Issuance of common stock......................      156       121       37
    Issuance of 7- 3/4% Cumulative Preferred
     Stock........................................      197       --       --
    Issuance of Series A Fixed/Adjustable Rate
     Cumulative Preferred Stock...................      343       --       --
    Issuance of long-term borrowings..............    8,561     3,749    5,303
  Payments for:
    Repurchase of common stock....................   (1,133)     (267)    (326)
    Repayments of long-term borrowings............   (2,629)   (1,603)  (1,307)
    Redemption of 9.36% Cumulative Preferred
     Stock........................................     (137)      --       --
    Cash dividends................................     (313)     (235)    (233)
                                                   --------  --------  -------
  Net cash provided by financing activities.......   11,414     6,431    1,791
                                                   --------  --------  -------
Net increase (decrease) in cash and interest-
 bearing equivalents..............................      (49)       (5)      64
Cash and interest-bearing equivalents, at
 beginning of year................................       61        66        2
                                                   --------  --------  -------
Cash and interest-bearing equivalents, at end of
 year............................................. $     12  $     61  $    66
                                                   ========  ========  =======

         See Notes to the Supplemental Condensed Financial Information.

                  MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.
                             (PARENT COMPANY ONLY)

             NOTES TO SUPPLEMENTAL CONDENSED FINANCIAL INFORMATION

1. INTRODUCTION AND BASIS OF PRESENTATION

 The Merger

  On May 31, 1997, Morgan Stanley Group Inc. ("Morgan Stanley") was merged with and into Dean Witter, Discover & Co. ("Dean Witter Discover") (the "Merger"). At that time, Dean Witter Discover changed its corporate name to Morgan Stanley, Dean Witter, Discover & Co. (the "Company"). In conjunction with the Merger, each share of Morgan Stanley common stock then outstanding was converted into the right to receive 1.65 shares of the Company's common stock (the "Exchange Ratio"), and each share of Morgan Stanley preferred stock was converted into the right to receive one share of a corresponding series of preferred stock of the Company. The Merger was treated as a tax free exchange.

 Basis of Financial Information

  The supplemental condensed financial statements of Morgan Stanley, Dean Witter, Discover & Co. (the "Parent Company financial statements") give retroactive effect to the merger of Dean Witter Discover and Morgan Stanley in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Dean Witter Discover and Morgan Stanley had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The Parent Company financial statements do not extend through the date of consummation. However, they will become the historical condensed financial statements of Morgan Stanley, Dean Witter, Discover & Co. (the "Parent Company") after financial statements covering the date of consummation of the business combination are issued. The Parent Company financial statements, including the notes thereto, should be read in conjunction with historical condensed financial statements of Dean Witter Discover (Parent Company Only) and Morgan Stanley (Parent Company Only), included in their Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and November 30, 1996, respectively, and should also be read in conjunction with the supplemental consolidated financial statements of the Company and notes thereto found elsewhere in this Current Report on Form 8-K.

  Prior to the consummation of the Merger, Dean Witter Discover's fiscal year ended on December 31 and Morgan Stanley's fiscal year ended on November 30. In recording the pooling of interests combination, Dean Witter Discover's financial statements for the fiscal years ended December 31, 1996, 1995 and 1994 were combined with Morgan Stanley's financial statements for the fiscal years ended November 30, 1996, 1995 and 1994 (on a combined basis, "fiscal year 1996", "fiscal year 1995" and "fiscal year 1994", respectively.)

  Certain reclassifications have been made to prior years amounts to conform to the current presentation.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Morgan Stanley, Dean Witter, Discover & Co.

  We have audited the accompanying supplemental consolidated statements of financial condition of Morgan Stanley, Dean Witter, Discover & Co. and subsidiaries at fiscal year end 1996 and 1995, and the related supplemental consolidated statements of income, cash flows and changes in shareholders' equity for fiscal year 1996, 1995 and 1994. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the consolidated statement of financial condition of Morgan Stanley Group Inc. and subsidiaries as of November 30, 1996 and 1995, or the related statements of income, cash flows and changes in shareholders' equity for the years ended November 30, 1996, 1995 and 1994, which statements reflect total assets of $196,446 million and $143,753 million as of November 30, 1996 and 1995, respectively, and total revenues of $13,144 million, $10,797 million and $9,255 million for the years ended November 30, 1996, 1995 and 1994, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Morgan Stanley Group Inc. and subsidiaries for such periods, is based solely on the report of such other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  The supplemental consolidated financial statements give retroactive effect to the merger of Dean Witter, Discover & Co. and Morgan Stanley Group Inc., which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Morgan Stanley, Dean Witter, Discover & Co. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

  In our opinion, based on our audits and the report of the other auditors, the accompanying supplemental consolidated financial statements present fairly, in all material respects, the consolidated financial position of Morgan Stanley, Dean Witter, Discover & Co. and subsidiaries at fiscal year end 1996 and 1995, and the consolidated results of their operations and their cash flows for fiscal year 1996, 1995 and 1994, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

  Our audits also included the supplemental financial statement schedules relating to Morgan Stanley, Dean Witter, Discover & Co. (Parent Company Only). These supplemental financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, based on our audits and the report of the other auditors, such supplemental financial statement schedules, when considered in relation to the supplemental consolidated financial statements taken as a whole, present fairly in all material respects the information set forth herein.

                                              /s/ Deloitte & Touche LLP

New York, New York
May 31, 1997

Report of Independent Auditors

The Stockholders and
Board of Directors of
Morgan Stanley Group Inc.

  We have audited the Consolidated Statement of Financial Condition of Morgan Stanley Group Inc. as of November 30, 1996 and 1995 and the related Consolidated Statements of Income, Cash Flows and Changes in Stockholders' Equity for each of the three years in the period ended November 30, 1996 (not presented separately herein). Our audits also included the schedule of parent company stand alone financial statements of Morgan Stanley Group Inc. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Morgan Stanley Group Inc. at November 30, 1996 and 1995, and the consolidated results of operations and cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                              /s/ Ernst & Young LLP
New York, New York
May 27, 1997

                                                                      EXHIBIT 11


                  Morgan Stanley, Dean Witter, Discover & Co.
                       Computation of Earnings Per Share
                (In millions, except share and per share data)

                                                    First Fiscal Quarter                        Fiscal Year
                                                ----------------------------    --------------------------------------------
                                                    1997            1996            1996            1995            1994
                                                ------------    ------------    ------------    ------------    ------------
Primary:

Common Stock and common stock equivalents:
  Average common shares outstanding             580,026,373     589,038,824     581,090,678     594,028,529     594,443,781
  Average common shares issuable
   under employee benefit plans                  20,550,891      17,547,119      13,387,857      14,217,904      12,277,681
                                                -----------     -----------     -----------     -----------     -----------

     Total average common and common
       equivalent shares outstanding /(1)/      600,577,264     606,585,943     594,478,535     608,246,433     606,721,462
                                                ===========     ===========     ===========     ===========     ===========

Earnings:
  Net income                                           $592            $519          $1,980          $1,465          $1,257
  Less: Preferred stock dividend
        requirements                                     19              16              66              65              65
                                                -----------     -----------     -----------     -----------     -----------

    Earnings applicable to common shares               $573            $503          $1,914          $1,400          $1,192
                                                ===========     ===========     ===========     ===========     ===========

Primary earnings per share /(1)/                      $0.95           $0.83           $3.22           $2.30           $1.96
                                                ===========     ===========     ===========     ===========     ===========

Fully diluted:

Common stock and common stock equivalents:
  Average common shares outstanding             580,026,373     589,038,824     581,090,678     594,028,529     594,443,781
  Average common shares issuable
   under employee benefit plans                  21,080,066      19,377,913      17,609,204      15,588,911      12,283,047
Common shares issuable upon conversion
   of ESOP preferred stock                       12,195,627      12,390,667      12,312,219      12,481,428      12,581,699
                                                -----------     -----------     -----------     -----------     -----------

     Total average common and common
       equivalent shares outstanding /(1)/      613,302,066     620,807,404     611,012,101     622,098,868     619,308,527
                                                ===========     ===========     ===========     ===========     ===========

Earnings:
  Net income                                           $592            $519          $1,980          $1,465          $1,257
  Less: Preferred stock dividend
        requirements                                     18              15              62              62              62
                                                -----------     -----------     -----------     -----------     -----------

    Earnings applicable to common shares               $574            $504          $1,918          $1,403          $1,195
                                                ===========     ===========     ===========     ===========     ===========

Fully diluted earnings per share /(1)/                $0.94           $0.81           $3.14           $2.25           $1.93
                                                ===========     ===========     ===========     ===========     ===========

/(1)/ Historical share and per share amounts have been restated to reflect the Company's two-for-one stock splits.

                                                                      EXHIBIT 12

                  MORGAN STANLEY, DEAN WITTER DISCOVER & CO.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                  First Fiscal Quarter                  Fiscal Year
                                                 ----------------------     -----------------------------------
                                                    1997         1996         1996        1995          1994
                                                 ----------    --------     --------    --------      --------
Earnings
  Income before income taxes                         $   964    $   840      $  3,117   $  2,292      $  1,962
  Interest expense                                     2,697      2,250         8,934      8,190         6,697
  Interest factor in rent expense                         24         24            92         95            90
                                                     -------    -------      --------   --------      --------

      Total earnings                                 $ 3,685    $ 3,114      $ 12,143   $ 10,577      $  8,749
                                                     =======    =======      ========   ========      ========

1. Ratio of earnings to fixed charges:
Fixed charges
  Interest expense                                     2,697      2,250         8,934      8,190         6,697
  Interest factor in rent expense                         24         24            92         95            90
                                                     -------    -------      --------   --------      --------

      Total fixed charges                            $ 2,721    $ 2,274      $  9,026   $  8,285      $  6,787
                                                     =======    =======      ========   ========      ========

Ratio of earnings to fixed charges:                      1.4        1.4           1.3        1.3           1.3
                                                     =======    =======      ========   ========      ========

2. Ratio of earnings to fixed charges and preferred
    stock dividends
  Interest expense                                     2,697      2,250         8,934      8,190         6,697
  Interest factor in rent expense                         24         24            92         95            90
  Preferred stock dividends                               31         26           101         95            94
                                                     -------    -------      --------   --------      --------

      Total fixed charges                            $ 2,752    $ 2,300      $  9,127   $  8,380      $  6,881
                                                     =======    =======      ========   ========      ========

Ratio of earnings to fixed charges and preferred         1.3        1.4           1.3        1.3           1.3
 stock dividends                                     =======    =======      ========   ========      ========

"Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor.